Exhibit (d)
This description of KfW and the Federal Republic of Germany is dated May 19, 2006 and appears as Exhibit (d) to the Annual Report on Form 18-K of KfW for the fiscal year ended December 31, 2005.

     THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF KFW OR KFW INTERNATIONAL FINANCE INC. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
     In this description, references to “€”, “euro” or “EUR” are to the single European currency of the Member States of the European Union participating in the euro and references to “U.S. dollars”, “$” or “USD” are to United States dollars. See “The Federal Republic of Germany — Monetary and Financial System — Foreign Exchange Rates and Controls” for information regarding the rates of conversion of the euro into United States dollars for the period 2000 through 2004 and “The Federal Republic of Germany — General — The European Union and European Integration” for a discussion of the introduction of the euro.
     At May 18, 2006, the noon buying rate for cable transfers in New York City payable in euro was EUR 1.2795 per U.S. dollar ($0.7816 per euro).
     In this document, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The terms “KfW Bankengruppe” and “group” refer to KfW and its consolidated subsidiaries.
EXCHANGE RATE INFORMATION
     We file reports with the Securities and Exchange Commission giving financial and economic data expressed in euro.
     The following table shows the average noon buying rates for euro, expressed as U.S. dollars per €1.00, for the periods and dates indicated.

Year ended December 31,	Period end	Average (1)	High	Low
2001	0.8901	0.8909	0.9535	0.8370
2002	1.0485	0.9495	1.0485	0.8594
2003	1.2597	1.1411	1.2597	1.0361
2004	1.3538	1.2478	1.3625	1.1801
2005	1.1842	1.2400	1.3476	1.1667

Quarter ended March 31,	Period end	Average (1)	High	Low
2006	1.2139	1.2074	1.2287	1.1860

(1)	The average of the noon buying rates on the last business day of each month during the relevant period.
     No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into euro or U.S. dollars, as the case may be, at any particular rate.
     There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic of Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic of Germany must report to the Deustche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic of Germany if such payment exceeds EUR 12,500 (or the equivalent in a foreign currency).

RECENT DEVELOPMENTS
KfW
KfW’s Results for Three Months Ended March 31, 2006
     The following information is based on unaudited financial information. This information is not necessarily indicative of the figures of KfW Bankengruppe for the full year.
     For the three months ended March 31, 2006, the group’s total assets increased by 5%, or EUR 17.6 billion, to EUR 358.7 billion, compared with EUR 341.1 billion for the year ended December 31, 2005. The group’s income from current operations before risk provisions and valuations increased by EUR 42 million to EUR 360 million for the first three months of 2006, compared with EUR 318 million for the first three months of 2005.
     The following table sets forth a breakdown by category of KfW’s commitments for loans, grants and guarantees during the first three months of 2006 as compared with the first three months of 2005.

	Three months
	ended March 31,
	2005	2006
	(EUR in billions)
Commitments
Investment finance in the Federal Republic and elsewhere in Europe (1)	9.9	13.5
KfW Mittelstandsbank (KfW SME Bank)	4.2	4.9
of which:
Loans	2.8	2.9
Guarantees and securitizations (2)	1.4	2.0
KfW Förderbank (KfW Promotional Bank)	5.6	8.6
of which:
Loans	5.6	8.6
Securitization commitments	—	—
KfW IPEX-Bank	2.1	3.5
KfW Entwicklungsbank (KfW Development Bank)	0.3	0.2

Total	12.3	17.2

(1)	Commitments represent the volume of funds committed for loans and other business transactions in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years.

Discrepancies in the totals are due to rounding.

(2)	Includes guarantees in the amount of EUR 3 million in 2006 and EUR 10 million in 2005, and new commitments in connection with credit default swaps in the amount of EUR 2,017 million in 2006 and EUR 1,388 million in 2005.
     Overall commitments for investment finance increased by EUR 3.6 billion.
     Commitments by KfW Mittelstandsbank increased by EUR 0.7 billion to EUR 4.9 billion in the first quarter of 2006 compared to the previous year’s first quarter, mainly due to two large securitization transactions in the first quarter of 2006.
     The volume of commitments under the loan programs of KfW Förderbank amounted to EUR 8.6 billion in the first quarter of 2006 compared to EUR 5.6 billion for the same period in 2005. This increase was due to an increase in loans for housing linked to the promotional initiative “Housing, Environment, Growth” which the Federal Government and KfW launched on February 1, 2006. Also, new commitments for global loans to Landesförderinstitute amounted to EUR 3.1 billion in the first quarter of 2006 compared to EUR 2.0 billion for the same period in 2005.
     Commitments of KfW IPEX-Bank during the first three months of 2006 amounted to EUR 3.5 billion compared with EUR 2.1 billion for the first three months of 2005. The marked increase is primarily due to commitments to participate in two major corporate acquisition transactions in Europe. EUR 2.0 billion of these commitments related to KfW IPEX-Bank’s domestic business and EUR 1.5 billion to commitments outside

Germany. As in previous years, financing outside Germany were concentrated heavily in Europe (76% of new commitments), followed by Asia (14%) and North and Latin America (together 9%). New commitments were particularly strong in the energy, environmental protection, manufacturing industries and shipping sectors.
     The volume of commitments under the programs of KfW Entwicklungsbank amounted to EUR 0.2 billion in the first three months of 2006, compared with EUR 0.3 billion in the first three months of 2005.
Sources of Funds
     The volume of funding raised in the capital markets for the first three months of 2006 was EUR 18.4 billion (excluding credit-linked certificates of indebtedness in the amount of EUR 0.3 billion), of which 45% was raised in euro and the remainder in 16 other currencies.
Capitalization and Indebtedness of KfW Bankengruppe as of March 31, 2006

As of
March 31, 2006
(EUR in millions)
Short-term indebtedness(1)	82,507

Long-term borrowings(2) from Federal Government	12,242
ERP Special Fund	13,285
Banks	14,164
Other lenders	11,090

Total long-term borrowings	50,781
Bonds(2)	182,770

Total long-term debt	233,551

Equity
Paid-in capital(3)	3,300
Reserves(4)	5,917
Fund for general bank risks	4,925

Total equity	14,142
Total capitalization	330,200

(1)	With a remaining term of one year or less.

(2)	With remaining terms of more than one year.

(3)	KfW’s equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounts to EUR 3,750 million. EUR 3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)	Consists of capital reserves of EUR 1,604 million, retained earnings of EUR 3,597 million and reserves from the ERP Special Fund of EUR 716 million.
     The short-term indebtedness and capitalization of KfW Bankengruppe as of March 31, 2006 are not necessarily indicative of the group’s short-term indebtedness and capitalization as of December 31, 2006.
Recent Privatization Transaction
     On April 24, 2006, KfW sold 191.7 million shares of Deutsche Telekom AG, representing approximately 4.6% of the registered share capital of Deutsche Telekom AG. The price per share was EUR 14 per share, resulting in a total sales price of approximately EUR 2.68 billion. The transaction has reduced KfW’s stake in Deutsche Telekom AG to approximately 17.5%. To KfW’s knowledge, the Federal Republic continued to hold approximately 15.4% of Deutsche Telekom AG’s share capital as of April 24, 2006.

The Federal Republic of Germany
     The Federal Republic’s real GDP (adjusted for seasonal and calendar effects) rose 0.4% in the first quarter of 2006 on the previous quarter, following a period of stagnation at the end of 2005. Both domestic and foreign demand contributed to economic growth, in particular final consumption expenditure of households and non-profit institutions serving households and gross fixed capital formation in machinery and equipment.
     The inflation rate (defined as year-on-year change in the consumer price index) was 2.2% in the fourth quarter of 2005, driven mainly by sharp increases in the prices of energy and tobacco products.
     The seasonally adjusted unemployment rate, according to the national definition used by the Federal Employment Agency, was 11.4% in the first quarter of 2006, showing no change from 11.4% in the fourth quarter of 2005.
     As of February 28, 2006, the accumulated current account surplus amounted to EUR 17.2 billion, compared with EUR 17.2 billion as of February 28, 2005.
Sources:
Statistisches Bundesamt, First release of data on the economic performance in the 1st quarter of 2006, Press release, 11 May 2006 (http://www.destatis.de/presse/englisch/pm2006/p2000121.htm);
Deutsche Bundesbank, Monthly Report February, p. 7;
Deutsche Bundesbank, Monatsbericht April 2006, p. 6, *68.

KFW
GENERAL
Overview
     KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government. KfW operates under the umbrella brand name KfW Bankengruppe. It conducts its business in the following four areas, which operate under the brand names noted in italics:
•	Investment finance:
•	KfW Förderbank (KfW Promotional Bank), offering financing products for housing, environmental, education and infrastructure projects;

•	KfW Mittelstandsbank (KfW SME Bank), promoting small and medium-sized enterprises (“SMEs”), business founders, start-ups and self-employed professionals;
•	Export and project finance:
•	KfW IPEX-Bank, offering customized financing for exports and project and corporate financings world-wide;
•	Financial cooperation:
•	KfW Entwicklungsbank (KfW Development Bank), dealing with KfW’s public sector development cooperation activities;

•	DEG (DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, German Investment and Development Company), financing private-sector investments in developing countries; and
•	Advisory and other services.
     At December 31, 2005, KfW Bankengruppe had total assets of EUR 341.1 billion, including EUR 254.8 billion in loans outstanding. In addition, KfW Bankengruppe had EUR 74.2 billion in guarantees outstanding, of which an amount of EUR 68.4 billion relate to its PROMISE and PROVIDE securitization programs. Of its EUR 254.8 billion in outstanding loans at December 31, 2005, EUR 187.1 billion were for investment finance, EUR 46.1 billion for export and project finance, and EUR 21.5 billion for financial cooperation.
     KfW’s offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.
Ownership, Legal Status and Relationship with the Federal Republic
     Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (each a “Land” and together, the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been, and are expected to continue to be, made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.
     Legal Status. KfW is organized under the Law Concerning Kreditanstalt für Wiederaufbau (the “KfW Law”) as a public law institution with unlimited duration. As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes (although certain of its subsidiaries are) and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.
     Guarantee of the Federal Republic. The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, or if KfW fails to make any payment required to be made under KfW’s guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under this statutory guarantee ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered.
     Institutional Liability (“Anstaltslast”). Under the German administrative law principle of Anstaltslast, the Federal Republic has an obligation to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.
     Understanding with the European Commission. In order to clarify that the Federal Republic’s responsibility for KfW’s obligations is compatible with prohibitions under European Union (“EU”) law against state aid, the German Federal Ministry of Finance and the European Commissioner for Competition held discussions which were formalized in an understanding reached on March 1, 2002. In the understanding, it was agreed that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from Anstaltslast and the statutory guarantee of the Federal Republic. The understanding acknowledges that KfW’s role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its co-operation with developing countries, is promotional and thus compatible with EU rules.
     However, in the area of export and project finance, the understanding with the Commission requires KfW to transfer to a legally separate subsidiary that portion of export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. While the legislative basis for the establishment of the subsidiary and the transfer of such export and project financing activities had to be adopted by March 31, 2004, the actual transfer of such activities to the subsidiary must be effected by December 31, 2007. As from that date, KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefits of Anstaltslast or the statutory guarantee. The subsidiary will have to obtain a banking license, be subject to the German Banking Act and be required to pay corporate taxes. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:
•	implementation of international promotional programs, such as the interest-rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus);

•	participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions,

and sole financing activities in countries in which sufficient sources of financing do not exist; and

•	participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.
     In accordance with the rules of the EC Treaty, the Commission transformed the understanding into a “decision” of the Commission. The Federal Republic has formally accepted the decision with respect to the understanding. Part of the Promotional Bank Restructuring Act (Förderbankenneustrukturierungsgesetz) implemented the understanding with the Commission and amended the KfW Law and by-laws accordingly. For more information on KfW’s spin-off of KfW IPEX-Bank, see “Business — KfW IPEX-Bank”.
     Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW’s compliance with applicable laws and KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Managing Directors or the Board of Supervisory Directors of KfW. KfW’s overall activities are supervised by its Board of Supervisory Directors, which was enlarged pursuant to the Promotional Bank Restructuring Act and now consists of seven Federal Ministers, seven appointees of the Bundesrat, seven appointees of the Bundestag and representatives of various sectors and institutions of the German economy. For more information on the Board of Managing Directors and the Board of Supervisory Directors, see “Management”.
     In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is also subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätze-Gesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed in such a way as to enable the Board of Supervisory Directors, the responsible Federal Department, and the Federal Court of Auditors to form their own opinions and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.
     Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.
Corporate Background
     KfW was established in 1948 by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic. Originally, KfW’s purpose was to distribute and lend funds of the European Recovery Program (the “ERP”or Marshall Plan). Even today, several of KfW’s programs to promote the German economy are financed using funds from the so-called “ERP Special Fund”. KfW has expanded and internationalized its operations over the last decades. In 1994, following the re-unification of the Federal Republic and the former German Democratic Republic (“GDR”), KfW succeeded to the operations of the former Staatsbank of the GDR (“Staatsbank”) which was located in Berlin.
     In September 2001, KfW acquired Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”) from the Federal Republic. DEG is a limited liability corporation that acts as the German development finance institution for the promotion of private enterprises in developing countries and countries in transition.
     In 2003, the former Deutsche Ausgleichsbank (“DtA”), which was based in Bonn, merged into KfW. DtA was formed in 1950 as a public law institution and promotional bank particularly active in the area of lending to SMEs and start-up businesses. The merger was accomplished through the Promotional Bank Restructuring Act and was designed to restructure and simplify promotional banking in the Federal Republic and harmonize it with the understanding reached with the European Commission. The Promotional Bank Restructuring Act became effective on August 22, 2003 and implemented the merger of DtA into KfW with retroactive effect as of January 1, 2003. The merger was effected by a transfer of the Federal Republic’s shares in DtA into a special capital reserve of KfW. In connection with the combination of the separate KfW and DtA SME businesses, the new separately-branded KfW Mittelstandsbank was created to serve as a platform for all SME related financing instruments. In addition, a Mittelstandsrat (SME advisory council) was established at KfW, which consults and decides on proposals concerning KfW’s SME-related business, taking into consideration KfW’s overall business plan. The Mittelstandsrat is chaired by the Federal Minister of Economics and Technology and includes other members of the Federal Government.

BUSINESS
     KfW Bankengruppe conducts its business in four principal areas: investment finance; export and project finance; financial cooperation; and advisory and other services. The following table shows the relative size of each of the investment finance, export and project finance and financial cooperation areas in terms of total loans outstanding and total loan commitments for each of the years indicated. The table also shows securitization commitments outstanding and securitization transactions made in each year. No loans or loan commitments are made in the advisory and other services area, given the nature of its business.
Loans Outstanding And Loan Commitments By Business Area and securitization

	As of December 31,
	2005	2004
	(EUR in millions)
Loans outstanding
Investment finance (1)	187,135	182,895
Export and project finance	46,114	46,387
Financial cooperation (1)	21,521	21,920
Total	254,770	251,202

Loan commitments(2)
Investment finance	33,973	33,271
Export and project finance	11,984	11,820
Financial cooperation	1,718	1,775
Total	47,675	46,866

Securitization commitments outstanding(3)	70,339	57,124
Securitization transactions (4) (5)	20,088	15,003

(1)	Since 2005, outstanding loans extended by the former Staatsbank have been included in financial cooperation. The previous year’s figures have been restated accordingly.

(2)	Commitments represent the volume of funds committed for loans and other business transactions (including guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not add due to rounding.

(3)	Includes commitments in connection with credit default swaps in the amount of EUR 68,413 million in 2005 and EUR 56,361 million in 2004, as well as irrevocable loan commitments in the amount of EUR 1,926 million in 2005 and EUR 763 million in 2004. For more information on KfW’s securitization activities, see “– Investment Finance – Securitization Programs”, “Notes to Financial Statements – Other Required Notes on the Liabilities – Contingent Liabilities” and “Notes to Financial Statements – Other Required Notes on the Liabilities – Other Obligations”.

(4)	Includes only transactions under the synthetic programs PROVIDE, PROMISE and its variations. For more information on these programs, see “– Investment Finance – Securitization Programs”.

(5)	Includes new commitments in connection with credit default swaps in the amount of EUR 19,536 million in 2005 and EUR 15,003 million in 2004, as well as new irrevocable commitments in the amount of EUR 552 million in 2005 (zero in 2004).
Investment Finance
     Within its investment finance business, KfW offers a broad range of loan programs in Germany and elsewhere in Europe, as well as loan securitization programs for banks, to support the economic and policy objectives of the Federal Government.
     Under the KfW Law, KfW must generally involve banks or other financing institutions when granting financings in its investment finance business. In its traditional investment finance lending business, KfW involves commercial banks in the handling of its loans by extending loans to commercial banks, which in turn on-lend the funds to the ultimate borrowers. By lending to commercial banks, KfW in principle insulates itself from credit exposure to the ultimate borrower and gains the benefit of the commercial banks’ knowledge of their customers as well as their administrative and servicing expertise. KfW monitors its exposure to, and the credit standing of, each banking institution to which it lends. In its investment finance business, KfW currently lends to approximately 300 banks.
     Borrowers can apply for a KfW promotional loan with their regular bank or with any other bank or savings bank of their choice. The intermediate bank appraises the financial and business situation of the applicant, takes security for the loan and assumes liability for repayment to KfW. Loans made by commercial banks are normally collateralized by real property or other assets, or are guaranteed by the Federal Republic, by a government of one of the Länder or by a German municipality.

     In its traditional pricing model, the commercial banks to which KfW lends are permitted to on-lend the funds at fixed spreads over the applicable interest rate payable to KfW. This fixed spread pricing model is still applied in KfW’s loan programs to individuals, which represent most of KfW’s lending under KfW Förderbank’s programs, as well as in KfW’s loan programs for start-up financing. However, effective April 1, 2005, for new commitments in many of its promotional loan programs targeted at commercial enterprises, KfW replaced the fixed-spread model with a risk-adjusted pricing model.
     In its risk-adjusted pricing model, KfW establishes pricing categories based on a combination of the borrower’s creditworthiness and the collateral securing the loan. In each promotional program, KfW sets maximum interest rates for each pricing category. The on-lending banks assess the risk profile of the borrower and the collateral securing the loan to determine the applicable pricing category for each loan and the applicable interest rate up to the maximum for the pricing category. KfW’s role in the pricing process is limited to verifying that banks derive the appropriate maximum interest rate from the ultimate borrower’s creditworthiness and the collateral provided.
     In addition to its traditional loan programs, KfW extends so-called “global loans” to promotional institutions and commercial banks to finance investments of SMEs and housing projects. Global loans are extended in the form of a lump sum, which the commercial bank or promotional institution breaks down and grants as individual loans. KfW expects that receiving banks will on-lend these funds within a reasonable period of time. In contrast to KfW’s program loans, global loans offer a more flexible loan structure, as the mode of repayment may be agreed individually between the bank and its customer and the interest rate may be variable or fixed. The interest rate for the ultimate borrower is composed of KfW’s funding rate to the bank plus an individual risk-adjusted margin. The margin is determined by the ultimate borrower’s creditworthiness, which is determined on the basis of the bank’s rating system. The bank and KfW agree on the methodology used for the calculation of the margin. Global loans result in lower administrative costs for both KfW and the on-lending bank compared with KfW’s traditional lending programs.
     Included among KfW’s many German commercial banking on-lending customers are the 11 German Landesbanken. The Landesbanken are German public law financial institutions whose functions have traditionally focused on the banking business for and in the German federal state (Land) in which they operate. Until July 2005, obligations of the Landesbanken benefited from government credit support (Gewährträgerhaftung). According to a settlement reached with the European Commission in July 2001 relating to state aid to the Landesbanken, however, borrowings by the Landesbanken incurred after the settlement date and maturing after December 31, 2015 and all borrowings after July 19, 2005 no longer benefit from the government credit support. KfW’s long-term receivables from on-lending operations involving Landesbanken amounted to EUR 44 billion at December 31, 2005. Of this amount, EUR 21.8 billion (49.5%) continues to benefit from Gewährträgerhaftung. Since the settlement, KfW’s credit line management has increased its focus on the individual financial strength of each institution. In addition, most of the loans to the Landesbanken have been, and will continue to be, secured by collateral. Over time, the risk profile of the loans to the Landesbanken will shift further from government risk to a profile comparable to KfW’s other loans to the banking sector.
     Another focus of KfW’s investment finance business is cooperation with the promotional institutions of the federal states (Landesförderinstitute) in their on-lending activities, partly by way of extending global loans. Many of the promotional institutions were initially part of the German Landesbanken. In order to comply with the decision of the European Commission to separate commercial and promotional business activities, many of these institutions became, or are currently in the process of becoming, independent public law institutions that benefit from explicit government guarantees.
     In 2005, KfW’s principal investment finance activities included the provision of funding to SMEs under its KfW Mittelstandsbank brand and financing for other government policy objectives under its KfW Förderbank brand. The following table shows KfW’s commitments for investment finance in Germany and elsewhere in Europe for each of the years indicated:

Investment Finance Commitments(1)

	As of December 31,
	2005	2004
	(EUR in millions)
Total commitments in Germany and elsewhere in Europe	54,207.6	48,440.1

KfW Mittelstandsbank	15,520.1	13,971.2
Promotional Loans	11,556.9	10,232.8
Loan Programs	10,673.7	9,285.9
of which global loans	5,353.1	2,764.8
Mezzanine Programs	583.1	618.8
Equity Participation Programs	300.1	328.1

PROMISE(2)(3)	3,905.8	3,640.4

KfW Förderbank	38,687.5	34,468.9
Promotional Loans	22,415.8	23,038.3
Housing Investment Programs	10,903.6	11,929.5
of which global loans	2,008.0	2,887.0
Education Programs	875.0	811.6
Municipal Infrastructure Programs	2,770.4	4,195.3
of which global loans	120.2	–
Environmental Investment Program	4,241.6	2,165.5
Global loans to Landesförderinstitute	3,625.2	3,936.5

PROVIDE(4)(5)	16,210.4	11,401.0

(1)	Commitments represent the volume of funds committed for loans and other business transactions in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Discrepancies in the totals are due to rounding.

(2)	Includes guarantees in the amount of EUR 28 million in 2005 and EUR 38 million in 2004, new commitments in connection with credit default swaps in the amount of EUR 3,479 million in 2005 and EUR 3,602 million in 2004, as well as new irrevocable loan commitments in the amount of EUR 399 million in 2005 (zero in 2004).

(3)	Also includes commitments for a transaction called SEAS 2005-1 in the amount of EUR 639 million and for a transaction called PROSCORE-VR 2005-1 in the amount of EUR 734 million. See “Securitization Programs” below.

(4)	Includes new commitments in connection with credit default swaps in the amount of EUR 16,057 million in 2005 and EUR 11,401 million in 2004, as well as new irrevocable loan commitments in the amount of EUR 153 million in 2005 (zero in 2004).

(5)	The figure for 2005 includes a commitment for a transaction called Stichting PROFILE Securitization I in the amount of EUR 557 million, and the figure for 2004 includes commitments for a transaction called EPIC in the amount of EUR 554 million. See below under “Securitization Programs”.
     To support the German and European economies, KfW committed a volume of EUR 54.2 billion (including securitization transactions) in 2005, compared to EUR 48.4 billion in the previous year. In 2005, the volume of commitments by KfW Mittelstandsbank and KfW Förderbank amounted to EUR 15.5 billion and EUR 38.7 billion, respectively. The increase of commitments of KfW Mittelstandsbank was mainly due to the increase of global loans. The increase of commitments of KfW Förderbank was principally due to strong securitization activities in the PROVIDE program.
KfW Mittelstandsbank (KfW SME Bank)
     Under its KfW Mittelstandsbank programs, KfW provides funding for SMEs in the form of loan financing (including global loans), mezzanine financing and equity participation programs. In 2005, the commitments under KfW Mittelstandsbank programs amounted to EUR 15.5 billion (including securitizations) compared to EUR 14.0 billion in the previous year. At EUR 11.6 billion, the volume of commitments for SME loans in 2005 increased substantially compared to the previous year (EUR 10.2 billion), mainly due to the increase of global loans, while commitments under the PROMISE program remained relatively stable.
     In 2004, based on the latest available statistics published by the Institute for SME research in Bonn (Institut für Mittelstandsforschung Bonn), SMEs contributed 40.8% to the total turnover generated in Germany and 99.7% of all companies in Germany were SMEs. Moreover, SMEs employed 70.5% of all employees in the private sector in 2004. Under the definition used by the Institute for SME research, companies with a maximum annual turnover of EUR 50 million are considered SMEs. The criteria used for some of KfW’s lending programs differ from this definition and vary between the various programs, sometimes covering larger SMEs typical of Germany’s economy. For example, some programs are open to enterprises with an annual group turnover of up to EUR 500 million in which the public sector does not hold a majority stake.
     In its SME loan programs (including global loans), the on-lending banks are liable to KfW and bear the risk of customer default. KfW Mittelstandbank’s mezzanine programs, equity participation programs and its special programs for investments of micro-enterprises, however, are designed so that KfW takes on direct exposure to the credit risk of the ultimate borrower. KfW’s risk under these programs is covered or compensated in different ways, including by a risk pool funded by the Federal Government or KfW, by risk premiums included in the interest rate charged to the ultimate borrower or by guarantees from the Federal Government or the European Investment Fund.
     In the course of 2005, KfW continued the process of reworking and renewing its SME financing programs. The focus was on completing the range of products with new loan programs for innovation financing and early-stage equity participations.
     Loan Programs. At EUR 10.7 billion, the volume of commitments under KfW’s SME loan programs increased significantly in 2005 compared to the previous year. This growth in SME loan commitments was chiefly due to a substantial increase of global loan agreements with banks to fund SME activities. Commitments for global loans rose from EUR 2.8 billion in 2004 to EUR 5.4 billion in 2005. The increase in global loans principally reflected the increased demand for such loans by the Landesbanken in mid-2005 due to the fact that, as described above, borrowings incurred by them after mid-July 2005 no longer benefit from government credit support (Gewährträgerhaftung).
     Among the SME loan programs, the Unternehmerkredit (entrepreneurial loan) program is the most important. The Unternehmerkredit program, which was introduced in September 2003, offers financing for a broad range of investments, such as construction and purchase of machinery. Commitments amounted to EUR 4.8 billion in 2005 compared to EUR 5.7 billion in 2004. KfW believes that this decline was mainly due to the lower level of investment by German SMEs as well as combined with increased availability of financing from internal sources.
     KfW also offers several smaller loan programs for special financing purposes, such as micro-finance and acquisition finance. Under the Acquisition Finance program, KfW participates in the financing of mergers and acquisitions of SMEs. Commitments under this program amounted to EUR 134 million in 2005, compared to EUR 236 million in 2004.
     Mezzanine Programs. KfW’s Mezzanine Programs comprise the Unternehmerkapital (entrepreneurial capital) program family and the new ERP-Innovation Program. KfW extends mezzanine capital in form of unsecured subordinated loans, which contain quasi-equity elements combining characteristics of debt and equity capital. The on-lending bank is not liable to KfW for the subordinated loan. In its mezzanine financing, KfW seeks to tailor the terms and conditions of its lending to each borrower’s risk profile in order to provide better correlation between yield and risk weighting. As a result, the interest rate of the subordinated loan takes account of both the prevailing rates in the capital markets and the borrower’s credit standing. The borrower’s creditworthiness is first assessed by the on-lending bank. However, as KfW fully assumes the risk of the subordinated loan, it reserves the right to review and, if necessary, to revise the bank’s assessment by applying KfW’s own rating standards.
     In light of the importance of innovation for economic growth and employment, KfW has also developed a mezzanine product in the area of innovation finance – the ERP-Innovation Program. This program, offered in cooperation with the ERP Special Fund, was launched in December 2005. It serves to finance market-oriented research and the development of new products as well as their introduction in the market. Interest rates under this program are particularly favorable to the borrower.
     KfW’s mezzanine programs have been well received by the market. Commitments in all mezzanine programs amounted to EUR 583 million in 2005, compared to EUR 619 million in 2004.
     Equity Participation Programs. KfW provides loans to equity investors, typically private equity companies and venture capital companies. These investors in turn make equity investments in SMEs. In addition, KfW provides new equity for innovative SMEs by direct investment, provided that a private investor provides at least the same amount in equity.

     New equity for early-stage investments into technology-based companies is now provided through the ERP-Startfonds program. In the past, KfW’s subsidiary tbg Technologie-Beteiligungs-Gesellschaft mbH (“tbg”) also provided equity funding. tbg’s programs were terminated in connection with a restructuring of this area.
     In 2005, KfW participated in the creation of the High-Tech-Gründerfonds, which finances the founding of companies focusing on research and development. This entity is a public/private partnership of the Federal Republic and German industry. KfW holds a minority stake in this company.
     The programs through which KfW funds equity investments in start-ups and innovative SMEs have been particularly affected by the slow economic growth of the last years. KfW’s commitments under its equity investment programs declined substantially from EUR 1,075 million in 2000 to EUR 344 million in 2004. However, there has been continued consolidation in the international risk capital markets and there are signs that the negative development is coming to a halt. In 2005, KfW’s commitments dropped only slightly to EUR 300 million.
KfW Förderbank (KfW Promotional Bank)
     Under its KfW Förderbank programs, KfW provides housing-related loans as well as financing for other government policy objectives, such as municipal infrastructure, environmental protection and education. Most of the loans of KfW Förderbank programs are extended to private individuals. In 2005, the commitments under KfW Förderbank programs amounted to EUR 38.7 billion, including securitizations, compared to EUR 34.5 billion in the previous year. This increase in commitments was mainly due to securitization transactions under KfW’s PROVIDE program.
     As of February 1, 2006, the government of the Federal Republic and KfW launched a new initiative called “Housing, Environment, Growth”, which makes additional federal funds available to subsidize certain of KfW Förderbank’s existing programs. This initiative will substantially improve loan conditions for those programs by lowering interest rates and raising maximum loan amounts. Thus, KfW expects a significant increase of commitments to be issued under the relevant programs.
     Housing. KfW’s housing programs provide funds for the promotion of home ownership, for repairs and modernization, and for the reduction of CO2 emissions.
     In terms of loan commitments, the Home Ownership Promotion Program is KfW’s most important housing program. Under this program, any individual who purchases or builds housing in Germany for his or her own use can obtain a promotional loan. In 2005, KfW committed EUR 5.6 billion under the Home Ownership Promotion Program, compared to EUR 4.6 billion in 2004, supporting an additional 97,830 owner-occupied houses and apartments, compared to 84,892 in 2004.
     KfW’s CO2 Building Rehabilitation Program provides long-term financing for coordinated renovation plans designed to reduce energy consumption in residential buildings constructed prior to 1979 through measures such as thermal insulation of the exterior walls, roofs and basements, renewal of windows, and heating systems. In 2005, KfW committed EUR 1.2 billion under this program. The CO2 Building Rehabilitation Program makes use of federal funds to subsidize interest rates.
     Under the Housing Modernization Program KfW provides long-term financing for individual energy-saving modernization measures of the same kind financed under the CO2 Building Rehabilitation Program, as well as for standard modernization measures (e.g., renewals of floors, and bathrooms and extensions of balconies) in existing residential buildings. In 2005, KfW committed EUR 1.3 billion under this Housing Modernization Program.
     Under the Ecological Construction program KfW supports the construction of highly energy-efficient new buildings (e.g., energy-efficient houses and “passive” houses that have no central heating and use almost no energy) and the use of renewable energies for heating in new buildings.
     In addition, KfW extended global loans to banks for on-lending to private home owners in the amount of EUR 2.0 billion in 2005, a decline from EUR 2.9 billion in 2004. As global loans involve a small number of transactions but are large in amount, a slight decrease or increase in the number of transactions can have a relatively high impact on total loan volume under KfW’s housing programs.

     Education. Under its Education Programs, KfW supports students and employees in advanced occupational training. In 2005, KfW committed a volume of EUR 875 million compared to EUR 812 in the prior year. Loans under these Education Programs are guaranteed by the Federal Government. In 2006, a new student loan program called KfW-Studienkredit will be launched. As of April 1, 2006, German or other EU citizens and their dependants who study at a state or state-approved university in Germany can draw a monthly amount of between EUR 100 and EUR 650. The beneficiaries of the program have to be between 18 and 30 years of age. KfW expects an initial loan volume of approximately EUR 50 million in 2006, rising to approximately EUR 70 million and EUR 135 million in 2007 and 2008, respectively. Loans under the KfW-Studienkredit program will be at KfW’s own risk.
     Infrastructure. Under the KfW Infrastructure Programs, municipalities and municipally-owned enterprises have for many years been offered a range of products to finance investments in the municipal and social infrastructure. As of August 1, 2005, KfW restructured its infrastructure program to focus on three target areas: “Municipal Investment” (loans on-lent through banks to companies that are majority-owned by municipal authorities); “Social Investment” (loans on-lent through banks to non-profit organizations); and the “KfW Municipal Loan” (direct loans to municipalities). The previous KfW Infrastructure Program has now been replaced with these new products. In 2005, EUR 2.8 billion in commitments were granted under the KfW Infrastructure Programs compared with EUR 4.2 billion in 2004. This decline of 33% is due to the phasing-out in 2004 of the special fund “Growth Impulses” which had been subsidized by government funds.
     Environmental Protection/Renewable Energy. Under its environmental protection programs, KfW finances environmental protection projects, mostly undertaken by private companies. Financing under these programs is provided especially for measures to save energy, to reduce greenhouse gas emissions and to promote the use of renewable energy sources. Under the “Solar Power Generation” program, financing is provided for investments in the installation of small photovoltaic systems. In 2005, KfW made commitments of EUR 4.2 billion under these programs, a large share of which represents commitments for investments in the sector renewable energy.
     Global Loans to State Promotional Institutions (Landesförderinstitute). In 2005, KfW extended global loans to promotional institutions owned by the Länder in the amount of EUR 3.6 billion for the funding of their own promotional activities, compared to EUR 3.9 billion in the prior year.
Securitization Programs
     Synthetic Programs. In 2000, in order to foster the promotion of SMEs through the support of the on-lending German commercial banks, by easing the transfer of credit risk on their SME loans to the capital markets, KfW established a synthetic securitization program known as PROMISE (Program for “Mittelstand”-Loan Securitization). Under its brand KfW Mittelstandsbank, KfW has securitized 19 portfolios of commercial loans of German and other European banks in the aggregate amount of EUR 26.6 billion from 2000 through 2005. Although most of this amount was under the PROMISE program, it also includes two variations of PROMISE–namely, SEAS 2005-1, a portfolio of SME loans of IKB Deutsche Industriebank AG, and PROSCORE VR 2005-1, a portfolio of small commercial mortgages of Deutsche Genossenschafts-Hypothekenbank AG, each in the amount of EUR 0.7 billion in 2005.
     In 2001, KfW also established PROVIDE, a synthetic securitization program for residential mortgages. Under its brand KfW Förderbank, KfW securitized 32 portfolios of German and other European banks in the aggregate amount of EUR 59.4 billion from 2001 through 2005. Although most of this amount was under the PROVIDE program, it also includes Stichting PROFILE Securitization 1, a transaction securitizing the credit risk related to a portfolio of private loans for public infrastructure investments in the amount of EUR 0.6 billion in 2005. Through PROMISE and PROVIDE, KfW has contributed decisively to the establishment of SME loans and residential mortgages as new asset classes in the German capital markets.
     All securitization transactions to date have followed a standardized basic structure whereby KfW acts as intermediary credit default swap provider between lending commercial banks and mortgage banks and the capital markets. As such, KfW generally enters into a credit-default swap with the originating bank to provide cover for specified credit risks of the assets being securitized. KfW then contractually lays off the risks assumed under the credit-default swap with third parties by (i) entering into further credit-default swaps with highly rated credit institutions (or, upon provision of highly-rated collateral, other financial institutions) and, in most cases, (ii) issuing credit-linked certificates of indebtedness to a special purpose vehicle (SPV) as collateral against the SPV’s obligations under mirroring credit-linked notes (CLNs), issued by the SPV to investors.

     The proceeds from the sale of CLNs are used by the SPV to purchase the certificates of indebtedness from KfW on the issue date of the CLN. KfW uses the cash proceeds to fulfill its payment obligations under its certificates of indebtedness to the SPV, and, to the extent obligations arise in respect of KfW’s credit-default swap with the originating bank (i.e., any realized losses occurred in the reference portfolio), to pay a compensation to the originating bank. In this case, the payment obligations of KfW under the certificates of indebtedness are reduced simultaneously in an amount matching the compensation payments under the credit-default swap with the originating bank. KfW’s potential obligation under the credit-default swap with the originating bank is disclosed as a contingent liability in KfW’s financial statements. In transactions securitizing loan portfolios that may be replenished during the life of the transaction, KfW discloses its obligation to increase the credit default swap upon replenishment of the portfolio by the originating bank as an irrevocable loan commitment (other obligation) in its financial statements.
     Since December 2005, KfW has operated a new promotional program called ABS–Mittelstandsportfolio (ABS–SME-Portfolio). Under this program, KfW invests in tranches of SME portfolios that were or will be securitized in order to foster the tradeability of SME risks and thereby encourage the creation of liquid capital markets for this asset class. By providing this liquidity, the ABS–SME-Portfolio promotes the approval of new loans for SMEs by the originators.
     In 2005, KfW invested in three SME securitization transactions in the amount of EUR 448 million. Of this amount, 98% (EUR 438 million) was invested in “AAA”-rated tranches; the remainder was invested in tranches rated “BBB” or better. In total, KfW plans to invest EUR 2 billion into the ABS–SME-Portfolio.
     True Sale Initiative. In July 2003, 13 German and international banks, including KfW joined forces to develop a market for so-called true sale securitization transactions in Germany (the “True Sale Initiative”). KfW’s role in the initiative was to act as a neutral coordinator and to provide the expertise it has gained in recent years in securitization transactions to strengthen Germany as a financial center.
     The True Sale Initiative sought to establish a legal framework and the necessary infrastructure for true sale securitization transactions. The infrastructure consists of two elements. The first element is True Sale International GmbH, a company with limited liability that provides services to the securitization industry in Germany. Its primary task is to promote asset backed securities transactions and to certify them as transactions meeting certain quality standards. The second element is a securitization platform that may be used by any interested bank, including banks not participating in the True Sale Initiative or True Sale International GmbH. This securitization platform comprises three non-profit foundations (charitable trusts) whose function is to become the shareholders of separate SPVs. The SPVs are created for individual transactions in which the SPV buys the portfolio to be securitized from a bank, financing such purchase by issuing tradable securities collateralized through the portfolio (i.e., asset-backed securities), which are sold to investors in the capital markets.
     KfW is one of 13 stakeholders in True Sale International GmbH, holding a 7.7% stake. KfW is also the founder of the charitable trusts forming part of the securitization platform. KfW does not give any guarantee or similar support to True Sale International GmbH or the charitable trusts. The True Sale International GmbH and the securitization platform were launched in Summer 2004.
KfW IPEX-Bank
     The activities of KfW IPEX-Bank include project and corporate financing within Germany and abroad, as well as export and trade financing. KfW IPEX-Bank operates on a worldwide basis and offers the full range of short- and long-term financing including structured financing and lease financing. As part of KfW IPEX-Bank’s strategy to expand the present product portfolio, in January 2005, KfW acquired a 50% stake in IKB Immobilien Leasing GmbH (subsequently renamed Movesta Lease and Finance GmbH) to develop independent lease finance operations. In addition, KfW IPEX-Bank established new departments for its mezzanine products and syndication activities.
     Loans in this area are generally extended directly to the ultimate borrower, with KfW IPEX-Bank frequently making a significant portion of its loans at its own risk. KfW IPEX-Bank extends loans to companies in basic and manufacturing industries, as well as in the commerce, health, power and energy, environmental protection, telecommunications, shipping, aviation, rail and road, airport and harbors and other industry sectors.

     In the export and project finance area, KfW IPEX-Bank increasingly cooperates with other financial institutions. In 2005, approximately 65% of its export and project finance commitments were made together with other banks extending commitments on identical terms. In some cases, KfW IPEX-Bank may also arrange for commercial banks to assume the risk on portions of loans made by KfW IPEX-Bank through so-called “risk-participations”, for which KfW IPEX-Bank pays a fee to the bank assuming the risk.
     In 2005, total commitments of KfW IPEX-Bank amounted to EUR 12.1 billion, of which EUR 4.5 billion represented commitments for financings within Germany and EUR 7.6 billion for financings in other countries (most of which were in other European countries).
     In accordance with the understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached in March 2002, KfW is required, by no later than December 31, 2007, to transfer to a legally separate subsidiary that portion of its export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. See “– General – Ownership, Legal Status and Relationship with the Federal Republic – Understanding with the European Commission”.
     In 2003, KfW started to implement this understanding and set up a separate business unit under the brand name KfW IPEX-Bank, which is organized as a bank-in-the-bank within KfW and is responsible for all lending activities at purely commercial terms and conditions in competition with other financial institutions. In 2005, KfW continued the institutional structuring of KfW IPEX-Bank’s activities, completing its preparation for independent compliance with applicable banking law and regulation and the organizational and functional separation of various activities including treasury, controlling, internal accounting and risk management. Establishment of internal auditing is underway. KfW expects the separation to be timely completed by year-end 2007.
     The following table shows the volume of KfW IPEX-Bank’s commitments divided by sectors, for each of the years indicated.
KfW IPEX-Bank(1)

	As of December 31,
	2005	2004
	(EUR in millions)
Basic Industries	2,267	1,968
Manufacturing Industries, Commerce and Health	1,897	2,395
Power, Renewables, Water	1,225	1,224
Telecommunications, Media	776	736
Shipping	2,513	2,557
Rail and Road	1,555	1,270
Aviation	741	879
Airports and Harbors, Construction Industries	749	534
Refinancing Facility for AKA(2)	261	257
thereof:
from ERP special fund	11	82
from market funds	250	175
Total loan commitments(3)	11,984	11,820
Grants and other commitments	164	95

(1)	Commitments represent the volume of funds committed for loans and other business transactions (including grants and guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not add due to rounding.

(2)	AKA (Ausfuhrkreditgesellschaft mbH) is a consortium of German banks active in export financing.

(3)	Total loan commitments include guarantees of EUR 1,360 million in 2005 and EUR 1,870 million in 2004.
     In 2005, commitments for project and corporate financings within Germany declined slightly to EUR 4.5 billion compared to EUR 5.7 billion in 2004. Project and corporate financings within Germany included loans to manufacturing and service companies, projects in the shipping, energy sectors and land-based traffic infrastructure, of which the manufacturing industries, commerce and shipping accounted for a major part of new commitments in 2005.

     The decrease in KfW IPEX-Bank’s commitments for financings within Germany was more than offset by an increase in commitments to other countries amounting to EUR 7.6 billion in 2005 compared to EUR 6.2 billion in 2004. The increase in new commitments in export and project finance to other countries mainly reflects improved market conditions in certain sectors, such as shipping and basic industries and rail and road.
     KfW IPEX-Bank divides its export and project finance business to countries outside Germany into two categories:
•	medium- and long-term loans for the financing of the export of German and other European capital goods to foreign buyers, including related deliveries from other, mainly European, countries (so-called “supply-tied loans”); and

•	loans not tied to the purchase of products from the Federal Republic or other European countries that finance direct investments by German and other European companies, corporate financings, as well as loans that finance projects by foreign borrowers which nevertheless serve German or European interests (so-called “untied loans”).
     In 2005, commitments for supply-tied loans amounted to EUR 2.6 billion, of which 34% related to deliveries from other, mainly European, countries compared to EUR 2.4 billion or 27% in 2004. In 2005, commitments for untied loans amounted to EUR 5.0 billion, compared to EUR 3.7 billion in 2004.
     Supply-tied loans are generally secured by collateral and often benefit from a payment guarantee or other security arrangement acceptable to KfW IPEX-Bank. Traditionally, a substantial portion of the supply-tied loans were guaranteed by the Federal Republic through EULER HERMES Kreditversicherungs AG, the official German export credit insurer (“HERMES”). HERMES insurance can cover a maximum of 95% of KfW IPEX-Bank’s risk, with the result that the portion covered becomes the equivalent of a German government risk. HERMES also provides coverage for related deliveries from other, mainly European, countries provided that it does not exceed a certain portion of the total delivery for which a supply-tied loan was extended. In addition to HERMES insurance, KfW IPEX-Bank frequently obtains a guarantee from a foreign export credit agency or a government instrumentality in the buyer’s country.
     In recent years, for borrowers in other European and Organization for Economic Cooperation and Development (the “OECD”) countries where the country risk is not considered high, KfW IPEX-Bank has increasingly extended loans on the basis of ordinary banking collateral (e.g., mortgages on aircraft or ships) without seeking the benefit of HERMES or similar coverage. In addition, even where HERMES coverage is sought, KfW IPEX-Bank frequently extends loans on which the insured portion is less than 95%. As of December 31, 2005, KfW IPEX-Bank’s outstanding supply-tied loans amounted to EUR 22.6 billion, 46% of which was guaranteed by HERMES.
     A significant portion of KfW IPEX-Bank’s untied loans is used to finance direct investments by German enterprises and other corporate financings. This area of business has become increasingly important to KfW in recent years. Untied loans are also used to acquire sources of raw materials for German industry and are conditioned upon raw material deliveries into the Federal Republic for the term of the loan. Other untied loans serve to co-finance large-scale infrastructure projects in the European transport sector. Untied loans extended to finance direct investments may benefit from an investment guarantee against political risk from the Federal Government if the host country risk is assessed to be substantial. As of December 31, 2005, KfW IPEX-Bank’s outstanding untied loans amounted to EUR 14.1 billion.
     The funds for KfW IPEX-Bank’s international project and export finance commitments are provided by KfW through borrowings in the capital markets and from public funds, including the ERP Special Fund. See “– Sources of Funds”. The ERP Special Fund is a revolving fund that, by law, may be used only to promote the German economy. In 2005, of the EUR 2.6 billion committed for supply-tied loans, EUR 2.4 billion, or 92%, was raised in the capital markets and EUR 204 million, or 8%, was supported by the ERP Special Fund. Untied loans are solely funded through borrowings in the capital markets.
     The terms of export and project finance loans funded in the capital markets are based on the cost of funds to KfW plus a margin intended to cover the administrative cost of the loan, the credit risk and a return on KfW’s capital. In connection with the sale of ships, KfW IPEX-Bank provides grants for the benefit of German shipyards that are financed from federal budget funds. Because the Federal Republic is a member of the OECD, loans financed with ERP Special Fund monies must comply with OECD regulations, which provide for minimum interest rates and maximum credit periods. Margins on these loans are also intended to cover, on average, all the risks of such loans as well as administrative costs and a return on capital. KfW IPEX-Bank also charges customary banking fees for reserving and providing financing and for handling. Foreign currency-denominated loans are hedged through matched funding or other mechanisms. See “– Funding and Investment Policy”.
     After KfW IPEX-Bank has been spun off as a legally separate subsidiary in late 2007, KfW will continue to fund KfW IPEX-Bank’s international project and export finance business at market rates based on a stand-alone rating for KfW IPEX-Bank. KfW IPEX-Bank intends to initiate a dialogue with ratings agencies prior to completion of the spin-off.
Financial Cooperation
     In its financial cooperation business, KfW provides on behalf of the Federal Republic financial assistance to developing countries and countries in transition, either under its KfW Entwicklungsbank (KfW Development Bank) brand, promoting mainly public sector development cooperation activities, or through DEG, promoting private-sector investments in developing countries.
KfW Entwicklungsbank (KfW Development Bank)
     In furtherance of the Federal Republic’s financial cooperation programs, KfW acts as an international development bank, extending loans and disbursing grants to foreign governments. To a large extent, these loans and grants are made according to instructions from the government of the Federal Republic from federal budget funds provided to KfW. Grants, by their nature, do not appear on KfW’s balance sheet.
     KfW extends financial cooperation loans in three ways. First, KfW makes traditional financial cooperation loans that are extended for the account of the Federal Republic.
     KfW also makes Financial Cooperation Development Loans (FZ-Entwicklungskredite), in which KfW offers its own funds as an additional source of financing. For these loans, federal budget funds at low interest rates or grant funds are combined with funds from KfW that are refinanced in the capital markets. For the majority of these loans, the portion refinanced with KfW funds is usually guaranteed either by a special guarantee facility of the Federal Republic or by export credit agencies and therefore meets the requirements for recognition as official development assistance. Interest rates and related terms of Financial Cooperation Development Loans are significantly more favorable to the borrower than market terms.
     Finally, KfW offers Financial Cooperation Promotional Loans (FZ-Förderkredite), which are funded solely through funds raised by KfW in the capital markets and do not include interest reduction elements from the federal budget.
     Generally, interested foreign governments submit applications for financial cooperation to the Federal Government, which then asks KfW to appraise the proposed projects. In the case of Financial Cooperation Promotional Loans, project sponsors can submit their proposals directly to KfW. KfW maintains a staff of economists, engineers and other specialists to assist in the appraisal and development of such projects, for which the Federal Government pays fees to KfW, calculated as a percentage of outstanding loans and grants. Based on KfW’s appraisal and its recommendation, the Federal Government decides whether or not to fund the project. Upon a favorable decision and upon determination of the terms and conditions of the financing, KfW enters into a loan or grant agreement with the recipient country or, if applicable, the individual agency responsible for the project, in which case the liabilities would then be fully guaranteed by the respective recipient country.
     Financial cooperation loans and grants are disbursed in accordance with the progress of the relevant project, and KfW monitors the utilization of funds in order to verify compliance with the provisions of the loan or grant agreements.

     The following table shows the volume of KfW’s financial cooperation commitments for each of the years indicated.
Financial Cooperation Commitments

	As of December 31,
	2005	2004
	(EUR in millions)
Total commitments	1,900	1,944
Loan commitments	1,046	1,212
Financial Cooperation Loans	307	298
Financial Cooperation Development Loans	492	754
of which federal funds	157	321
Financial Cooperation Promotional Loans	247	160
Grant commitments	770	713
Mandates(1)	84	18

(1)	Mandates are grants funded by governmental or supranational entities and distributed using KfW’s expertise and channels.
     After an unusually high level of Financial Cooperation Development Loan commitments in 2004, due to a large commitment for a power project in India, loan commitments in 2005 dropped to EUR 1,046 million.
     In 2005, Asia accounted for 36% of financial cooperation financing commitments, Europe/Caucasus for 17%, sub-Saharan Africa for 23%, Middle East/North Africa for 15%, and Latin America for 9%. The most significant commitments in 2005 were for projects for the development of social infrastructure (such as water, sewage, health and education projects) and economic infrastructure (such as power, transportation and communication projects), and for the financing of small and medium-sized projects in industry and agriculture through local and regional development banks. Funds were also allocated to finance projects for environment and resource protection, agency assistance in preparing, executing and initiating projects co-financed by KfW, the training of local personnel to implement the projects, and structural assistance to support economic reforms.
     Project-tied commitments to finance development projects and programs amounted to EUR 1,852 million in 2005. The greatest share of financial cooperation funds was committed to social infrastructure projects, with commitments totaling EUR 574 million, or 30% of total commitments (2004, 30%) and economic infrastructure projects, with commitments totaling EUR 556 million, or 29% (2004, 39%). Commitments in the financial sector amounted to a volume of EUR 487 million, or 26% (2004, 16%). Commitments for non-project-tied aid, in the form of structural assistance to support economic reforms in developing countries, amounted to EUR 48 million in 2005.
DEG – Deutsche Investitions– und Entwicklungsgesellschaft mbH (German Investment and Development Company)
     DEG’s activities extend to various countries in Africa, Asia, Latin America and Central and Eastern Europe. DEG aims to establish and expand private enterprise structures in these countries as a contribution to sustainable growth and lasting improvement in the living conditions of the local population. To this end, DEG provides long-term capital for private enterprises investing in developing countries. In addition, DEG provides both finance and consultancy services in customized packages on a project basis.
     DEG pursues four key economic aims in its private sector development policy:
•	Promoting direct investment, including with DEG’s own venture capital;

•	Providing long-term debt finance to investment projects;

•	Supporting pioneer investors in new countries and regions; and

•	Strengthening local capital markets through financial sector development.
     DEG conducts its activities in cooperation with commercial banks rather than in competition with them. In its activities, DEG acts in accordance with commercial principles. Accordingly, it does not provide subsidized finance, but instead offers finance solely on commercial terms and conditions. DEG also seeks to mobilize other partners to provide additional capital for investment in its projects.
     As an instrumentality serving public policy objectives of the Federal Government, DEG has been granted a favorable tax status under which only part of DEG’s activities are subject to corporate income tax. Like KfW, DEG does not distribute profits but instead rechannels them into new investments.
     DEG’s obligations do not benefit from the Guarantee of the Federal Republic or from Anstaltslast, and while DEG’s indebtedness is reflected in KfW’s consolidated balance sheet, its debt represents obligations of DEG and not of KfW. In June 2001, KfW and DEG entered into a refinancing agreement, pursuant to which KfW acts as sole issuer in the capital markets and provides DEG with mid- and long-term capital market funds according to DEG’s capital needs. In addition, internal agreements have been reached concerning the respective fields of business activities, the mutual use of offices abroad, joint public relations activities and joint information technology management.
     As of December 31, 2005, DEG had total assets of EUR 2,750 million, compared with EUR 2,044 million in 2004, and recorded net income of EUR 119 million, compared with EUR 44 million in 2004. DEG’s new commitments in 2005 amounted to EUR 672 million, compared with EUR 563 million in 2004. In addition, in 2005, commitments in the amount of EUR 30 million were made in connection with risk participations by third parties.
Advisory and Other Services
     Advisory and other services have gained importance for KfW in recent years. In its branches in Berlin, Bonn and Frankfurt, KfW maintains Advisory Centers to inform individuals and enterprises about the various promotional programs of the federal and Länder governments. Through partial funding of coaching and advisory services, KfW supports individual entrepreneurs in the early start up-phase of their business ventures, as well as SMEs in determining the necessary turnaround steps in case of a temporary crisis.
     In its Berlin branch, KfW’s information services keep government authorities informed about the various promotional programs of the federal and Länder governments, the EU and development banks. A separate information service is available to assist with financing and promotional plans for investment projects outside Germany.
     In addition to these activities, KfW provides services for and on behalf of the Federal Government in connection with activities associated with Germany’s reunification. KfW administers certain claims transferred to the Federal Government under the 1990 Unification Treaty between the Federal Republic and the former GDR, assists the Federal Government in privatization initiatives associated with reunification, and performs other services in connection with the assets and obligations taken over from the former GDR. In 2005, KfW continued to make progress in resolving the remaining open cases, claims and accounts.
     KfW has also implemented, on behalf of the Federal Government, the Transform Program to support the transition process in Eastern Europe. In this program, KfW provides economic and legal advice to governments and institutions, today mainly to Ukraine and Russia. The program is complemented by measures designed to stimulate and foster the development of SMEs in Eastern Europe. These measures include providing refinancing for local banks that work with SMEs and the refinancing of loans to SMEs, as well as advisory services.
     In furtherance of the privatization initiatives of the Federal Government, KfW has acquired and sold shares of both Deutsche Telekom AG and Deutsche Post AG in various transactions since 1997. KfW has sold those shares through, among other transactions, German and international public offerings, private placements, block trades, exchangeable bonds and other transactions. Pursuant to an arms-length agreement with the Federal Government, KfW is protected against the market risk of these transactions. The agreement provides that KfW will receive a percentage of any market value increase in the shares acquired and sold plus a fee for its services.
     In the case of Deutsche Telekom AG, in 2005, KfW, in the aggregate, has acquired approximately 308 million shares from the Federal Government and sold approximately 22 million shares to holders of call warrants issued by KfW in 2004 who exercised their right under these warrants to purchase Deutsche Telekom shares. As of December 31, 2005, KfW held a stake of approximately 22% in Deutsche Telekom AG. To

KfW’s knowledge, the Federal Republic continued to hold a stake of approximately 15% in Deutsche Telekom AG as of December 2005.
     In the case of Deutsche Post AG, KfW, in the aggregate, sold approximately 127 million shares in 2005 and acquired approximately 81 million shares from the Federal Government in July 2005. As of December 31, 2005, KfW held a stake of approximately 42% in Deutsche Post AG. To KfW’s knowledge, the Federal Republic now holds no shares of Deutsche Post AG.
     The Federal Government may sell further stakes in Deutsche Telekom AG to KfW in 2006. However, KfW expects its holdings in Deutsche Telekom AG and Deutsche Post AG shares to be reduced in the medium term.
Other Activities
     KfW holds all its subsidiaries and equity participations that are subject to German taxation through its two investment holding companies: KfW Beteiligungsholding GmbH and KfW IPEX-Beteiligungsholding GmbH. As of December 31, 2005, the assets of KfW Beteiligungsholding GmbH consisted of a 37.8% stake in IKB Deutsche Industriebank AG (“IKB”), and 100% stakes in Finanzierungs-und Beratungsgesellschaft mbH (FuB), ASTRA-Grundstücksgesellschaft mbH and tbg Technologie-Beteiligungs-Gesellschaft mbH (formerly owned by DtA Beteiligungs-Holding AG). KfW IPEX-Beteiligungsholding GmbH was established in 2005 principally to become the holding company for KfW IPEX-Bank’s participations. KfW IPEX-Bank is scheduled to become a legally separate subsidiary at the end of 2007. KfW IPEX-Beteiligungsholding GmbH holds a 50% share in Movesta Lease and Finance GmbH which KfW acquired from IKB in 2005.
     KfW holds 37.8% of the total share capital of IKB. A German foundation that promotes research and industry holds 11.7%, and the remaining shares of IKB are publicly held.
     IKB’s activities include the provision of medium- and long-term loans, equity and real estate financings and structured financings for SMEs, as well as leasing services. IKB is located in Düsseldorf, and its activities are conducted primarily in Germany. IKB’s obligations do not benefit from a guarantee of the Federal Republic or from Anstaltslast. Joint activities of KfW and IKB currently include the promotion of mezzanine-debt and promissory notes, particularly in the area of acquisition financing and the financing of European SMEs. The total value of assets on IKB’s balance sheet as of March 31, 2005 amounted to EUR 38.3 billion.

Credit Risks
     The following table shows the credit support backing loans and guarantees (including securitization transactions under PROMISE, PROVIDE and variations of these transaction types) extended by the consolidated KfW Bankengruppe at the dates set forth below. Only the portion of each loan or guarantee backed by the relevant credit support is included.
CREDIT SUPPORT(1)

	As of December 31,
	2005			2004
	(EUR in			(EUR in
	billions)		(%)	billions)	(%)
Total loans(2) and guarantees outstanding	328.9	(3)	100.0	312.6 (4)	100.0

Of which:
- Amounts guaranteed by the Federal Republic or insured by HERMES on behalf of the Federal Republic(5)	35.7	(6)	10.9	38.6	12.3

- Amounts that are the primary liability of Länder, municipal governments or local public authorities or that are guaranteed by one of the Länder governments	34.6		10.5	31.0	9.9

- Trust loans(7)	8.3		2.5	8.1	2.6

- Loan and guarantee amounts mostly to small and medium-sized German companies for which commercial banks assume primary liability to KfW Bankengruppe(8)	140.7		42.8	140.4	44.9

- Securitization commitments outstanding for which commercial banks assume primary liability to KfW Bankengruppe	68.4		20.8	56.3	18.0

- Loan(2) and guarantee amounts at KfW Bankengruppe’s risk partially secured by collateral or other security arrangements customary in the banking business	41.3		12.5	38.2	12.2
of which:

Risk covered by collateral or other security arrangements(9)	12.0	(11)	3.6	11.5	3.7
Commercial risk to KfW Bankengruppe after valuation of collateral and other security arrangements(9)(10)	29.3	(12)	8.9	26.7	8.5

(1)	Totals may not add due to rounding. All amounts include accrued interest and are net of reserves and provisions.

(2)	Includes loans extended in the private equity business.

(3)	Includes EUR 74.2 billion of guarantees provided by KfW Bankengruppe.

(4)	Includes EUR 61.4 billion of guarantees provided by KfW Bankengruppe.

(5)	Includes amounts guaranteed by other EU or OECD member states or insured by other credit export agencies.

(6)	Of which EUR 1.1 billion are guaranteed by other EU or OECD member states, and EUR 0.6 billion are insured by other credit export agencies.

(7)	Trust loans involve no risk to KfW, as they are made in KfW’s name but on behalf of, at the sole risk of and with funds provided entirely by, the entity for which they are made. Substantially all of such loans are made on behalf of the Federal Government. See “Notes to Financial Statements — Notes on the Assets — Loans and Advances to Banks and Customers and Loans on a Trust Basis and other Trust Business”.

(8)	Including global loans in Western Europe.

(9)	The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral.

(10)	This position includes deductibles and uninsured portions of HERMES-covered loans, portions of loan and guarantee amounts secured by collateral but not covered by the expected safe market value of the collateral, and unsecured loans and guarantees. These figures also include loan amounts to foreign public borrowers/guarantors in countries that are not highly rated.

(11)	Of which EUR 3.0 billion represents risk covered by guarantees and similar non-physical security arrangements, and EUR 9.0 billion represents risk covered by mortgages, pledges of collateral and similar security arrangements.

(12)	Of which: promotional investment financing programs 26%; rail and road transport 14%; shipping 11%; aviation 6%; basic industries 11%; energy and environmental technology 12%; industry 7%; airports, seaports construction 6%; telecommunication/new media 4%; and others 3%.
Loan Loss Provisions
     KfW Bankengruppe enters only into risks that it determines to be acceptable in the context of its current and future earnings. All risks entered into are assessed and provided for according to standards considered by KfW to be conservative. The risk of default is the main component, and it is partially limited due to the structure of KfW Bankengruppe’s business as described below and as shown in the Credit Support table above.
     Generally, the intermediating banks to which KfW lends bear the risk on investment loans. For export and project finance loans, a great part of the risks is limited through Federal Government guarantees or through risk participations by commercial banks. For financial cooperation loans, agreements with the Federal Government largely exclude risks to KfW. Accordingly, since the public authorities and banks bear the main liability for loans extended by KfW in each of its main areas of business, only a relatively small portion of the risk remains with KfW in its lending business. This residual risk is largely covered by guarantees of domestic suppliers or foreign companies, or by mortgages and other asset-based collateral. KfW accepts only highly rated guarantees and annually reviews its collateral using conservative valuation principles. After such valuation, any remaining amount of loans and guarantees at commercial risk is the basis for evaluating identified and latent risks and making appropriate provisions.
     KfW controls the risks of default relating to loans and guarantees for which it has retained risk by means of an internal rating and evaluation process, in which the risks of individual borrowers and country risks are assessed separately.
     For loans and guarantees where KfW identifies a risk of default (so called impaired or non-performing loans), it makes an appropriate specific loss provision taking into account the potential amount of loss. The identification of impaired loans is based on the relevant current Basel II criteria for non-performing-loans and IAS/IFRS loss events. KfW reviews and adjusts its specific provisions for impaired loans on a quarterly basis. An additional provision is made for the remaining part of the exposure on impaired loans.
     For loans and guarantees in respect of which no specific risk of default is presently identifiable, KfW has general loan loss provisions for latent country risks and latent counterparty or project risks. Part of these general loan loss provisions are made pursuant to Section 340(g) of the German Commercial Code (Handelsgesetzbuch, or HGB), as described below. KfW adjusts its provisions for loan losses for latent risks at the end of each fiscal year as part of the annual loan portfolio rating process and believes its policy in this respect is prudent.
     In accordance with German GAAP, the aggregate amount for loan loss provisions as of year-end is set off against loan balances on the balance sheet and is not included in the reserves disclosed in the balance sheet under the position “Equity Capital”. However, since 1999, Section 340(g) of the German Commercial Code has permitted banks to show general provisions as a reserve, which KfW has done as to a portion of its general provisions for loan losses. See “Management’s Comments on the Financial Statements — The Balance Sheet — Own funds”.
     The annual increases on loan loss provisions are charged to income under the item “Write-downs of and value adjustments on loans and certain securities and increases of provisions for possible loan losses” on the income statement.
     For additional information regarding the group’s risk provisions and valuations, see “Management’s Comments on the Financial Statements — Risk Provisioning and Valuation Result”.
     At December 31, 2005, the group had EUR 41.3 billion in loans and guarantees that it considers (and categorizes in the Credit Support table above) as being at its own risk, of which a portion is secured by collateral and other security arrangements. The group’s exposure to non-performing loans, net of collateral, in that category aggregated EUR 1,852 million in 2005, compared with EUR 2,811 million in 2004. The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral. At December 31, 2005, specific allowances for non-performing loans amounted to EUR 1,387 million, compared with EUR 1,749 million in 2004, and additional provisions amounted to EUR 115 million, compared with EUR 115 million in 2004. Accordingly, at December 31, 2005, KfW Bankengruppe had total specific loan provisions covering 75% of its exposure, net of collateral, to non-performing loans, compared with 62% at December 31, 2004. In addition, specific provisions for DEG’s private equity business amounted to EUR 122 million at December 31, 2005, compared to EUR 130 million at December 31, 2004.
     At December 31, 2005, outstanding loans on which KfW Bankengruppe bears a political risk totaled EUR 33.7 billion. At December 31, 2005, the group’s general loan loss provisions for country risks amounted to approximately EUR 0.4 billion, compared with EUR 1.1 billion at December 31, 2004.
     Loans and payments made under guarantees are written off when management determines that there is no chance of recovery. The aggregate amount of loans and guarantee payments written off by KfW Bankengruppe during the ten-year period ended December 31, 2005, net of recoveries on such loans and guarantee payments, was EUR 2,405 million, compared with EUR 1,609 million in the ten-year period to 2004. Most of these loans had been fully provided for in years prior to their write-off. In 2005, the aggregate amount of loans and guarantee payments written off amounted to EUR 799 million, EUR 728 million of which related to KfW, mainly caused by KfW’s private equity finance and write-downs on aircraft finance. In 2004, the aggregate amount of loans and guarantee payments written off amounted to EUR 373 million, EUR 330 million of which related to KfW, mainly caused by the areas private equity finance and infrastructure finance.
Risk Control
     To promote its sustainable long-term development, KfW Bankengruppe continuously attempts to improve its group-wide risk-management function.
     Ultimate responsibility for risk management and for its transparent presentation to the appropriate oversight bodies rests with the Board of Managing Directors, which reports to the Board of Supervisory Directors. An independent risk management and controlling department is in charge of managing and controlling all categories of risk in the entire group and of establishing a uniform standard of assessing and addressing risks on a group-wide basis. This department is functionally independent from those business units that enter into the risks and reports to group risk management structures, such as the Risk Management Committee and its sub-committees for market and credit risk. Further, the department co-operates with operational units that are also involved in the process of risk supervision. The Risk Management Committee includes the members of the Board of Managing Directors, thus providing for timely and adequate risk reporting. In line with the minimum requirements for the credit business of credit institutions (MaK), the complete risk profile of the group – including credit, market and operational risks – is reported to the Risk Management Committee and to the Board of Supervisory Directors on a quarterly basis.
     The risk management systems in KfW Bankengruppe identify, assess and control the risks on lending, liquidity, fluctuations in foreign currency rates and interest rates, and operations. KfW Bankengruppe is constantly developing and expanding the range of instruments designed to meet its requirements to limit, control and supervise risks. As a general rule, KfW assumes or enters only into those risks that it determines to be acceptable in the context of its risk bearing capacity and current and expected future earnings.
     In 2005, KfW continued to develop further its risk assessment and evaluation systems on the basis of an economic capital concept in order to improve the internal transparency of earnings, costs and risks. Special attention was paid to the validation and improvement of internal rating systems and to the further improvement of Exposure-at-Default and Loss-Given-Default concepts. KfW applies the economic capital concept to determine the economic capital requirements for its credit and market risks based on internal models for portfolio credit risk – taking into account portfolio concentration and diversification effects – and market risk. The capital needed to cover operational risks is determined using the Basel II standard approach for operational risk.
     KfW is not subject to the risk management provisions of the German Banking Act, but applies them on a voluntary basis. This Act provides for the implementation of appropriate systems for the management, supervision and control of risk, based on the use of the ratio of equity (regulatory capital) to risk as a limitation on business volume and the ability to assume additional risk. KfW voluntarily complies with the minimum requirements for the lending activities of banks (MaK) and prepares to do so with the newly developed minimum requirements for the risk management of banks (MaRisk). In addition, KfW is also developing systems to enable it to comply adequately with the Basel II accord by its scheduled implementation in 2007.

     The main risks KfW faces are credit risk, market risk, liquidity risk and operational risks.
     Credit Risk. KfW bears the credit risk of the end borrower mainly in connection with its export and project financing business and programs for equity participation, start-up finance, and, increasingly, in its financial cooperation business. In particular, in its investment finance business, KfW is exposed to the credit risk of the on-lending banks and monitors this risk on a continuous basis.
     The assessment of credit risk is made using internal rating procedures. All material lending decisions are based on two votes, one by the operational departments (market) and one by the market independent risk management department. Country risks and individual commercial or project-related risks are assessed separately. The rating procedures used by KfW Bankengruppe are based on a consistent model architecture and are designed for relevant homogenous customer segments or type of financing. By regularly evaluating the rating procedures and developing them further, KfW ensures fast response to any changes in the framework conditions.
     The risk profiles of KfW’s loan portfolio are assessed by means of a credit risk portfolio model. On the basis of the concept of economic capital, the risk management and controlling department assesses the risk concentrations by individual borrower, industry and country. The results form the basis for managing the loan portfolio and are included in the risk reporting and group unit business planning.
     To control credit risk, KfW also uses a limits framework and a range of hedging instruments that are customary in the banking business. These instruments include credit default swaps, which are concluded with OECD banks and used for risk management of sub-portfolios and individual counterparties. In mid-2004, risk principles were introduced to uniformly govern the group-wide management, valuation and netting of securities. The default risk on securities investments and derivatives are limited by a restrictive choice of counterparties, all of whom are first-class standing, and through collateral agreements.
     For more information on KfW’s credit risk exposures, see above under “– Loan Loss Provisions”.
     Market Risk. Due to the nature of its business, KfW’s market risk is limited mainly to foreign currency and interest rate risks. Currency risks associated with loans outstanding are limited by refinancing these loans in the same currency as the respective loan and through currency hedging instruments when the refinancing takes place in a different currency. Exchange rate risks have mainly an affect on foreign currency margins earned in the lending business. Interest rate risk is incurred and limited as follows. Depending on its interest rate expectations, KfW may take limited interest rate risk by accepting a certain mismatch in the duration of its assets and liabilities. In addition, KfW is subject to a potential asset liability duration mismatch for structural reasons, since KfW permits prepayment for most of its investment finance loans. When an increase of prepayments can be expected as a result of interest rate developments, KfW takes into account the possibility of prepayments by entering into transactions on the funding side with short- and medium-term maturities and buying alternative assets, mainly bonds. The Risk Management Committee monitors KfW’s interest rate risk exposure on the basis of specific instruments for risk control. The risk of changes in interest rates is managed using an internal model that is linked to all the relevant internal and external data. This process enables KfW regularly to undertake up-to-date value-at-risk calculations for changes in interest rates and adjust its funding decisions accordingly. In addition, monthly reports show open positions that are interest rate sensitive.
     Liquidity Risk. KfW’s liquidity risk is monitored by software that evaluates, on a daily, monthly and yearly basis, the liquidity situation of KfW in accordance with the guidelines set forth in the KfW Law and Principle II (governing liquidity) of the German Banking Act. To ensure liquidity, KfW maintains a portfolio of liquid securities, including a U.S. dollar-denominated liquidity reserve. The use of asset swaps limits the price risk associated with holding bond portfolios as a liquidity reserve. In addition, KfW maintains a balanced medium- and long-term liquidity structure as part of its asset/liability management.
     Operational and other risks. The control of operational risks has become increasingly important in banking practice and in the development of banking supervisory instruments, particularly with regard to the Basel II accord. Operational risks are evaluated through an internal control system. An internal review group evaluates on a regular basis KfW’s operational processes and systems. For operational risks, KfW maintains a general contingency plan. For unforeseeable events such as outage of technical equipment, KfW has installed and further developed contingency plans and maintains sufficient insurance coverage. In addition, KfW maintains an in-house back-up system, on which data is stored on a daily basis and an off-site back-up system, on which data is stored on a monthly basis. In 2005, KfW continued to implement a comprehensive

“Operational Risks” project in order to prepare KfW to be in compliance with the Basel II requirements. To fulfill these regulatory requirements, KfW evaluates the operational risk capital based on the standardized approach. Furthermore, KfW expects to be in compliance with all the principles named in the “Sound Practices for the Management and Supervision of Operational Risk” in 2007. An appropriate risk management environment has been well developed as have methods for the identification, assessment, monitoring and mitigation of operational risk., KfW began to collect loss data in the beginning of 2005 and performed the first risk assessments shortly thereafter. In addition, KfW attempts to limit legal risks through the early involvement of KfW’s own legal department as well as close cooperation with external legal counsel.
Sources of Funds
     KfW Bankengruppe’s principal sources of funds are the capital markets and public funds. After deduction of EUR 8.4 billion in liabilities on a trust basis, EUR 450 million in unpaid capital and EUR 27 million in the special loss account maintained in accordance with Article 17(4) of the D-Mark Balance Sheet Law, KfW Bankengruppe’s balance sheet total at December 31, 2005 was EUR 332.3 billion. EUR 310.1 billion, or 93% of this amount, was financed through borrowings. The following table shows KfW Bankengruppe’s borrowings by source of funds:
Borrowings of KfW Bankengruppe by Source of Funds (1)

	As of December 31, 2005
	(EUR in billions)	(%)
Capital Market Funds
Bonds, notes and commercial paper issued by KfW and KfW Finance	238.9	77.0
of which Funds borrowed from KfW Finance(2)	22.7	7.3
Funds borrowed from banks	23.0	7.4
Funds borrowed from customers	17.9	5.8

Total capital market funds	279.8	90.2
Public Funds
Federal budget	14.1	4.6
ERP Special Fund	16.2	5.2

Total public funds	30.3	9.8

Total funds	310.1	100.0

(1)	Totals may not add due to rounding.

(2)	Represents net proceeds of KfW Finance’s bond, note and commercial paper issues on-lent to KfW against Schuldscheindarlehen.
     In line with the maturity pattern of KfW Bankengruppe’s loan portfolio, 73.9% of the group’s total borrowings outstanding at the end of 2005 had remaining maturities of one year or more.
     Capital Markets. KfW Bankengruppe raises funds in the capital markets through the issuance of bonds and notes and by incurring loans against debt certificates (Schuldscheindarlehen). Capital market funding has gained importance in the last several years as KfW Bankengruppe has increased the volume of its loan portfolio. The proportion of capital market funds in KfW Bankengruppe’s new borrowings with initial maturities of more than one year decreased from 88.4% in 2004 to 81.9% in 2005. For information on the range of interest rates paid by KfW Bankengruppe on its capital market liabilities at the end of 2005, see “Supplementary Information on Funded Debt of KfW”.
     The most important source of capital market funds for KfW is bond and note issues in the international capital markets, both directly and indirectly through its wholly-owned finance subsidiary in the United States, KfW International Finance Inc., a Delaware corporation (“KfW Finance”). At December 31, 2005, the amount of outstanding bonds and notes issued by KfW Bankengruppe (including KfW Finance) totaled EUR 238.9 billion, representing a EUR 28.1 billion increase from the EUR 210.8 billion outstanding at December 31, 2004. In 2005, KfW Finance only issued commercial paper in the U.S. market. The net proceeds of KfW Finance’s issues are on-lent to KfW in the form of Schuldscheindarlehen. All of KfW Finance’s securities are fully and unconditionally guaranteed by KfW.
     With respect to outstanding borrowings, Schuldscheindarlehen are KfW Bankengruppe’s second most important funding instrument in the capital markets, with EUR 27.1 billion outstanding at December 31, 2005 (excluding Schuldscheindarlehen borrowed from KfW Finance), of which EUR 14.4 billion are included in funds borrowed from banks and EUR 12.7 billion in funds borrowed from customers (non-bank). Schuldscheindarlehen are a special instrument of the German capital market, whereby the lending entity, generally a bank, insurance company or public pension fund, receives a certificate evidencing its loan to the borrower and the terms of such loan. Maturities on Schuldscheindarlehen range from one to 30 years, thereby providing a high degree of flexibility to both borrower and lender. The certificate generally authorizes three assignments, which provides limited liquidity for the Schuldscheindarlehen in the interbank secondary market.
     Public Funds. Mirroring the increasing importance of capital market funding to KfW Bankengruppe, the proportion of public funds in the group’s borrowings declined from 12.0% in 2004 to 9.8% in 2005. The most important source of public funds for KfW is the budget of the Federal Republic. Total long-term and short-term borrowings from funds provided by the federal budget (excluding loans on a trust basis) amounted to EUR 14.1 billion at December 31, 2005. Public funds available to KfW Bankengruppe also include amounts borrowed from the ERP Special Fund. The group’s long-term and short-term borrowings from the ERP Special Fund amounted to EUR 16.2 billion at December 31, 2005.
     Use of Funds. The majority of KfW Bankengruppe’s lending in connection with investment finance and export and project finance is financed from funds raised by KfW in the capital markets. Public funds are made available to the group for use in special categories of investment finance and certain export and project finance transactions with developing countries. Loans made within the framework of the Federal Republic’s financial cooperation programs are mainly financed with funds appropriated in the federal budget for loans by KfW Bankengruppe. Grants, the vast majority of which are made in connection with the Federal Republic’s financial cooperation program, are also financed with funds appropriated from the federal budget. Grants, by their nature, do not appear on the group’s balance sheet.

Funding and Investment Policy
     KfW’s funding policy pursues a dual aim: to achieve the most favorable terms possible for funds raised in the capital markets and to minimize the effects of changes in interest rates by matching funding liabilities with loan assets, mainly through interest rate hedging instruments, to the extent practicable. In order to achieve favorable terms for funds raised, KfW maintains an active presence in all major capital markets and utilizes a broad range of funding instruments in various currencies, covering a range of maturities.
     KfW’s funding is based on three pillars: its benchmark programs (Euro benchmark program and USD program); publicly placed bonds outside the benchmark programs; and private placements. In 2005, benchmark bonds accounted for a funding volume of EUR 18.6 billion, or 37%, of the total funding volume of EUR 50.6 billion. The two other pillars accounted for EUR 22.2 billion, or 44%, and EUR 7.2 billion, or 14%, respectively, with the remaining 5% being mainly funded by issuance of credit-linked certificates of indebtedness in connection with securitization transactions. Under the Euro benchmark program, KfW issued three notes, two in an amount of EUR 4 billion each (maturities of five and ten years) and one in an amount of EUR 5 billion (three-year maturity). Under the USD program KfW issued one five-year note of USD 2 billion, and two three-year notes of USD 2 billion and USD 3 billion, respectively.
     At the end of 2005, KfW held two medium-term portfolios of public sector issues as well as bonds issued by banks and other borrowers, all of high credit quality, in the aggregate amount of EUR 17.3 billion and USD 1.0 billion, respectively, which are managed by KfW. KfW holds such bonds as a liquidity reserve. The portfolio of bonds denominated in euro enables KfW to enter into repurchase agreements and secured loans under the refinancing operations of the European Central Bank via the Deutsche Bundesbank. More than half of the remaining bonds in KfW’s eurobond portfolio (excluding compensation claims) will mature by 2010.
     In addition, KfW holds short-term securities as well as other money market assets in connection with its liquidity management.
     In order to diversify its sources of liquidity in euro and U.S. dollar, KfW owns two portfolios of securities denominated in euro and U.S. dollar, both of which are managed by external portfolio managers. As of December 31, 2005, the amount invested reached EUR 3.7 billion and USD 1.1 billion, respectively.

SHORT-TERM INDEBTEDNESS AND CAPITALIZATION
     In accordance with German GAAP applicable to banks, KfW classifies borrowed funds on its balance sheet into (i) debt with remaining maturities of five years or more, (ii) debt with remaining maturities of one year up to five years, (iii) debt with remaining maturities of three months up to one year, (iv) debt with remaining maturities of up to three months and (v) debt at call. This classification differs from U.S. GAAP, which requires a dual classification into current debt with initial maturities of up to one year and long-term debt with initial maturities in excess of one year.
     The following table has been prepared in accordance with the German GAAP presentation format. Long-term debt consists of borrowings and bonds issued with remaining maturities of one year or more.
Short-term Indebtedness and Capitalization of KfW Bankengruppe as of December 31, 2005(1)

(EUR in millions)
Short-term indebtedness(2)	72,665

Long-term borrowings from
Federal Government	12,354
ERP Special Fund	13,687
Banks	14,692
Other lenders	10,700

Total long-term borrowings	51,433
Bonds	177,614

Total long-term debt	229,047
Equity
Paid-in capital(3)	3,300
Reserves(4)	5,699
Fund for general bank risks	4,600

Total equity	13,599

Total capitalization(5)	315,311

(1)	Totals may not add due to rounding.

(2)	With a remaining term of one year or less.

(3)	KfW’s equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounted to EUR 3,750 million in 2005. EUR 3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)	Consists of capital reserves of EUR 1,604 million, retained earnings of EUR 3,393 million and reserves from the ERP Special Fund of EUR 703 million.

(5)	Excludes accrued interest in the amount of EUR 8.4 billion.

MANAGEMENT
     The executive bodies of KfW are the Board of Managing Directors (Vorstand) and the Board of Supervisory Directors (Verwaltungsrat).
Board of Managing Directors
     The Board of Managing Directors presently consists of six members, which are appointed by the Board of Supervisory Directors. The Board of Managing Directors is responsible for the day-to-day conduct of KfW’s business and the administration of its assets. The names of the members of the Board of Managing Directors and the dates of their appointments to the Board are set forth below:

Name	Date of Initial Appointment
Dr. Peter Fleischer	August 22, 2003
Dr. Peter Klaus	October 1, 1999
Wolfgang Kroh	December 1, 2000
Detlef Leinberger	October 1, 1999
Ingrid Matthäus-Maier	July 1, 1999
Hans W. Reich (official spokesman)	December 15, 1990
     Members of the Board of Managing Directors are full-time employees of KfW and are generally appointed for five-year terms of office. Reappointment is permitted. Each Managing Director is responsible for certain aspects of KfW’s activities but shares the responsibility for all actions taken by the Board. There is no chief executive officer of KfW. The official spokesman of the Board of Managing Directors is Hans W. Reich.
     On December 9, 2005, the Board of Managing Directors elected its member Ingrid Matthäus-Maier to become spokeswoman of the Board of Managing Directors as of October 1, 2006. Ms. Matthäus-Maier will replace Hans W. Reich, who will retire as of September 30, 2006.
      Also on December 9, 2005, the Board of Supervisory Directors appointed Dr. Günther Bräunig, currently General Manager of KfW, to the Board of Managing Directors as of October 1, 2006. On March 31, 2006, the Board of Supervisory Directors appointed Dr. Norbert Kloppenburg, currently a director of KfW, to the Board of Managing Directors as of January 1, 2007. Dr. Kloppenburg will replace Dr. Peter Klaus, who will retire as of April 30, 2007.
Board of Supervisory Directors
     The Board of Supervisory Directors has 37 members at present and consists of the Federal Minister of Finance, the Federal Minister of Economics and Technology, the Federal Minister of Foreign Affairs, the Federal Minister of Consumer Protection, Food and Agriculture, the Federal Minister of Transport, Construction and Housing, the Federal Minister for Economic Cooperation and Development, the Federal Minister for the Environment, Nature Conservation and Nuclear Safety, seven members appointed by the Bundesrat, seven members appointed by the Bundestag, five representatives of commercial banks, two representatives of industry, one representative each of the local municipalities, agriculture, crafts, trade and the housing industry and four representatives of the trade unions. The representatives of the commercial banks, industry, the local municipalities, agriculture, crafts, trade, the housing industry and the trade unions are appointed by the Federal Government after consultation with their constituencies.
     The Federal Minister of Finance and the Federal Minister for Economics and Technology are appointed by the Federal Government as Chairman and Deputy Chairman of the Board of Supervisory Directors on a year-by-year rotating basis. The term of office of all Federal Ministers is five years while the other members of the Board of Supervisory Directors are appointed for three years. There are two committees of the Board of Supervisory Directors, the Legal and Administrative Committee and the Credit Committee, which approves all loan commitments to a single borrower of between EUR 50 million and EUR 100 million.
     The Board of Supervisory Directors supervises the overall conduct of KfW’s business and the administration of its assets. It may give the Board of Managing Directors general or special directives. In particular, the Board of Supervisory Directors approves all loan commitments to a single borrower exceeding EUR 100 million and may reserve the right to approve other transactions or types of transactions. It is not, however, authorized to represent KfW or to commit funds on KfW’s behalf.

     The members of the Board of Supervisory Directors are:

Name	Position
Dietrich Austermann	Minister of State Schleswig-Holstein, appointed by the Bundesrat

Dr. Günter Baumann	Member of the Board of Managing Directors of Deutscher Industrie- und Handelskammertag, Representative of Industry

Anton F. Börner	President of the Bundesverband des Deutschen Groß- und Außenhandels e.V.; Representative of Trade

Dr. Ulrich Brixner	Chairman of the Board of Managing Directors of DZ BANK AG; Representative of the Cooperative Banks

Rüdiger Dorn	President of Haus & Grund Deutschland; Representative of the Housing Industry

Professor Dr. Kurt Faltlhauser	Minister of Finance of the Free State of Bavaria; appointed by the Bundesrat

Dr. Thomas R. Fischer	Spokesman of the Board of Managing Directors of WestLB; Representative of the Mortgage Banks

Sigmar Gabriel	Federal Minister for the Environment, Nature Conservation and Nuclear

Michael Glos	Federal Minister of Economics and Technology; Chairman

Prof. Dr. Hans-Günter Henneke	Chairman of Deutscher Landkreistag, Representative of the Municipalities

Dr. Dietrich H. Hoppenstedt	President of the Deutscher Sparkassen- und Giroverband e.V.; Representative of the Savings Banks

Bartholomäus Kalb	Member of Parliament, appointed by the Bundestag

Roland Koch	Minister President of the State of Hesse; appointed by the Bundesrat

Jürgen Koppelin	Member of Parliament, appointed by the Bundestag

Oskar Lafontaine	Member of Parliament, appointed by the Bundestag

Prof. Dr. Wolfgang Methling	Minister of State of Mecklenburg-Vorpommern, appointed by the Bundesrat

Dr. Horst Metz	Minister of the Free State of Saxony, appointed by the Bundesrat

Franz-Josef Möllenberg	Chairman Trade Union for Food and Restaurants; Representative of the Trade Unions

Hartmut Möllring	Minister of State of Lower Saxony, appointed by the Bundesrat

Margret Mönig-Raane	Deputy Chairman ver.di e.V., Representative of the Trade Unions

Klaus-Peter Müller	President of the Bundesverband Deutscher Banken e.V.; Representative of the Commercial Banks

Stefan Ortseifen	Spokesman of the Board of Managing Directors of IKB Deutsche Industriebank AG; Representative of the Industrial Loan Banks

Ronald Pofalla	Member of Parliament, appointed by the Bundestag

Heinz Putzhammer	Member of the Executive Board of the Deutscher Gewerkschaftsbund; Representative of the Trade Unions

Christine Scheel	Member of Parliament, appointed by the Bundestag

Hanns-Eberhard Schleyer	Secretary General of the Zentralverband des Deutschen Handwerks; Representative of the Crafts

Horst Seehofer	Federal Minister of Food, Agriculture and Consumer Protection

Michael Sommer	Chairman of the Deutscher Gewerkschaftsbund; Representative of the Trade Unions

Gerhard Sonnleitner	President of the Deutscher Bauernverband e.V.; Representative of Agriculture

Jörg-Otto Spiller	Member of Parliament, appointed by the Bundestag

Peer Steinbrück	Federal Minister of Finance; Deputy Chairman

Dr. Frank-Walter Steinmeier	Federal Minister of Foreign Affairs

Ludwig Stiegler	Member of Parliament, appointed by the Bundestag

Erwin Teufel	Former Minister President representing the State of Baden-Württemberg, appointed by the Bundesrat

Name	Position
Jürgen R. Thumann	President of the Bundesverband der Deutschen Industrie; Representative of Industry

Wolfgang Tiefensee	Federal Minister of Transport, Building and City Development

Heidemarie Wieczorek-Zeul	Federal Minister for Economic Cooperation and Development
     See “Notes to Financial Statements — Other Notes Required — Remuneration, Advances and Loans to Members of the Board of Managing Directors and the Board of Supervisory Directors” for information on the remuneration of the Board of Managing Directors and the Board of Supervisory Directors.
EMPLOYEES
     At December 31, 2005, KfW employed 3,452 persons, compared to 3,370 persons at December 31, 2004. Approximately 36% of KfW’s staff is covered by collective bargaining agreements. KfW provides employee benefits such as pensions to its employees.
     Of KfW’s staff, approximately 28% are engaged in investment finance, 10% in financial cooperation, 10% in export and project finance, and the balance in KfW’s accounting, disbursements, collateral, funding and lending support departments and in general administrative and staff functions.

FINANCIAL SECTION
FINANCIAL STATEMENTS AND AUDITORS
     The financial statements and the consolidated financial statements of KfW have been prepared in accordance with the German Commercial Code and the more specific requirements of the Accounting Regulation for Banks and Financial Service Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute - the “Bank Accounting Regulation”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively, “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors. German GAAP differs in certain significant respects from accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”), and, as a result, KfW’s consolidated financial statements included in this annual report may differ substantially from financial statements prepared in accordance with U.S. GAAP.
     Pursuant to the KfW Law, the annual financial statements of KfW are examined by a Wirtschaftsprüfer (Certified Public Accountant) who is appointed by the Federal Minister of Finance in consultation with the Board of Directors and the Bundesrechnungshof (Federal Court of Auditors). KfW’s external auditors are PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”), a member of PricewaterhouseCoopers International.
     The annual audit is conducted in accordance with German Generally Accepted Auditing Standards (“German GAAS”).
     The audit report of PwC for the year ended December 31, 2005, dated February 28, 2006, refers to a combined management report (“Lagebericht”). The examination of and the audit report upon such combined management report are required under German GAAS. This examination was not made in accordance with U.S. Generally Accepted Auditing Standards (“U.S. GAAS”) or U.S. attestation standards. Therefore, PwC does not provide any opinion on the aforementioned examination, on the combined management report or on the financial statements included in this Annual Report in accordance with U.S. GAAS or U.S. attestation standards.

MANAGEMENT’S COMMENTS ON THE CONSOLIDATED FINANCIAL STATEMENTS
     KfW Bankengruppe comprises KfW and eight affiliated enterprises. Six of these affiliated enterprises are consolidated into the group. The figures in the financial statements for the group are determined mainly by the financial condition and results of operations of KfW. Significant differences between the results or financial position of KfW Bankengruppe and those of KfW are discussed below.
Composition of KfW Bankengruppe

	Balance Sheet Total
	(EUR in millions)
	December 31,	December 31,
	2005	2004
KfW	340,316	327,841
Finanzierungs- und Beratungsgesellschaft mbH (FuB)	48	45
KfW International Finance Inc. (KfW-Finance)	22,693	30,513
DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (DEG)	2,221	1,922
tbg Technologie-Beteiligungs-Gesellschaft mbH (tbg)	718	676
KfW Beteiligungsholding GmbH	1,490	1,524
KfW IPEX-Beteiligungsholding GmbH	33	–
IKB Deutsche Industriebank AG (associated enterprise)	38,303	36,956
Movesta Finance and Lease GmbH (associated enterprise)	1,902	1,699
Macroeconomic developments
     The pace of the world economy slowed down only slightly in 2005 despite significantly higher oil prices. According to preliminary data, global gross domestic product (“GDP”) increased by between 4% and 4.5% in real terms. This increase shows that growth still remained strong following the very high GDP growth rate of 5.1 % in 2004. Global economic growth in 2005 was driven primarily by strong demand in the United States and China. Growth in the euro area, by comparison, was weaker.
     Germany’s price-adjusted gross domestic product increased by only 0.9% in 2005. Adjusted for the different number of working days, the performance of the German economy did not change overall against the previous year. Once again, exports were the strongest contributors to growth. Capital goods investments also provided positive impulses. As in preceding years, low building and construction investment hampered growth, while consumer spending did not increase in comparison with the previous year. Given the persistently subdued domestic demand, the business climate among small and medium-sized enterprises in the first half was weak but clearly improved after the summer.
The Balance Sheet
     The following table shows the development of the group’s main balance sheet items in 2005:

Balance Sheet Trends (1)

	December 31,	December 31,	Increase (Decrease) in 2005
Assets	2005	2004	Compared to 2004
	(EUR in millions)			(%)
Cash reserves	26	27	(1)	(4)
Loans and advances to banks(2)	180,193	176,736	3,457	2
Loans and advances to customers(2)(3)	95,384	95,245	139	0
Bonds and other fixed-income securities(2)	30,244	26,752	3,492	13
Shares and other non-fixed income securities	21,511	16,249	5,262	32
Investments and shares in affiliated enterprises	1,382	1,357	25	2
Assets on a trust basis	8,372	8,106	266	3
Compensation claims on public authorities(4)	0	64	(64)	(100)
Other assets(5)	4,031	4,060	(29)	(1)

Balance Sheet Total	341,143	328,596	12,547	4

(1)	Totals may not add due to rounding.

(2)	Includes accrued interest.

(3)	Includes corporate borrowers such as airlines and shipping companies (export finance) and steel and energy companies (investment finance). See “Business”.

(4)	Credit institutions with head offices in the former GDR were allocated an interest-bearing claim on the Currency Conversion Compensation Fund as from July 1, 1990, to the extent that their assets were not sufficient to cover the liabilities, including reserves, resulting from the introduction of the Deutsche Mark and the conversion of the currency of the former GDR. The level of the claim was determined by the terms of Article 40(2) of the D-Markbilanzgesetz (D-Mark Balance Sheet Law). Following the merger between KfW and the former Staatsbank in 1994, these compensation claims were included in KfW’s balance sheet.

(5)	Includes mainly prepaid expenses and deferred charges.

	December 31,	December 31,	Increase (Decrease) in 2005
Liabilities and Shareholders’ Equity	2005	2004	Compared to 2004
	(EUR in millions)			(%)
Liabilities to banks(1)	23,025	25,294	(2,269)	(9)
Liabilities to customers(1)(2)	48,136	55,309	(7,173)	(13)
Bonds	238,928	210,806	28,122	13
Loans on a trust basis	8,372	8,106	266	3
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law(3)	2	2	0	0
Capital and reserves(4)	13,599	11,655	1,944	17
Other liabilities(5)	9,081	17,425	(8,344)	(48)

Balance Sheet Total	341,143	328,596	12,547	4

Memo Item: Guarantees	74,170	61,375	12,795	21

(1)	Includes accrued interest.

(2)	Includes the Federal Government, the ERP Special Fund and certain non-bank lending institutions, such as insurance companies.

(3)	Credit institutions with head offices in the former GDR were required to include their liabilities towards the Currency Conversion Compensation Fund (“compensation liabilities”) in their opening balance sheets as of July 1, 1990, if their equity exceeded the limits determined by Article 40(2) of the D-Mark Balance Sheet Law. With the merger between KfW and the Staatsbank in 1994, these compensation liabilities accrued to KfW.

(4)	Includes the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code.

(5)	Includes deferred income, other liabilities and accrued estimated liabilities.
     During 2005 the group balance sheet total increased by EUR 12.5 billion, or 4%, to EUR 341.1 billion. Domestic investment loans accounted for most of the growth in the lending business; at EUR 187 billion, they were EUR 4 billion higher than in the previous year. In addition, the volume of securities rose in the course of the year, especially as a result of new privatization transactions (“Platzhaltergeschäfte”).
     With the asset securitization transactions conducted in 2005, which led to an increase in guarantees to EUR 74.2 billion, the group’s volume of business (which includes off-balance sheet items) rose by 7% to EUR 454.2 billion.

     KfW Bankengruppe views 2005 as a successful business year. The positive development of the group’s earnings position is marked by stable income from current operations and significantly lower risk provisions due to a general improvement in the risk situation. The group’s income from current operations before risk provisions was EUR 1,281 million, exceeding the previous year’s figure by EUR 45 million. Interest income and net commissions received were EUR 75 million higher than in the previous year. Administrative expenses rose moderately by EUR 30 million to EUR 582 million in 2005. The risk provisioning and valuation result improved substantially and totaled EUR 603 million, which was EUR 205 million, or 25%, lower than in the previous year. The positive overall result is mainly due to the further improvements in the risk situation in the lending business, especially in export and project finance and private equity finance. Overall, as in previous years, careful account was taken of all identifiable risks. As a result of the improved risk situation, net income for the year rose to EUR 625 million, a substantial increase over the previous year’s level of EUR 368 million.

Volume of Lending
     The volume of lending of KfW Bankengruppe (loans and advances, including loans on a trust basis and guarantees) rose to EUR 328.9 billion at December 31, 2005 from EUR 312.6 billion at December 31, 2004.
     The following table shows the volume of lending by business area in 2005:
Volume of Lending

			Increase (Decrease) in
	December 31,	December 31,	2005
	2005	2004	Compared to 2004
	(EUR in millions)			(%)
Investment finance (1)	187,135	182,895	4,240	2
Export and project finance	46,114	46,387	(273)	(1)
Financial cooperation (1)	21,521	21,920	(399)	(2)
Other items:
Guarantees	74,170	61,375	12,795	21

Total loans	328,940	312,577	16,363	5

of which: Loans on a trust basis and other trust business	8,304	8,050	254	3

(1)	Since 2005, outstanding loans extended by the former Staatsbank have been included in financial cooperation. The previous year’s figures have been restated accordingly.
     This increase was mainly the result of the increase of EUR 12.8 billion in guarantees (to EUR 74.2 billion), which was due to the expansion of the SME and housing loan securitization transactions. Thus, guarantees accounted for 23% of the total lending volume. In addition, despite off-schedule repayments of EUR 17.0 billion, investment loans granted to German enterprises rose by EUR 4.2 billion against the previous year. The share of these loans in the group lending volume dropped slightly to 57%.
     The volume of export and project finance, which accounted for 14% of the lending volume, remained almost constant. Loans to promote developing countries (6% of the volume of lending) decreased by EUR 0.4 billion, or 2%.
Funding
     As in fiscal year 2004, in 2005 the expansion of KfW’s volume of business was refinanced mainly by the issuance of bonds and notes in the capital markets. In 2005, KfW Bankengruppe raised a total of EUR 50 billion in long-term funds. It was the fourth year in a row that its funding volume was near the EUR 50 billion mark. Bonds and notes were the main source of funds, accounting for EUR 238.9 billion (an increase of EUR 28.1 billion) or 77% (2004: 72%) of borrowed funds. Of these bonds and notes, EUR 22.7 billion was issued by KfW Finance. The share of funds borrowed from banks and customers (excluding federal and ERP funds) continued to fall from 16% to 13% in 2005. The funds provided from the federal budget and the ERP Special Fund amounted to 10% of borrowed funds (after 12% in the previous year).

     The following table shows the sources of funding for KfW Bankengruppe’s loan portfolio for the periods shown.
Funding of the group’s Own Loan Portfolio

	December 31, 2005		December 31, 2004
	(EUR in millions)	(%)	(EUR in millions)	(%)
Funds borrowed from banks	23,025	7	25,294	9
Funds borrowed from customers	48,136	16	55,309	19
ERP Special Fund	16,179	5	20,551	7
Federal budget funds	14,071	5	14,253	5

	30,250	10	34,804	12
Other lenders	17,886	6	20,505	7
Bonds issued	238,928	77	210,806	72

Total	310,089	100	291,409	100

     The share of bonds issued rose by 5% to 77% over the previous year.
Bonds Issued

	2005		2004
	(EUR in millions)	(%)	(EUR in millions)	(%)
Debt issues	101,854	43	106,509	51
Bearer bonds (including commercial paper)	133,258	56	100,916	48
Accrued interest	3,816	1	3,381	1
Total	238,928	100	210,806	100

Own funds
     In 2005, KfW Bankengruppe substantially increased its own funds (paid-in subscribed capital, reserves and the fund for general bank risks pursuant to § 340(g) of the German Commercial Code). KfW Bankengruppe’s own funds amounted to EUR 13.6 billion at December 31, 2005. Most of the increase of EUR 1.9 billion, or 17%, resulted from a further allocation of EUR 1.3 billion made to the fund for general bank risks in 2005. The remaining allocations to KfW’s own funds resulted from the increase of the reserve from the ERP Special Fund by EUR 49 million, from the allocation of KfW’s net income for the year of EUR 475 million to the special reserves and from the increase of EUR 120 million in other retained earnings through the inclusion of the results and the consolidation of the capital of the subsidiaries. KfW’s own funds are EUR 12.9 billion. The requirements for equity capital and reserves for banks operating internationally are fulfilled by KfW and the group.
Capital and Reserves(1)

	Additions/
	(Deductions)	December 31, 2005
	(EUR in millions)
Subscribed capital	0.0	3,750.0
Unpaid capital	0.0	(450.0)
Capital reserves	0.0	1,603.8
Reserve from the ERP Special Fund	48.7	702.6
Retained earnings
In accordance with Art. 10(2) of the KfW Law	280.5	1,087.0
In accordance with Art. 10(3) of the KfW Law	194.8	1,558.8
In accordance with Art. 17(4) of the D-Mark Balance Sheet Law (2)	0.0	47.6
Other retained earnings	120.0	699.1
Fund for general bank risks in accordance with Section 340(g) of the German Commercial Code	1,300.0	4,600.0

	1,944.0	13,598.9

(1)	Totals may not add due to rounding.

(2)	To be adjusted for the special loss account shown under Assets in KfW’s balance sheet in accordance with Article 17(4) of the D-Mark Balance Sheet Law (EUR 27 million).

Changes in Other Balance Sheet Items
     The value of the portfolio of money market paper, bonds and debentures of other issuers held by KfW increased by EUR 3.6 billion to EUR 25.2 billion at December 31, 2005. The majority of these securities are held by KfW to ensure constant liquidity. These securities are assigned to treasury securities portfolios, which are denominated mainly in euro, but also include U.S. dollar-denominated securities. The euro-denominated portfolios account for 80% of the total portfolios of money market paper, bonds and debentures, and are used as collateral in funding operations with the European Central Bank. In addition to its treasury securities portfolios, KfW holds a portfolio of asset-backed securities in connection with its securitization activities.
     For the purpose of providing secondary market liquidity for the securities issued by it, KfW Bankengruppe held EUR 5,077 million par value of its own bonds at year-end 2005 (EUR 4,894 million at year-end 2004), representing 2% of the bonds and notes issued by KfW Bankengruppe.
     The portfolio of shares and other non-fixed income securities held by KfW Bankengruppe increased by EUR 5.3 billion to EUR 21.5 billion in 2005 as a result of KfW taking over additional shares of Deutsche Telekom AG and Deutsche Post AG in the course of the further privatization of the two corporations. The holdings of money market paper, bonds and debentures of other issuers held for liquidity purposes remained almost constant at EUR 4.4 billion.
     The major part of the prepaid expenses and deferred charges consists of interest expenditure mainly for leasing obligations in project finance applicable to the following period. This item also includes differences between issue amounts and repayment amounts incurred in the context of borrowing transactions (discounts and placing commissions). The item deferred income shows, in particular, the discounts from lending operations deferred over the loan terms.
     Accrued estimated liabilities increased by EUR 65 million over the previous year. Allocations to accrued estimated liabilities amounted to EUR 206 million, EUR 69 million of which were for staff pensions and EUR 133 million was mainly unsettled bank operating and payroll expenses and provisions in KfW’s lending and private equity finance business. EUR 83 million was used, while EUR 61 million was returned to income.
     The assets on a trust basis totaled EUR 8.4 billion at December 31, 2005, an increase of approximately EUR 0.3 billion compared with year-end 2004. This item comprises mainly loans on a trust basis extended in the context of the promotion of developing countries.

Earnings Position
     The following table shows the development of the group’s earnings position for 2005:

	Earnings Position(1)
	2005	2004	Change
	(EUR in millions)			(%)
Interest income(2)	12,299	11,812	487	4
Interest expense	10,661	10,237	424	4

Interest received, net	1,638	1,575	63	4
Commissions received, net	203	190	13	7
Net earnings (expenditure) on financial transactions(3)	2	1	1	100
General administrative expenses(4)	582	552	30	5
Other operating income and expenses	20	22	(2)	(9)

Income from current operations before risk provisions and valuations	1,281	1,236	45	4
Risk provisions/valuations, net(5)	(603)	(808)	205	(25)

Income from current operations	678	428	249	58

Contractual allocation of interest to reserves from the ERP Special Fund	49	47	2	4
Taxes on income and revenues	4	13	(9)	(69)

Net income for the year	625	368	257	70

(1)	Totals may not add due to rounding.

(2)	Balance of interest earnings on lending and money market business, fixed-interest securities and debt register claims, with current income from shares and other non-fixed interest securities, investments and shares in affiliated enterprises.

(3)	Balance of gains and losses on currency conversions.

(4)	Including the depreciation and value adjustments on intangible and tangible assets.

(5)	Including write-downs on the special loss account and allocation to the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code. Net of the item “Earnings on all allocations of investments, shares in affiliated enterprises and securities treated as fixed assets”.
     The group’s income from current operations before risk provisions and valuations in 2005 was EUR 1,281 million, an increase of EUR 45 million over the previous year (KfW: increase of EUR 28 million or 3% to EUR 1,162 million).
     The group’s most important source of income continued to be net interest received, which contributed EUR 1,638 million to net income in 2005. Thus, net interest increased by EUR 63 million, or 4%, over the previous year’s figure of EUR 1,575 million. The stronger US dollar had a major influence on this development.
     Net commissions received increased by EUR 13 million, or 7%, to EUR 203 million. This was mostly due to higher income from counter-guarantees and higher handling fees earned on export loans.

     The following table sets forth the group’s administrative expenses for 2005 and 2004:
Administrative Expenses(1)

	2005	2004	Change
	(EUR in millions)			(%)
Salaries and wages	260.1	246.1	14.0	6
Social security contributions	43.0	40.7	2.3	6
Expenditure on pensions and support	51.7	48.6	3.1	6

Total expenditure on personnel	354.8	335.4	19.4	6

Other administrative expenses	190.4	175.0	15.4	9
Depreciation and value adjustments on intangible and tangible assets	36.4	41.3	(4.8)	(12)

Total expenditure on material and equipment	226.8	216.3	10.6	5

Total administrative expenses	581.6	551.7	30.0	5

(1)	Totals may not add due to rounding.
     In 2005, administrative expenses amounted to EUR 582 million, which was 5% higher than in the previous year. The increase included an increase in personnel expenditure of EUR 20 million, or 6% to EUR 355 million which was due to the growth in the number of staff and adjustments of collectively agreed and performance-related salaries. Project-related consulting expenses, including those related to the changeover of accounting to IFRS, Basel II, and the separation of KfW IPEX-Bank, as well as one-time expenses related to land and buildings used by KfW, caused an increase of EUR 11 million (5%) in the expenditure on material and equipment to EUR 227 million.
Risk Provisioning and Valuation Result
     The risk provisioning and valuation result is composed of the following items in the statement of income:
•	write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses (including allocation to the fund for general bank risks);

•	write-downs and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets; and

•	earnings on allocations to investments, shares in affiliated enterprises and securities treated as fixed assets.
     In 2005, the risk provisioning and valuation result improved substantially compared with the previous year by EUR 205 million, or 25%, and amounted to EUR 603 million.

     This was mainly due to the improved risk situation in the lending business, especially in export and project finance and private equity finance. The net transfer to specific loan loss provisions, which decreased by 55%, underscores this positive development. In addition, the successful exit by DEG from various equity investments contributed to the improved valuation result.
     Compared with 2004, specific loan loss provisions and allowances for possible loan losses for the group fell by EUR 0.4 billion, or 20%, to EUR 1.5 billion (previous year: EUR 1.9 billion). In 2005, as in 2004, most of the provisions were for aircraft and equity finance. Net provisions made for the group amounted to EUR 226 million (previous year: EUR 497 million). During 2005, non-performing loans and advances totaling EUR 799 million (previous year: EUR 373 million) were written off. Payments received by KfW on claims that had been written off amounted to EUR 34 million in the year under review (previous year: EUR 26 million).
     With a view to the forthcoming changeover of accounting to International Financial Reporting Standards (IFRS) in 2007, KfW Bankengruppe has already started to change its risk provisioning in the framework of accounting according to HGB (German Commercial Code). For this purpose, KfW increased the fund for general bank risks, which is disclosed in the balance sheet, by EUR 1,300 million, which only partly affected the income position due to the reallocation of funds already set aside for internal risk provisioning.
     By maintaining its conservative risk policy and taking into account the future requirements of IFRS accounting, KfW has made adequate provision for all acute and latent risks.
     After risk provisions and valuations, the group’s income from current operations was EUR 678 million, a substantial increase of EUR 250 million, or 58%, over the previous year’s result.
     The group’s net income for the year was EUR 625 million compared with EUR 368 million in the previous year. KfW’s net income for the year was EUR 475 million.
     The positive development of the assets, financial situation and earnings is further evidence of the strong overall financial condition of KfW Bankengruppe, which provides it with a solid foundation from which to continue its promotional activities in the future.
     Subsequent to the end of the 2005 business year, there have not been any events or incidents that would have a material effect on the assessment of KfW and KfW Bankengruppe’s assets, financial situation or earnings (as of February 28, 2006).

FINANCIAL STATEMENTS OF KFW
Balance Sheet(1)

	As of December 31,
	2005		2004
	(EUR in thousands)
Assets
Cash reserves
Cash on hand	142		220
Balance with Deutsche Bundesbank	25,699		27,067
Balance in postal giro accounts	0	25,841	0	27,287

Loans and advances to banks
At call	2,749,542		25,384
Other	177,610,889	180,360,431	176,590,909	176,616,293

Loans and advances to customers		95,032,476		95,112,541
Bonds and other fixed-income securities
Money market paper(2)	914,752		858,569
Bonds and debentures of public and other issuers(3)	25,424,854		22,083,604
KfW’s own bond issues	3,881,174	30,220,780	3,804,215	26,746,388

Shares and other non-fixed income securities		21,318,678		16,238,318
Investments		61,300		37,471
Shares in affiliated enterprises		1,136,236		1,084,940
Loans on a trust basis and other trust business		8,198,919		7,905,292
Compensation claims on public authorities including bonds from their conversion		0		64,291
Intangible assets		7,431		6,706
Fixed assets		692,664		619,962
Other assets		64,110		89,957
Prepaid expenses and deferred charges		3,170,455		3,264,759
Special loss account consisting of provisions under Art. 17(4) of the D-Mark Balance Sheet Law		26,777		26,843

Total assets		340,316,098		327,841,048

See also the accompanying Notes to Financial Statements.

	As of December 31,
	2005		2004
	(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	1,315,803		785,896
With agreed terms or periods of notice	21,728,145	23,043,948	24,453,232	25,239,128

Liabilities to customers
At call	427,063		417,426
With agreed terms or periods of notice	70,616,032	71,043,095	85,515,134	85,932,560

Bonds		216,234,720		180,371,306
Loans on a trust basis		8,198,919		7,905,292
Other liabilities		1,625,588		10,206,846
Deferred income		5,970,802		5,887,493
Accrued estimated liabilities		797,023		721,038
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law		2,281		1,591
Subordinated liabilities		500,000		500,000
Fund for general bank risks		4,600,000		3,300,000
Subscribed capital		3,750,000		3,750,000
Unpaid capital		(450,000)		(450,000)
Capital reserves		1,603,764		1,603,764
Reserve from ERP Special Fund		702,582		653,868
Retained earnings		2,693,376		2,218,162

Total liabilities and shareholders’ equity		340,316,098		327,841,048

Contingent liabilities
On bills discounted and charged	0		0
On guarantees	74,235,711		61,423,187
Liability under collateral provided for third party liabilities	0	74,235,711	0	61,423,187
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	38,476,115	38,476,115	36,044,195	36,044,195

(1)	Totals may not add due to rounding.

(2)	In 2005, EUR 40,047 thousand (2004: EUR 50,195 thousand) were eligible as collateral with the Deutsche Bundesbank.

(3)	In 2005 and 2004, EUR 17,721 million and EUR 15,075 million, respectively, were eligible as collateral under the refinancing operations of the European Central Bank via the Deutsche Bundesbank.
See also the accompanying Notes to Financial Statements.

Statement of Income(1)

	For the year ended December 31,
	2005		2004
	(EUR in thousands)
Income
Interest income
From lending and money market	11,325,411		10,981,507
From fixed-income securities and debt register claims	682,515	12,007,926	666,534	11,648,041

Current income
From shares and other non-fixed income securities	107,198		4,270
From investments	6,352		471
From shares in affiliated enterprises	0	113,550	0	4,741
Commissions and similar service charges earned		403,073		369,870
Net earnings on financial transactions		1,525		3,929
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		18,546		33,497
Other operating income		13,377		20,685

Total income		12,557,997		12,080,763

Expenses
Interest expenses		10,657,838		10,232,714
Contractual appropriation of interest to reserve from the ERP Special Fund		48,713		47,368
Commissions and similar service charges payable		205,099		185,938
General administrative expenses Salaries and wages	229,654		216,271
Social security contributions and expenditure on pensions and support	77,492		75,111
Other administrative expenses	168,712	475,858	157,740	449,122

Depreciation and value adjustments on intangible and tangible assets		35,442		39,301
Other operating expenses		3,035		6,452
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses(2)		656,732		802,837
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		0		0
Losses absorbed under profit and loss transfer agreements		0		0
Write-downs on the special loss account under Art. 17(4) of the D-Mark Balance Sheet Law		66		177
Net income for the year		475,214		316,854

Total expenses		12,557,997		12,080,763

(1)	Totals may not add due to rounding.

(2)	Including EUR 1,300 million allocation to the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code (2004 EUR 1,300 million; 2003 EUR 370 million).
See also the accompanying Notes to Financial Statements.

FINANCIAL STATEMENTS OF KFW BANKENGRUPPE
Balance Sheet(1)

	As of December 31,
	2005		2004
	(EUR in thousands)
Assets
Cash reserves
Cash on hand	144		223
Balance with Deutsche Bundesbank	25,699		27,067
Balance in postal giro accounts	0	25,843	0	27,290

Loans and advances to banks
At call	2,790,824		52,385
Other	177,401,962	180,192,786	176,683,975	176,736,360

Loans and advances to customers		95,384,216		95,244,732
Bonds and other fixed-income securities
Money market paper(2)	914,752		858,569
Bonds and debentures of public and other issuers(3)	24,252,290		20,760,250
KfW’s own bond issues	5,076,562	30,243,604	5,132,815	26,751,634

Shares and other non-fixed income securities		21,511,295		16,248,927
Investments		750,195		749,241
Investments in affiliated enterprises		620,194		595,784
Shares in affiliated enterprises		11,844		11,843
Loans on a trust basis and other trust business		8,372,010		8,106,039
Compensation claims on public authorities, including bonds from their conversion		0		64,291
Intangible assets		9,068		7,115
Fixed assets		710,654		637,352
Other assets		114,264		123,916
Prepaid expenses and deferred charges		3,170,521		3,264,764
Special loss account consisting of provisions under Art. 17(4) of the D-Mark Balance Sheet Law		26,777		26,843

Total assets		341,143,271		328,596,131

See also the accompanying Notes to Financial Statements.

	As of December 31,
	2005		2004
	(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	1,295,645		746,176
With agreed terms or periods of notice.	21,729,032	23,024,677	24,547,950	25,294,126

Liabilities to customers
At call	159,486		168,156
With agreed terms or periods of notice.	47,976,645	48,136,131	55,140,499	55,308,655

Bonds		238,928,062		210,805,588
Loans on a trust basis		8,372,010		8,106,039
Other liabilities		1,671,097		10,165,106
Deferred income		5,973,382		5,887,927
Accrued estimated liabilities		936,745		872,195
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law		2,281		1,591
Subordinated liabilities		500,000		500,000
Fund for general bank risks		4,600,000		3,300,000
Subscribed capital		3,750,000		3,750,000
Unpaid capital		(450,000)		(450,000)
Capital reserves		1,603,764		1,603,765
Reserve from ERP Special Fund		702,582		653,868
Retained earnings		3,392,540		2,797,271

Total liabilities and shareholders’ equity		341,143,271		328,596,131

Contingent liabilities
On bills discounted and charged	0		0
On guarantees	74,169,511		61,375,774
Liability under collateral provided for third party liabilities	0	74,169,511	0	61,375,774
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	38,888,218	38,888,218	36,458,444	36,458,444

(1)	Totals may not add due to rounding.

(2)	In 2005, EUR 40,047 thousand (in 2004 EUR 50,195 thousand) were eligible as collateral with the Deutsche Bundesbank.

(3)	In 2005 and 2004, EUR 17,518 million and EUR 1,818 million, respectively, were eligible as collateral with the Deutsche Bundesbank.
See also the accompanying Notes to Financial Statements.

Statement of Income(1)

	For the year ended December 31,
	2005		2004
	(EUR in thousands)
Income
Interest income
From lending and money market	11,405,326		11,056,522
From fixed-income securities and debt register claims	683,292	12,088,618	666,853	11,723,375

Current income
From shares and other non-fixed income securities	107,198		4,270
From investments	51,671		53,941
From shares in affiliated enterprises	50,995	209,864	30,408	88,619
Commissions and similar service charges earned		411,485		378,172
Net earnings on financial transactions		2,035		1,060
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		–		15,832
Other operating income		25,716		29,117

Total income		12,737,718		12,236,175

Expenses
Interest expenses		10,661,069		10,236,997
Contractual appropriation of interest to reserve from the ERP Special Fund		48,713		47,368
Commissions and similar service charges payable		208,591		187,872
General administrative expenses
Salaries and wages	260,134		246,099
Social security contributions and expenditure on pensions and support	94,617		89,322
Other administrative expenses	190,415	545,166	175,004	510,425

Depreciation and value adjustments on intangible and tangible assets		36,446		41,254
Other operating expenses		5,704		7,374
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses(2)		584,831		823,005
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		18,469		0
Write-downs on the special loss account under Art. 17(4) of the D-Mark Balance Sheet Law		66		177
Taxes on income		3,812		13,254

Net income for the year		624,851		368,449

Total expenses		12,737,718		12,236,175

(1)	Totals may not add due to rounding.

(2)	Including EUR 1,300 million allocation to the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code (in 2004 EUR 1,300 million, in 2003 EUR 370 million).
See also the accompanying Notes to Financial Statements.

Cash Flow Statement of KfW Bankengruppe(1)

	For the year ended December 31,
	2005	2004
	(EUR in millions)
Cash flows from operating activities
Net income (before income tax)	629	382
Non-cash positions in net income and adjustments to reconcile net income to net cash provided by (used for) operating activities
Write-downs, depreciation and adjustments	640	849
Changes in accrued estimated liabilities	147	86
Change in other non-cash positions	(27)	(4)
Profit from the sale of financial instruments, investments, property and equipment	(33)	(29)
Other adjustments (net)	(10,031)	(679)

Sub-total	(8,675)	604
Change in assets and liabilities from operating activities after correction for non-cash components
Loans and advances to banks	(3,747)	(10,582)
Loans and advances to customers	860	(4,397)
Securities available for sale	(7,693)	(492)
Funds borrowed from banks	(2,269)	(2,173)
Funds borrowed from customers	(7,172)	(1,964)
Securitized Liabilities	28,122	16,251
Other assets from operating activities	3	(33)
Other liabilities from operating activities	(104)	(172)
Interest receipts	12,089	11,723
Interest paid	(10,661)	(10,237)
Income tax paid	(4)	(13)

Net cash provided by (used for) operating activities	749	(1,485)

Cash flows from investing activities
Proceeds from the sale of investments	1,030	1,774
Proceeds from the sale of property and equipment	74	62
Payments for the acquisition of investments	(1,819)	(247)
Payments for the acquisition of property and equipment	(116)	(156)
Other investing activities (net)	27	4

Net cash provided by (used for) investing activities	(804)	1,437

Cash flows from financing activities
Proceeds on equity capital	49	47
Other financing activities (net)	0	0

Net cash provided by (used for) financing activities	49	47

Cash and cash equivalents at the end of previous period	27	27
Net cash provided by (used for) operating activities	749	(1,485)
Net cash provided by (used for) investing activities	(804)	1,437
Net cash provided by (used for) financing activities	49	47
Effect of exchange rate changes on cash and cash equivalents	5	1
Cash and cash equivalents at the end of period	26	27

(1)	Totals may not add due to rounding.
See also the accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS
THE CONSOLIDATED ENTERPRISES AND THE PRINCIPLES
OF CONSOLIDATION.
The consolidated financial statements include, besides KfW, KfW International Finance Inc., Delaware, USA, Finanzierungs- und Beratungs-gesellschaft mbH, Berlin, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne, KfW Beteiligungsholding GmbH, Frankfurt am Main, KfW IPEX-Beteiligungsholding GmbH, Frankfurt and tbg Technologie-Beteiligungsgesellschaft mbH, Bonn.
     § 296 (1) No. 3 of the German Commercial Code (HGB) has been utilized with regard to one subsidiary, whose shares were held exclusively for the purpose of resale. In accordance with § 296 (2) HGB two affiliated enterprises are not included in the consolidated financial statements, because their results are of only minor significance for the presentation of the assets, financial situation and earnings of the Group. Furthermore, in accordance with § 311 (2) HGB the at-equity consolidation method was not used for two enterprises.
     The annual financial statements for the individual enterprises in the Group were drawn up in accordance with the accounting and valuation methods applying to KfW. Loans and advances and liabilities, and income and expenditure between the consolidated enterprises were netted. The first consolidation was made by the book value method with the values stated on the Group’s balance sheet date.
     The capital was consolidated on the basis of the values stated on the date the enterprises were first included in the Group’s accounts. The differences in the liabilities resulting from the capital consolidation total EUR 446 million and are included in the Group’s retained earnings.
     Movesta Finance and Lease GmbH was included for the first time; this was done by the book value method, The valuation, which was made on the basis of the values stated on the date of the first inclusion in the consolidated financial statements, led to a difference in the amount of EUR 33 million on the assets side, which was netted against the retained earnings. The annual financial statements for KfW International Finance Inc. are drawn up in foreign currency and the amounts were converted at the official middle rate on December 31, 2005.
ACCOUNTING AND VALUATION METHODS.
The Financial Statements for 2005 for KfW and for KfW Bankengruppe have been drawn up in accordance with the requirements of the Commercial Code (HGB), the Ordinance Regarding the Accounting System for Banks (RechKredV) and the Law Concerning KfW. The special provisions of the D-Mark Balance Sheet Law (DMBilG) have also been observed. In the Financial Statements the reserves from the ERP Special Fund and the contractual allocation of interest earnings to these are shown separately, as is the allocation to the capital reserves, which are shown as a memo item. Statements on individual items in the Balance Sheet, which may be made either in the Balance Sheet or an Annex, are given in the Annex.
     The cash in hand, loans and advances to banks and customers, investments, investments in associated enterprises and shares in affiliated enterprises and the other assets have been shown at cost, par or a lower value. Differences between notional amounts and lower disbursement amounts of loans or advances have been included in the deferred income.

The securities held as a liquidity reserve (including securitised compensation claims on public authorities) are valued strictly at the lower of cost or market, where they are not covered by off-balance sheet business. Securities held as fixed assets are shown on a modified application of this principle. In part, securities are aggregated with the derivatives contracts (interest swap contracts) concluded for price hedging to form separately documented valuation units. No allocations of securities to the trading stock have been made. The statutorily required writeups were made.
     Fixed assets are shown at acquisition or production cost, reduced by straight line depreciation in accordance with the expected useful life of the items. Minor items were fully written off in the year of acquisition.
     Liabilities are shown at repayment value; differences between agreed higher repayment amounts and issue amounts have been included in the item “Prepaid expenses and deferred charges”. Accrued pension liabilities and similar obligations were valued in accordance with actuarial principles on the basis of “Richttafeln für die Pensionsversicherung” (Mortality and Disability Tables) of 2005 by Dr. Klaus Heubeck. For KfW the part-value method was used, with interest rates for accounting purposes of 3% and 6%, respectively. The other accrued estimated liabilities are shown at their expected recourse value.
     Sufficient allowance has been made for risks, most of which are on loans as a result of the structure of KfW’s business, through provisions and allocations to the Fund for general bank risks in accordance with § 340g of the Commercial Code. The allocations are shown in the item “Write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses”. The possibility for netting in the Statement of Income in accordance with § 340 f (3) and § 340 c (2) of the Commercial Code has been utilized.

NOTES ON THE ASSETS.
Loans and Advances to Banks
EUR million

	At call	Remaining term				Pro rata interest	Total
		Up to 3	More than 3 months	More than 1 year	More than
		months	to 1 year	to 5 years	5 years
Dec. 31, 2005 KfW	2,750	17,667	12,283	40,465	103,597	3,598	180,360
Dec. 31, 2005 Group	2,791	17,681	12,339	40,635	103,129	3,618	180,193
Dec. 31, 2004 KfW	25	23,042	11,100	40,286	99,175	2,988	176,616
Dec. 31, 2004 Group	52	23,191	11,143	40,499	98,841	3,010	176,736
						KfW	Group
of which to:
affiliated enterprises						822	0
enterprises, in which KfW holds a stake						0	1,535
without on-lending banks’ liability						2,241	2,241
minor assets						10	10
Loans and Advances to Customers
EUR million

With no fixed maturity		Remaining term				Pro rata interest	Total
		Up to 3	More than 3 months	More than 1 year	More than
		months	to 1 year	to 5 years	5 years
Dec. 31, 2005 KfW	0	4,118	6,874	31,730	50,401	1,909	95,032
Dec. 31, 2005 Group	0	4,172	6,899	32,111	50,279	1,924	95,384
Dec. 31, 2004 KfW	0	4,687	7,011	30,609	51,082	1,724	95,113
Dec. 31, 2004 Group	0	4,725	7,053	30,809	50,924	1,734	95,245
						KfW	Group
of which to:
affiliated enterprises						672	0
enterprises, in which KfW holds a stake						31	158
minor assets						411	411

BONDS AND OTHER FIXED-INCOME SECURITIES.
Amounts shown under “Bonds and other fixed-income securities” due in the year following the balance sheet date:
Due the following year
EUR million

Balance sheet date	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
	KfW	KfW	Group	Group
Money market paper, bonds and notes	6,521	5,908	6,330	5,794
Par value	6,460	5,862	6,269	5,753
Own bond issues	272	842	463	956
Par value	266	838	457	947

Total	6,793	6,750	6,793	6,750

Par value	6,726	6.700	6,726	6,700
The item “Bonds and other fixed-income securities” includes loans and advances to:
EUR million

	KfW	Group
Affiliated enterprises	1,196	0
Enterprises in which KfW holds a stake	0	0
The item “Bonds and other fixed-income securities” includes:
EUR million

	KfW	Group
Listed securities	27,898	27,921
Unlisted securities	1,303	1,303

Marketable securities	29,201	29,224

SECURITIES TRANSACTIONS UNDER REPURCHASE AGREEMENTS.
In the context of genuine repurchase transactions (sell & buy back transactions, repos) securities to the book value of EUR 1,174 million were repurchased.
FIXED ASSETS.
Fixed Assets as per December 31, 2005 KfW
EUR thousand

	Changes1)	Residual book	Residual book
	2005	value as per	value as per
		Dec. 31, 2005	Dec. 31, 2004
	(7)	(8)	(9)
Investments	23,829	61,300	37,471
Shares in affiliated enterprises	51,296	1,136,236	1,084,940
Securities treated as fixed assets	946,769	3,825,963	2,879,194

Total	1,021,894	5,023,499	4,001,605

Acquisition/		Inflows	Outflows	Transfers	Allocations		Write-downs/	Residual book	Residual book
production costs2)							Adjustments	value as per	value as per
						Total	2005	Dec. 31, 2005	Dec. 31, 2004
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Intangible assets	47,287	4,742	17,747	0	0	26,851	4,016	7,431	6,706
Tangible assets3)	798,439	108,479	56,178	0	0	158,076	31,426	692,664	619,962

Total	845,726	113,221	73,925	0	0	184,927	35,442	700,095	626,668

Sum								5,723,594	4,628,273

1)	Including price changes.

2)	The Relief Facility under § 31 (6) of the EC Commercial Code has been utilised.

3)	Of which as per December 31, 2005: – total value of land and buildings used for the bank’s activities EUR 665,621,000 – total value of office furniture and equipment EUR 27,043,000

Fixed Assets as per December 31, 2005 Group
EUR thousand

	Changes1)	Residual book	Residual book
	2005	value as per	value as per
		Dec. 31, 2005	Dec. 31, 2004
	(7)	(8)	(9)
Investments	25,364	1,370,389	1,345,025
Shares in affiliated enterprises	1	11,844	11,843
Securities treated as fixed assets2)	946,769	3,825,963	2,879,194

Total	972,134	5,208,196	4,236,062

Acquisition/		Inflows	Outflows	Transfers	Allocations		Write-downs/	Residual book	Residual book
production costs2)							Adjustments	value as per	value as per
						Total	2005	Dec. 31, 2005	Dec. 31, 2004
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Intangible assets	50,777	6,355	17,748	0	0	30,316	4,348	9,068	7,115
Tangible assets3)	829,623	109,869	56,720	0	0	172,118	32,098	710,654	637,353

Total	880,400	116,224	74,468	0	0	202,434	36,446	719,722	644,468

Sum								5,927,918	4,880,530

1)	Including price changes.

2)	The Relief Facility under § 31 (6) of the EC Commercial Code has been utilised.

3)	Of which as per December 31, 2005: – total value of land and buildings used for the bank’s activities EUR 671,797,000 – total value of office furniture and equipment EUR 28,574,000
Bonds and other fixed-income securities, as well as shares and other non-fixed income securities, intended as a permanent part of operations and so usually held until maturity, have been included with the securities treated as fixed assets. They are shown separately in the accounts and valued following the lower of cost or market principle (modified).
     The book value of the marketable bonds not valued at the lower of cost or market and included in the item “Bonds and other fixed-income securities” is EUR 3,826 million. This includes investments in securities, whose book value of EUR 396 million was EUR 1 million higher than the present value of EUR 395 million. Since these securities are to be held until maturity they were not written down. Overall, the securities treated as fixed assets contain hidden reserves.

The item “Shares and other non-fixed income securities” includes:
EUR million

	KfW	Group
Listed securities	16,858	16,867
Unlisted securities	4,462	4,462

Marketable securities	21,320	21,329

The total holding is valued at the lower of cost or market.
Information on Equity Investments
EUR thousand and %
The enterprises are included in the consolidated financial statements as subsidiaries

Name and domicile of company		Share held	Equity Capital1)		Net income
					for the year1)
		in %	EUR thousand		EUR thousand
1.	DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne	100.0	1,014,297		118,900
2.	Finanzierungs- und Beratungsgesellschaft mbH (FuB), Berlin	100.0	13,054		3,112
3.	KfW International Finance Inc., Delaware, USA	100.0	8	2)	0	2)
4.	KfW Beteiligungsholding AG, Bonn	100.0	799,893		18,794
5.	tbg Technologie-Beteiligungs-Gesellschaft mbh, Bonn	100.0	479,800		0
6.	KfW IPEX-Beteiligungsholding GmbH, Frankfurt	100.0	32,544		44

1)	As per Dec. 31, 2005.

2)	Converted at the rate on Dec. 31, 2005 (EUR 1 = USD 1.1797).
The full list of shareholdings in accordance with §§ 285, Para. 11 and 313, No 2 of the Commercial Code is deposited with the district court in Frankfurt am Main.

The item “Investments” includes:
EUR thousand

	KfW	Group
Listed securities	0	663,515
Unlisted securities	35,213	57,201

Marketable securities	35,213	720,716

Assets on a trust basis
EUR million

	KfW		Group
Loans and advances to banks
a) At call	204		204
b) Other loans and advances	828	1,032	943	1,147
Loans and advances to customers		7,146		7,171
Investments		20		53
Shares		1		1

Sum		8,199		8,372

OTHER ASSETS.
The item “Other Assets” of KfW consists mainly of claims on the federal government in the amount of EUR 45 million. For the Group the item also includes claims by KfW Beteiligungsholding on the financial administration in the amount of EUR 47 million.
PREPAID EXPENSES AND DEFERRED CHARGES.
The difference contained in the item “Prepaid expenses and deferred charges” between the repayment amount and the lower issue amount of liabilities is EUR 597 million.

NOTES ON LIABILITIES.
Maturities Structure of Borrowed Funds
EUR million

	At call	Remaining term				Pro rata interest	Total
		Up to 3	More than 3 months	More than 1 year	More than
		months	to 1 year	to 5 years	5 years
Funds borrowed from banks with agreed term or period of notice
KfW	1,316	1,795	1,637	11,774	2,876	3,646	23,044
Group	1,296	1,753	1,637	11,801	2,891	3,647	23,025
as per Dec. 31, 2004 KfW	786	3,027	2,774	10,000	5,070	3,582	25,239
as per Dec. 31, 2004 Group	746	3,052	2,795	10,028	5,087	3,586	25,294

Funds borrowed from customers
- Other borrowed funds with agreed term or period of notice
KfW	427	12,128	5,517	30,094	21,522	1,355	71,043
Group	159	7,466	2,856	17,985	18,756	914	48,136
as per Dec. 31, 2004 KfW	417	10,588	12,785	36,034	24,619	1,489	85,932
as per Dec. 31, 2004 Group	168	8,120	2,942	22,229	20,896	954	55,309
KfW	1,743	13,923	7,154	41,868	24,398	5,001	94,087
Group	1,455	9,219	4,493	29,786	21,647	4,562	71,161

in %
KfW	2	15	8	44	26	5	100
Group	2	13	6	42	31	6	100
Due the following year

	KfW	Group
Securitised liabilities – bonds issued	50,175	57,497
as per December 31, 2004	33,688	46,007

Liabilities to Affiliated Enterprises and Enterprises in which KfW/KfW Bankengruppe holds a stake
EUR million

	Securitised and non-securitised liabilities
	To affiliated enterprises		To enterprises in which KfW/
			KfW Bankengruppe holds a participation
	KfW	Group	KfW	Group
Funds borrowed from banks	66	0	0	0
Funds borrowed from customers	22,976	0	0	3
Securitised liabilities	0	0	0	397	1)

Total	23,042	0	0	400

1)	As far as can be ascertained.
Liabilities on a trust basis
EUR million

	KfW		Group
Funds borrowed from banks
a) At call	0		0
b) With agreed term or period of notice	69	69	69	69
Funds borrowed from customers
a) Savings deposits
b) Other liabilities
ba) At call	928		928
bb) With agreed term or period of notice	7,202	8,130	7.375	8,303

Total		8,199		8,372

OTHER LIABILITIES.
The “Other liabilities” are mainly the difference on the conversion of foreign currency positions hedged with swaps to the amount of EUR 1.1 billion.

DEFERRED INCOME.
The item “Deferred income” includes discounts on loans and advances totalling EUR 1,201 million.
SUBORDINATED LIABILITIES.
In connection with the acquisition of shares of Deutsche Telekom AG and Deutsche Post AG for the further privatisation of these corporations the German government granted KfW a subordinated loan of EUR 500 million. The loan bears an agreed interest rate of 3.9475 % and is due for repayment on November 11, 2008. KfW is not obligated to repay the subordinate loan ahead of schedule. The terms of subordination of this loan are in line with the requirements of the German Banking Act (KWG).
     Interest expenses for the subordinate loan amounted to EUR 19.7 million. This interest accrued but not yet due in the amount of EUR 2.7 million is reported under the item “Other liabilities”.
EQUITY CAPITAL.
Group Equity according to GAS No. 7
EUR million

	Dec. 31, 2004	Group’s	Other changes	Dec. 31, 2005
		net income
KfW’s subscribed capital	3,750.0	0.0	0.0	3,750.0
Outstanding contributions, not requested	–450.0	0.0	0.0	–450.0
Capital reserves	1,603.8	0.0	0.0	1,603.8
Reserve from the ERP Special Fund	653.9	0,0	48.7	702.6
Retained Group earnings
a) Statutory reserve under § 10 (2) of the KfW Law	806.5	280.5	0.0	1,087.0
b) Special reserve under § 10 (3) of the KfW Law	1,364.0	194.7	0,0	1,558.7
c) Special reserve under § 17 (4) D-Mark Balance Sheet Law	47.6	0.0	0.0	47.6
d) Other retained earnings	579.1	149.7	–29.6	699.2

Group equity	8,354.9	624.9	19.1	8,998.9
Of the Group’s net income for the year of EUR 625 million, an amount corresponding to KfW’s net income for the year of EUR 475 million was allocated to the statutory reserve (EUR 280 million) and to the special reserve (EUR 195 million) in accordance with § 10 (2) and (3) of the KfW Law. The net income for the year of EUR 150 million achieved by the consolidated subsidiaries was allocated to the other retained earnings. KfW’s equity capital is EUR 8,300 million.

OTHER REQUIRED NOTES ON THE LIABILITIES.
CONTINGENT LIABILITIES.
The Group’s liabilities under guarantees total EUR 74,170 million. Of the total amount as per Dec. 31, 2005 EUR 68,413 million was credit default swaps, EUR 5,757 million was credit guarantees (of which guarantees for special loans totalled EUR 1,315 million, guarantees for aircraft finance EUR 926 million, guarantees for energy loans EUR 636 million and guarantees for housing construction EUR 426 million).
     The new guarantees for third party risks given in 2005 amounted to EUR 28,218 million; they result mainly from the assumption of third party risks of credit default in connection with securitisation transactions of a total of EUR 27,071 million. Altogether EUR 16,609 million was redeemed.
OTHER OBLIGATIONS.
The Group’s irrevocable loan commitments total EUR 38,888 million, of which EUR 12,911 million is export and project finance, EUR 17,832 million is investment finance, EUR 3,975 million is loans to promote the developing countries, EUR 2,244 million is guarantees and EUR 1,926 million is asset securitisation.

NOTES ON THE STATEMENT OF INCOME.
SEGMENT REPORTING.
The segment reporting in accordance with DRS 3-10 follows the structure of the internal control of the business units of KfW Bankengruppe.
     The composition of our segments is shown in the following overview:
Segment Reporting
Investment Finance Germany/Europe
■	Equity Finance (incl. tbg – Technologie-Beteiligungs-Gesellschaft mbH)

■	Corporate Investments/Industrial Pollution Control Finance

■	Education and Social Finance

■	Infrastructure and Housing Finance

■	Global Loans

■	Asset Securitisation
Export and Project Finance
■	Promotion of German and European Exports

■	Financing of Direct and Other Corporate Investment
Promotion of the Developing Countries
■	Promotion of the Developing and Transition Countries on behalf of the German Federal Government (budget funds) and with Complementary Market Funds raised by KfW

■	DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, (Promotion of the Private Sector)
Advisory and other Services/Participations
■	Holding Arrangements for the Federal Government

■	Shareholdings

■	Securities Investments

■	Other services
A detailed description of the products and services offered by the individual business units is contained in the statements presented under “KfW — Business” of this annual report.

The operative business units are measured on the basis of the net operating result and the allocated equity capital. The individual positions are based on the following methods:
■	Net interest income was itemised according to the principle of the market interest rate method1). The position also includes internally calculated return on equity.

■	The allocation of administrative expenses by cost centres to the individual segments is based on the results of activity-based costing2).

■	Risk provisioning was for the first time determined on the basis of the concept of expected losses (standard risk costs) and charged to the individual segments (IF, EP, DC and AS). For reasons of comparability this change was also applied retrospectively to the year 2004.

■	The segment assets contain the total asset positions. The allocation of the own funds3) to the segments is effected on the basis of the corresponding risk position (pursuant to Principle I of the German Banking Act).
Contributions to income that accrue outside the segments are allocated to the central segment. The risk provisions of the central segment mainly comprise the increase in the Fund for general bank risks, which affects the income statement.
     The transference/consolidation column contains all adjustment measures necessary for transferring the internal accounting measures into the corresponding data in the external financial reporting.
Segment Reporting by Business Unit
EUR million

Primary Segments	Investment	Project-/	Promotion	Advice/	Central	Trans-	KfW
	Finance	Export-	of the	Services/	Segment	ference/	Banken-
	Germany/	Finance	Developing	Partici-		Consoli-	gruppe
	Europe		Countries	pations		dation
+ Interest received, net
2005	316	447	188	219	411	58	1.638
2004	320	433	134	62	484	143	1.575
+ Commissions received, net
2005	102	104	101	28	0	–132	203
2004	99	92	101	32	0	–134	190
– Administrative expenses
2005	260	116	169	33	0	4	582
2004	257	96	154	41	0	3	552

1)	Under this method the calculation of interest margins is based on the assumption of a refinancing at matching maturities.

2)	The costs incurred in the organisational units are allocated to the individual products by means of business processes.

3)	The own funds include the paid-in subscribed capital, reserves and the Fund for general bank risks pursuant to § 340 g of the German Commercial Code.

(cont.)

Primary Segments	Investment	Project-/	Promotion	Advice/	Central	Trans-	KfW
	Finance	Export-	of the	Services/	Segment	ference/	Banken-
	Germany/	Finance	Developing	Partici-		Consoli-	gruppe
	Europe		Countries	pations		dation
+ Net result from financial transactions/other operating result
2005	5	0	4	1	42	–30	22
2004	3	0	0	2	108	–89	23

– Risk provisions/ valuations, net
2005	100	163	70	18	361	–108	603
2004	107	177	69	14	524	–84	808
= Income from current operations
2005	63	272	53	197	93	0	678
2004	57	251	11	41	67	0	428

Assets
2005	187,628	46,421	21,173	72,943	12,978	0	341,143
2004	183,342	46,435	21,938	68,769	8,112	0	328,596

Liabilities
2005	181,892	42,312	20,015	68,881	12,746	1,698	327,544
2004	178,094	43,034	20,917	65,361	7,927	1,608	316,941

Risk-weighted positions
2005	50,899	39,702	2,900	40,845	2,249	0	136,595
2004	48,286	33,883	2,431	35,238	1,835	0	121,673

Own funds
2005	5,736	4,109	1,157	4,062	233	–1,698	13,599
2004	5,249	3,401	1,021	3,408	184	–1,608	11,655

In %
Return on average allocated own funds1)
2005	1,2	7,2	4,9	5,3			5,4
2004	1,2	7,8	1,1	1,3			4,0

Cost/income ratio2)
2005	61,4	21,0	57,7	13,3			31,2
2004	61,0	18,3	65,8	42,8			30,9

1)	Ratio of income from current operations to average allocated own funds.

2)	Ratio of administrative expenses to net income (net interest received, net commissions received, other operating income).

SEGMENT REPORTING BY REGION.
As KfW Bankengruppe maintains no foreign branch offices the geographic segmentation of the volume of lending is made on the basis of the customers’ country of domicile. The remaining asset positions are allocated to the domestic activities.
Segment Reporting by Region
EUR million

Secondary Segments	Germany	Euroland	Other	North	Latin	Asia/	Africa	Trans-	KfW
		(without	Europe	America	America	Australia		ference/	Banken-
		Germany)			including			Consoli-	gruppe
					Caribbean			dation
+ Interest received, net
2005	1,064	49	172	16	82	132	65	57	1,638
2004	938	55	129	30	114	132	34	143	1,575

+ Commissions received, net
2005	165	18	30	8	16	59	38	–132	203
2004	157	31	37	4	11	52	32	–134	190

– Administrative expenses
2005	293	64	64	21	30	69	36	4	582
2004	298	56	55	18	27	80	15	3	552

+ Net result from financial transactions/other operating result
2005	48	0	1	0	1	1	1	–30	22
2004	112	0	1	0	0	–1	0	–89	23

– Risk provisions/ valuations, net
2005	491	34	76	23	30	58	0	–108	603
2004	679	30	73	24	41	16	30	–84	808

= Income from current operations
2005	493	–30	63	–20	39	64	68	0	678
2004	231	0	39	–8	57	88	22	0	428

Assets
2005	245,111	30,506	22,673	9,399	6,771	20,871	5,812	0	341,143
2004	229,796	27,379	23,084	9,027	7,243	24,808	7,259	0	328,596

Liabilities
2005	235,738	28,681	20,834	8,818	6,235	20,015	5,526	1,698	327,544
2004	221,390	25,963	21,615	8,513	6,733	24,118	7,002	1,608	316,941

(cont.)

Secondary Segments	Germany	Euroland	Other	North	Latin	Asia/	Africa	Trans-	KfW
		(without	Europe	America	America	Australia		ference/	Banken-
		Germany)			including			Consoli-	gruppe
					Caribbean			dation
Risk-weighted positions
2005	87,339	17,628	15,454	5,613	3,660	5,559	1,342	0	136,595
2004	80,725	14,102	12,449	5,126	3,475	4,733	1,064	0	121,673
Own funds
2005	9,373	1,824	1,840	581	536	857	286	–1,698	13,599
2004	8,406	1,416	1,469	515	511	689	258	–1,608	11,655
In %
Return on average allocated own funds1)
2005	5.6	–1.9	3.8	–3.6	7.5	8.3	24.8		5.4
2004	2.9	0.0	3.0	–1.7	10.7	13.5	8.8		4.0
Cost/income ratio2)
2005	22.9	94.2	31.7	87.9	30.5	36.0	34.8		31.2
2004	24.7	65.0	32.8	54.4	21.4	43.6	23.1		30.9

1)	Ratio of income from current operations to average allocated own funds.

2)	Ratio of administrative expenses to net income (net interest received, net commissions received, other operating income).
OTHER NOTES REQUIRED.
ASSETS AND DEBTS IN FOREIGN CURRENCIES.
The assets and debts in foreign currencies and the cash transactions not completed on the balance sheet date have been converted into euros at the official middle exchange rates quoted on December 31, 2005. Irrevocable loan commitments, for which forward transactions were concluded, were converted at the hedging rate.
     Expenditure and earnings on currency conversion have been included in the “Net earnings on financial transactions”; the imparity principle (Imparitätsprinzip) has been observed.
     Revaluations of provisions for loan losses in foreign currencies were included in the item “Net expenditure on financial transactions”.

Forward transactions in connection with on-balance sheet business were converted with due observance of the regulations on special cover or cover in the same currency. There were no effects from these on the Statement of Income.
     As per December 31, 2005 total assets in foreign currencies were EUR 50.4 billion, converted in accordance with § 340 h (1) of the Commercial Code.
     Total debts in foreign currencies were EUR 135.0 billion.
DERIVATIVES REPORTING.
KfW Bankengruppe uses the following forward transactions/derivative products, mainly to hedge against the risk of changes in interest rates and exchange rates, and other price and credit risks:
1.	Interest-rate related forward transactions/derivative products
■	Interest rate swaps

■	Interest rate options

■	Caps and floors

■	Spreadlocks

■	Forward Rate Agreements
2.	Currency-related forward transactions/derivative products
■	Cross-currency swaps

■	FX swaps

■	Spot exchange deals

■	Forward exchange deals
3.	Share price-related and other price risk-related forward transactions/derivative products
■	Share options under standstill agreements
4.	Credit derivatives
■	Single Name Credit Default Swaps
The following presentation of the derivatives business was adjusted in accordance with the requirements of § 285 No. 18 of the German Commercial Code. It discloses the positive and negative market values of the derivatives positions as of December 31, 2005.
     As derivatives instruments are used to hedge market risks of on-balance sheet business, whose values move in opposite directions, these instruments are treated as off-balance sheet items.
     All types of contracts are valued according to the mark-to-market method. In cases where market prices were not available for derivatives instruments, fair values were established by means of market parameters based on generally acknowledged option price models and present value estimates.
     Purchased and written options are classified as other assets or other liabilities in the amounts paid as premiums.

KfW 2005
EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2005
Volumes
Contracts with interest rate risks
Interest swaps	278,615	252,410	9,507	10,932
Interest options of which: Purchases	0	220	0	0
Sales	1,230	784	0	22
Caps and Floors1)	604	615	1	1
Spreadlocks	169	0	0	0
Total	280,618	254,029	9,508	10,955
Contracts with currency risks
Cross-currency swaps	103,624	77,862	3,220	4,475
FX swaps	18,434	20,410	282	61
Forward exchange swaps	140	29	0	6
Spot exchange deals	17	0	0	0
Total	122,215	98,301	3,502	4,542
Share and other price risks1)	342	1.000	1	0
Credit derivatives2)
of which: Purchases	850	40	0	1
Sales	0	0	0	0

Total	850	40	0	1

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps

Nominal values	Interest risks1)		Currency risks		Other price risks1)		Credit derivatives2)
EUR million	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Maturity
Remaining term of
■ up to 3 months	6,987	14,344	18,827	20,297	342	1,000	0	0
■ > 3 months to 1 year	38,364	29,606	16,988	14,313	0	0	0	0
■ > 1 to 5 years	135,723	119,236	65,002	44,000	0	0	850	40
■ > 5 years	99,544	90,843	21,398	19,691	0	0	0	0

Total	280,618	254,029	122,215	98,301	342	1,000	850	40

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps

EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2005
Counterparties
OECD Banks	329,417	282,268	10,495	12,439
Banks outside the OECD	0	0	0	0
Other counterparties	74,420	69,062	2,505	3,058
Public authorities	188	2,040	11	1

Total	404,025	353,370	13,011	15,498

KfW group 2005
EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2005
Volumes
Contracts with interest risks
Interest swaps	279,732	253,764	9,537	10,949
Forward Rate Agreements	13	0	0	0
Interest options of which: Purchases	0	270	0	0
Sales	1,230	784	0	22
Caps and floors1)	613	671	1	1
Spreadlocks	169	0	0	0

Total	281,757	255,489	9,538	10,972

Contracts with currency risks
Cross-currency swaps	104,269	78,373	3,234	4,509
FX swaps	18,434	20,410	282	61
Forward exchange swaps	140	29	0	6
Spot exchange deals	17	0	0	0

Total	122,860	98,812	3,516	4,576

Share and other price risks1)	342	1.000	1	0
Credit derivatives2)
of which: Purchases	850	40	0	1
Sales	0	0	0	0

Total	850	40	0	1

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps

Nominal values	Interest risks1)		Currency risks		Other price risks1)		Credit derivatives2)
EUR million	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Maturity
Remaining term of
■ up to 3 months	7,103	14,350	18,851	20,325	342	1,000	0	0
■ > 3 months to 1 year	38,291	29,747	17,064	14,382	0	0	0	0
■ > 1 to 5 years	136,396	120,025	65,398	44,165	0	0	850	40
■ > 5 years	99,967	91,367	21,547	19,940	0	0	0	0

Total	281,757	255,489	122,860	98,812	342	1.000	850	40

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps
EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2005
Counterparties
OECD Banks	331,200	284,234	10,539	12,490
Banks outside the OECD	2	3	0	0
Other counterparties	74,420	69,066	2,505	3,058
Public authorities	187	2.038	11	1

Total	405,809	355,341	13,055	15,549

In addition, KfW has taken on the default risks on SME and housing loans (EUR 67.6 billion) as well as risks in connection with the sale of debt owed to the Federal Republic of Germany (EUR 0.8 billion) and transferred them to the capital market. These risks assumed through credit derivatives in the total amount of EUR 68.4 billion (2004: EUR 56.3 billion) are shown under the item “Contingent liabilities”. The transfer of the risk to the capital market was made through credit default swaps (EUR 60.7 billion) or credit linked notes (EUR 7.7 billion).
LOANS IN THE NAME OF THIRD PARTIES FOR THIRD PARTY ACCOUNT.
The loans outstanding in the name of third parties and for third party account totalled EUR 3,168 million as per December 31, 2005.

PERSONNEL.
The average number of staff, not including the Board of Managing Directors and trainees, but including temporary staff, is calculated from the figures at quarter endings during the year under review.

	2005 KfW	2004 KfW	2005 Group	2004 Group
Female employees	1,592	1,589	1,828	1,828
Male employees	1,711	1,665	1,912	1,869
Staff not covered by collective agreements	2,140	1,883	2,402	2,141
Staff covered by collective agreements	1,163	1,371	1,338	1,556

Total	3,303	3,254	3,740	3,697

REMUNERATIONS AND LOANS TO MEMBERS OF THE BOARD OF MANAGING DIRECTORS AND THE BOARD OF SUPERVISORY DIRECTORS.
The total remuneration paid to members of the Board of Managing Directors for 2005 in the Group was EUR 2,495,490.77. This includes EUR 37,795.49 for non-cash benefits and other remuneration. The current salary components were uniformly fixed at EUR 409,615.88 for all members of the Board of Managing Directors.
     The remuneration paid to members of the Board of Supervisory Directors of KfW was EUR 211,200.52. It is composed as follows:
     The remuneration for the Chairman of the Board of Supervisory Directors is EUR 12,782.00 annually, for the Deputy Chairman of the Board of Supervisory Directors it is EUR 10,226.00 annually, for the members of the Board of Supervisory Directors it is EUR 5,113.00 annually, for the members of the Loan Approvals Committee it is 614.00 annually and for the members of the Legal and Administrative Committee it is EUR 307.00 annually. Remuneration is paid on a pro-rata basis if members join or leave the Board of Supervisory Directors during the current year.
     A liability of EUR 32,567,001 had been accrued at Dec. 31, 2005 for obligations under pension arrangements for retired members of the Board of Managing Directors and their surviving dependants. Current payments amounted to EUR 3,228,452.42.
     Loans to members of the Board of Managing Directors amounted to a total of EUR 35,987.92 as of Dec. 31, 2005. The interest rates range from 2% to 5%.
RELATED PARTY DISCLOSURES.
Related parties or companies in the sense of GAS 11 are natural and legal persons and companies over which the reporting company may exercise an influence or which may exercise an influence over the reporting company. KfW is a public law institution owned 80 % by the Federal Republic of Germany and 20 % by the federal states. Transactions concluded in the year under review with the German government and individual companies in which the German government holds stakes and which are shown in the annual report on state shareholdings (Beteiligungsbericht des Bundes) were conducted within the framework set by the KfW Law. The objective of the holdings of the German government is to fulfil the promotional mission laid down in the KfW Law.

In addition to the members of the Board of Managing Directors and the Board of Supervisory Directors, other management staff may also be related parties in accordance with GAS 11. Related parties, defined in this sense, are shown in the list of mandates and the organisation chart of KfW. Transactions with any of these persons or their close relatives may be entered into at the usual terms and conditions of KfW in the framework of its loan programmes open to the general public. Internal transactions (advances and loans) entered into with Directors of KfW are not reported here for reasons of materiality.
REMUNERATION OF THE AUDITOR OF THE ANNUAL FINANCIAL STATEMENTS.
The expenses for the year 2005 contain the following remuneration of the auditor of the Annual Financial Statements:
EUR thousand

	2005 KfW	2005 Group
Audit	1,006	1,548
Other certifications and valuations	1,751	1,770
Tax consultancy services	70	84
Other services	416	420

Sum	3,243	3,822

MANDATES HELD BY STATUTORY REPRESENTATIVES OR OTHER REPRESENTATIVES ON SUPERVISORY BOARDS OF MAJOR JOINT STOCK COMPANIES IN ACCORDANCE WITH §267 (3) COMMERCIAL CODE.
Hans W. Reich
Aareal Bank AG, Wiesbaden
HUK-Coburg Haftpflicht-Unterstützungs-Kasse kraft-
fahrender Beamter Deutschlands a. G. in Coburg, Coburg
HUK-Coburg-Holding AG, Coburg
Deutsche Telekom AG, Bonn
IKB Deutsche Industriebank AG, Düsseldorf
ThyssenKrupp Steel AG, Duisburg
Deutsche Post AG, Bonn
Dr. Peter Klaus
Georgsmarienhütte Holding GmbH, Georgsmarienhütte
STEAG AG, Essen
ThyssenKrupp Technologies AG, Essen
Lufthansa Technik AG, Hamburg
Ingrid Matthäus-Maier
DEG – Deutsche Investitions- und
Entwicklungsgesellschaft mbH, Cologne
Salzgitter Mannesmann Handel GmbH,
Düsseldorf RAG AG, Essen
Wolfgang Kroh
DEG – Deutsche Investitions- und
Entwicklungsgesellschaft mbH, Cologne
Heinrich Heims
EKO Stahl GmbH, Eisenhüttenstadt
Waltraud Wolff
Saarstahl AG, Völklingen
As of Dec. 31, 2005

BOARD OF SUPERVISORY DIRECTORS.
Peer Steinbrück
Federal Minister of Finance
(since November 22, 2005)
Deputy Chairman
(since January 1, 2006)
Chairman
(from November 29 until
December 31, 2005)
Michael Glos
Federal Minister of Economics and Technology
(since November 22, 2005)
Chairman
(since January 1, 2006)
Deputy Chairman
(from November 29 until
December 31, 2005)
Hans Eichel
Federal Minister of Finance
Chairman
(until November 21, 2005)
Wolfgang Clement
Federal Minister of Economics and Labour
Deputy Chairman
(until November 21, 2005)
Dietrich Austermann
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
(until June 6, 2005)
Dietrich Austermann
Ministry of Science, Economics and Transport of the State of Schleswig-Holstein
Member appointed by the Bundesrat
(Upper House)
(since July 8, 2005)
Dr. Günter Baumann
Member of the Board of Managing Directors of DIHK Deutscher
Industrie- und Handelskammertag
Representative of Industry
Anton F. Börner
President of the Bundesverband
des Deutschen Groß- und Außen-
handels e.V.
Representative of Trade
Dr. Rolf-E. Breuer
President of the Bundesverband
deutscher Banken e.V. (ret.)
Representative of the Commercial Banks
(until April 8, 2005)
Dr. Ulrich Brixner
Chairman of the Board of Managing
Directors of DZ BANK AG
Representative of the Cooperative Banks
Rüdiger Dorn
President Haus & Grund Deutschland
Representative of the Housing Industry
Prof. Dr. Kurt Faltlhauser
Minister of Finance of the Bavarian
State Ministry of Finance
Member appointed by the Bundesrat
(Upper House)
Joschka Fischer
Federal Minister of Foreign Affairs
(until November 21, 2005)
Dr. Thomas R. Fischer
Chairman of the Board of Managing
Directors of WestLB
Representative of the Mortgage Banks
Dr. Rolf-Jürgen Freyberg
Chairman of the Board of Managing
Directors of BGAG
Beteiligungsgesellschaft der
Gewerkschaften AG (ret.)
Representative of the Trade Unions
(until September 30, 2005)
Sigmar Gabriel
Federal Minister of the Environment,
Nature Protection and Nuclear Safety
(since November 22, 2005)
Prof. Dr. Hans-Günter Henneke
Managing Director of the Deutscher
Landkreistag
Representative of the Municipalities
Dr. Dietrich H. Hoppensted
President of the Deutscher Sparkassen-
und Giroverband e.V.
Representative of the Savings Banks
Bartholomäus Kalb
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Roland Koch
Minister President of the State of Hesse
Member appointed by the Bundesrat
(Upper House)
Jürgen Koppelin
Member of the German Bundestag (Federal Parliament)
Member appointed by the Bundestag
(since January 1, 2006)
Renate Künast
Federal Minister of Consumer
Protection, Food and Agriculture
(until October 4, 2005)
Oskar Lafontaine
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
(since January 1, 2006)
Waltraud Lehn
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
(until December 31, 2005)
Prof. Dr. Wolfgang Methling
Minister for the Environment of the
State of Mecklenburg-West Pomerania
Member appointed by the Bundesrat
(Upper House)
Dr. Horst Metz
Minister of Finance of the Free State
of Saxony
Member appointed by the Bundesrat
(Upper House)
Franz-Josef Möllenberg
Chairman of the Gewerkschaft
Nahrung-Genuss-Gaststätten
Representative of the Trade Unions
(since November 29, 2005)
Hartmut Möllring
Minister of Finance of the
State of Lower Saxony
Member appointed by the Bundesrat
(Upper House)
Margret Mönig-Raane
Deputy Chairman of ver.di e.V.
Representative of the Trade Unions
Klaus-Peter Müller
President of the Bundesverband
deutscher Banken e.V.
Representative of the Commercial Banks
(since May 4, 2005)
Stefan Ortseifen
Spokesman of the Board of Managing
Directors of IKB
Deutsche Industriebank AG
Representative of the Industrial Loan Banks
Ronald Pofalla
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Heinz Putzhammer
Member of the Executive Board of
the Deutscher Gewerkschaftsbund
Representative of the Trade Unions
Christine Scheel
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Hanns-Eberhard Schleyer
Secretary-General of the Zentral-
verband des Deutschen Handwerks
Representative of the Crafts
Horst Seehofer
Federal Minister of Food, Agriculture
and Consumer Protection
(since November 22, 2005)
Michael Sommer
Chairman of the Deutscher Gewerk-
schaftsbund
Representative of the Trade Unions
Gerhard Sonnleitner
President of the Deutscher
Bauernverband e.V.
Representative of Agriculture
Jörg-Otto Spiller
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Dr. Ralf Stegner
Minister of Finance of the State of
Schleswig-Holstein (ret.)
Member appointed by the Bundesrat
(Upper House)
(until May 19, 2005)
Dr. Frank-Walter Steinmeier
Federal Minister of Foreign Affairs
(since November 22, 2005)
Ludwig Stiegler
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Dr. Manfred Stolpe
Federal Minister of Transport,
Building and Housing
(until November 21, 2005)
Erwin Teufel
Minister President of the State of
Baden-Württemberg
Member appointed by the Bundesrat
(Upper House)
Jürgen R. Thumann
President of the Bundesverband der
Deutschen Industrie e.V.
Representative of Industry
(since January 1, 2005)
Wolfgang Tiefensee
Federal Minister of Transport,
Building and Urban Development
(since November 22, 2005)
Jürgen Trittin
Federal Minister of the Environment,
Nature Protection and Nuclear Safety
(until November 21, 2005)
Heidemarie Wieczorek-Zeul
Federal Minister of Economic
Cooperation and Development

THE BOARD OF MANAGING DIRECTORS.

Dr. Peter Fleischer	Dr. Peter Klaus	Wolfgang Kroh

Detlef Leinberger	Ingrid Matthäus-Maier	Hans W. Reich (Chairman)

Dr. Peter Fleischer	Dr. Peter Klaus	Wolfgang Kroh

Detlef Leinberger	Ingrid Matthäus-Maier	Hans W. Reich (Chairman)
Frankfurt am Main, January 30, 2006
KfW

AUDITOR’S REPORT REPRINT.
After concluding our audit we gave the following unqualified report:
AUDITOR’ S REPORT.
We have audited the annual financial statements – consisting of balance sheet, income statement and notes – together with the bookkeeping system of KfW, Frankfurt am Main, and the consolidated financial statements – consiting of balance sheet, income statement, notes, cash flow statement, statement of changes in equity and segment report as well as the combined management report of KfW and the Group for the business year from January 1 to December 31, 2005. The bookkeeping system and the preparation of these documents in accordance with German commercial law and the regulations in the Law on the KfW and its By-Laws are the responsibility of the Board of Managing Directors of KfW. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the combined management report of KfW and the Group based on our audit.
     We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual und consolidated financial statements in accordance with German principles of proper accounting and in the combined management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of KfW and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the combined management report are examined primarily on a test basis within the framework of the audit. The audit includes for the annual financial statements assessing the accounting principles used and for the consolidated financial statements assessing the annual financial statements of the companies included in consolidation, the determination of the companies to be included in consolidation, the accounting and consolidation principles used as well as for both statements the evaluation of significant estimates made by the Board of Managing Directors, and evaluating the overall presentation of the annual and consolidated financial statements and the combined management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.
     In our opinion based on the results of our audit, the annual financial statements and the consolidated financial statements are in compliance with the legal legislations and the regulations in the Law on the KfW and its By-Laws and give a true and fair view of the net assets, financial position and results of operations of KfW and the Group, respectively, in accordance with German principles of proper accounting. The combined management report is in accordance with the annual financial statements and the consolidated financial statements and provides on the whole a suitable understanding of KfW’s and the Group’s position and suitably presents the chances and risks of future development.
Frankfurt am Main, February 28, 2006
PricewaterhouseCoopers
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Wagener	ppa. Dr. Ott
Wirtschaftsprüfer	Wirtschaftsprüfer

Supplementary Information on Funded Debt of KfW Bankengruppe(1)(2)
Funded Debt Outstanding

					Principal
					Amount
					Outstanding at
			Year of		December 31,
	Interest Rate (%)		Incurrence	Maturity	2005
					(EUR in
	nominal(8)	effective(8)			millions)
1. Borrowed Funds
Schuldscheindarlehen(3)	0.50-15.25	2.00-15.82	1980-2005	2006-2056	24,883
Loans from
Federal Republic(4)	0.00-5.82	0.00-5.82	various(5)	various(5)	12,675
ERP Special Fund	0.00-8.00	0.00-8.00	various(5)	various(5)	15,711
Other lenders	2.54-6.51	2.57-6.49	1996-2005	2006-2019	1,632
Securities account(6)	2.01-7.37	2.01-7.37	various	various	3,511

					58,412

2. Bonds and Notes Issued
Bonds and Notes	0.00-15.50	0.24-16.72	1992-2005	2006-2045	225,752

Total funded debt(7)					284,164

(1)	Issues of KfW International Finance are included in the item Bonds. Issues of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH are included in the item Schuldscheindarlehen.

(2)	Includes all debt with initial maturities of more than 1 year. The presentation in this table follows neither German GAAP applicable to KfW nor the U.S. GAAP classification of debt according to maturities as described under “KfW — Capitalization”. All funded debt of KfW is unsecured.

(3)	Including credit-linked Schuldscheindarlehen with their legal maturity. Interest rates of credit-linked Schuldscheine include a risk premium in accordance with the probability of default of the underlying loan portfolio.

(4)	The item “Federal Republic” includes a subordinated loan extended by the Federal Republic in the context of the purchase of shares of Deutsche Telekom AG and Deutsche Post AG by KfW from the Federal Republic in 2003.

(5)	Dates of incurrence and maturities of loans from the Federal Republic or the ERP Special Fund match the dates of incurrence and maturities of loans made with such funds.

(6)	Debt for prepaid interest and insurance fees in connection with export finance loans and other security deposits.

(7)	Includes the following debt in currencies (before any related swap transactions).

(8)	The interest rates indicated always represent an interval giving the maximum and minimum interest rate of the liabilities outstanding.

Principal
Amount
Outstanding at
December 31,
Currency	2005
(in millions)
Australian dollars	6,187
Brasilian real	50
Canadian dollars	1,812
Czech korunas	12,000
Euro	167,435
Hong Kong dollars	2,150
Hungarian forint	76,500
Icelandic kronas	28,000
Japanese yen	1,681,340
Mexican pesos	3,450
New Zealand dollars	4,142
Norwegian kroner	13,350
Polish zloty	100
Pounds sterling	22,663
Singapore dollars	400
South African rand	4,750
Swedish krona	2,000
Swiss francs	3,000
Turkish lira	770
U.S. dollars	67,493

Repayment Schedule for Funded Debt (1)(2)(3)(4)(5)

											After
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2015	Total
	(EUR in millions)
1. Borrowed Funds:
Schuldscheindarlehen:
Principal	2,442	2,820	3,179	3,076	2,805	974	284	308	615	636	7,744	24,883
Interest	1,059	1,010	867	714	556	475	458	444	433	428	11,350	17,795
Loans from ERP
Special Fund:
Principal	1,698	1,595	1,550	1,445	1,366	1,282	1,238	1,137	994	893	2,514	15,711
Interest	559	494	403	315	238	177	128	83	40	17	22	2,477
Other lenders:
Principal	180	318	178	338	269	39	53	24	80	27	127	1,632
Interest	78	71	52	39	23	15	14	12	9	7	16	336
2. Bonds and Notes issued:
Principal	34,069	38,792	34,460	25,535	19,775	8,735	9,088	7,929	7,944	9,109	30,316	225,752
Interest	9,376	7,924	6,342	5,171	4,081	3,326	2,913	2,448	2,121	1,753	16,097	61,552

Total Borrowed Funds and Bonds and Notes issued:
Principal	38,389	43,524	39,368	30,393	24,215	11,031	10,662	9,397	9,634	10,665	40,701	267,979
Interest	11,072	9,500	7,664	6,239	4,899	3,992	3,513	2,988	2,603	2,205	27,484	82,160

Total	49,461	53,023	47,031	36,632	29,114	15,023	14,175	12,385	12,237	12,871	68,186	350,138

(1)	No repayment schedule for loans from the Federal Republic has been provided, since the terms of such loans provide for repayment by KfW at the time and solely to the extent that KfW has been repaid by the ultimate recipient of such loans.

(2)	Floating rate interest for each loan is calculated on the basis of the most recent interest rate adjustment made before December 31, 2005.

(3)	Contracts with embedded early redemption options which are not exercised until December 31, 2005 are considered with their initial final maturities.

(4)	Totals may not add due to rounding.

(5)	Includes all debt with initial maturities of more than 1 year.

THE FEDERAL REPUBLIC OF GERMANY
GENERAL
Area, Location and Population
     The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.5 million in 2005. Approximately 14% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Düsseldorf and Bremen.
(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2005, Tables 2, 1.1, 2.6)
Government
     The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 federal states (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.
     The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 614 members, and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.
     General elections for the Bundestag are generally held every four years. The last general election was held on September 18, 2005.
     A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag.
Political Parties
     The political parties currently represented in the Bundestag are the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Social Democrats (SPD), the Free Democrats (FDP), the Left-Wing Party of Democratic Socialism (Die Linke.PDS), which is the successor of the Party of Democratic Socialism (PDS), and the Greens (Bündnis 90/Grüne).
     Since 1949, the Federal Republic has been governed by eight Chancellors over 16 electoral periods. In June 2005, following the regional election in North Rhine-Westphalia, the largest of the 16 Länder, the prior government of Chancellor Schroeder (SPD) resigned. New general elections took place in September 2005 which resulted in a so-called ”grand coalition” between the two largest political blocs, the Christian Democrats (CDU/CSU) and the Social Democrats (SPD), led by Chancellor Angela Merkel (CDU).
     The following table shows the results of the five most recent general elections to the Bundestag.

	2005		2002		1998		1994		1990
	Elections		Elections		Elections		Elections		Elections(1)
	% of		% of		% of		% of		% of
	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats
CDU/CSU	35.2	226	38.5	248	35.1	245	41.4	294	43.8	319
SPD	34.2	222	38.5	251	40.9	298	36.4	252	33.5	239
FDP	9.8	61	7.4	47	6.2	43	6.9	47	11.0	79
Die Linke.PDS(2)	8.7	54	4.0	2	5.1	36	4.4	30	2.4	17
Bündnis 90/Grüne(3)	8.1	51	8.6	55	6.7	47	7.3	49	5.0	8
Others	3.9	—	3.0	—	5.9	—	3.6	—	4.2	—

Total		614		603		669		672		662

(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Länder.

(2)	Includes only the results of the PDS for all elections prior to 2005.

(3)	Includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne) for 1990; includes the results of the combined Bündnis 90/Grüne for 1994 and all subsequent periods.
(Sources: Statistisches Bundesamt, Statistisches Jahrbuch 2005, Tables 4.3 and 4.6;
http://www.bundeswahlleiter.de/bundestagswahl2005/ergebnisse/bundesergebnisse/grafik_stimmenanteile_ 99-2.html;
http://www.bundeswahlleiter.de/bundestagswahl2005/ergebnisse/bundesergebnisse/grafik_sitze_99.html)
International Organizations
     In addition to the European Union (“EU”) and the European Monetary Union (“EMU”) (described below), the Federal Republic is a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Development Association (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, the Federal Republic is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). It is also a shareholder of, among others, the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community.
The European Union and European Integration
     The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union. Today, the Federal Republic is one of 25 member states of the EU. On May 1, 2004, ten new countries, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia became part of the EU, joining its previous members Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is now approximately 457 million. The accession negotiations with Bulgaria and Romania were completed successfully in April 2005, and the accession treaties were approved by the European Parliament (the “Parliament”) shortly thereafter. Under the treaties, these two countries are scheduled to join the EU on January 1, 2007, if certain conditions are met, or on January 1, 2008, at the latest. It is still unclear whether both countries will meet the conditions to be able to join the EU on January 1, 2007. Accession negotiations with Turkey and Croatia started in October 2005. Furthermore, on December 15/16, 2005 the European Council decided to grant candidate status to the Former Yugoslavian Republic of Macedonia.
(Sources: http://www.europa.eu.int/comm/enlargement/countries/index_en.htm#acceding; Presidency conclusions of the Brussels European Council, December 2004:
http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ec/83201.pdf; EUROSTAT yearbook 2005, page 62
http://www.europa.eu.int/abc/history/index_en.htm; Press release of the European Commission IP/05/204 dated February 22, 2005; EU council, Press release, Press:100 Nr: 8418/05 dated April 25, 2005; http://europa.eu.int/comm/enlargement/bulgaria/eu_relations.htm;
http://europa.eu.int/comm/enlargement/fyrom/eu_relations.htm;
http://europa.eu.int/comm/enlargement/romania/eu_relations.htm;
http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ec/87642.pdf, page 7)
Economic Integration
     From its inception, a fundamental objective of the EU and its predecessors has been the economic integration of its Member States. Culminating a long process, an internal market that provides for the free movement of goods and services, persons and capital among the Member States was established as of January 1, 1993. The integration of the Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level playing field for Member States’ companies and promoting economic efficiency. In addition, various liberalization and harmonization measures are being implemented. Among other things, the telecommunications and energy sectors are being liberalized and opened for private competitors. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the so-called “European Passport”, which enables financial institutions to provide financial services throughout the common market based on a single license obtained in one Member State.

     Another important policy area for the EU has been agriculture. Under the “Agenda 2000” reform, measures were introduced to prepare the Member States’ agricultural sectors for the 2004 enlargement of the EU. Subsidies to this sector, which comprised 46% of the EU’s budget, or EUR 49.1 billion in 2005, have been restructured to keep European farming competitive and reduce costs.
     Negotiations about the budget plan for the 2007-2013 period are about to be concluded. At the December 2005 summit the European Council agreed on a new budget plan for the 2007-2013 period, which provides for expenditures amounting to EUR 862.4 billion (based on 2004 prices). In January 2006, however, the Parliament rejected this plan, demanding that the amount be increased by an additional EUR 12 billion. At a “trialogue” meeting among the Council of the European Union (the “Council”), the European Commission (the “Commission”), and the Parliament on April 4, 2006, a tentative agreement budgeting a total amount of 864.4 billion (based on 2004 prices) for the 2007-2013 period was reached. Formal approval by the three institutions is expected for May 2006.
Sources: http://europa.eu.int/comm/budget/library/other_main/what_new/fp_deal_05042006_final_en.pdf, page 9; http://www.europarl.eu.int/news/public/story_page/034-7096-093-04-14-905-20060405STO07095-2006-03-04 -2006/default_en.htm; http://europa.eu.int/comm/budget/other_main/what_new_en.htm)
     A further tool with which the EU promotes economic integration is regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU.
(Sources: http://europa.eu.int/abc/index_en.htm; European Commission, Europe in 12 lessons; Financial Report 2004 of the European Commission, page 16; Press release of the European Council 15914/1/05 REV1, dated December 17, 2005; Presidency of the European Council, document 15915/05, dated December 19, 2005;
http://www.europarl.eu.int/news/expert/infopress_page/034-6511-080-03-12-905-200603201PR06486-21-03- 2006-2006-false/default_en.htm)
Monetary Integration
     The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union (“EMU”). The EMU led, in turn, to the adoption of irrevocable conversion rates between the euro and the national currencies of the initial participating Member States on December 31, 1998 and the introduction of the euro as the single European currency in the euro area on January 1, 1999. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender to replace the national currencies in the 12 Member States now forming the euro area (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain).
     The European Central Bank (“ECB”) was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”) and assumed sole responsibility for the monetary policy in the euro area on January 1, 1999. According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. The ESCB supports the general economic policies of the EU. See “Federal Republic of Germany — Monetary and Financial System” for more information on the ECB and ESCB.
(Sources: European Commission, press release IP/00/422 dated May 3, 2000; “The History of the European Union: 2001”: http://www.europa.eu.int/abc/history/2002/index_en.htm;
http://www.europa.eu.int/abc/history/2001/index_en.htm;
http://www.europa.eu.int/abc/history/1998/index_en.htm;
http://www.europa.eu.int/abc/history/1999/index_en.htm)
     To ensure continuous budgetary discipline in the EMU, the participating Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. According to the Pact, participating Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations.
     Under the Maastricht Treaty, implementing regulations and the Pact, a participating Member State whose general government deficit exceeds the reference limit of 3% of gross domestic product becomes subject to the “excessive deficit procedure”. The procedure provides that the Council, meeting in the composition of Economics and Finance Ministers of the Member States (commonly known as the “Ecofin Council”), decides whether an excessive deficit has been incurred. If it concludes this to be the case, the Ecofin Council, based on recommendations by the Commission, suggests corrective measures aiming at a deficit reduction and then reviews the corrective measures taken by a Member State. If it determines that such corrective measures are not adequate, the Maastricht Treaty and the Pact provide for a wide range of remedies. For those Member States whose currency is the euro, this process could ultimately lead to the imposition of annual financial penalties of as much as 0.5% of a Member State’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. Furthermore, the Pact provides that the 3% limit may be exceeded without triggering an excessive deficit procedure provided that the deficit is considered to be exceptional and temporary. This would be the case in the event of a severe economic downturn (i.e., a recession) or an unusual event outside the control of the Member State concerned (e.g., a significant natural disaster or a war having an impact on that Member State).
     Since 2002, the Commission has initiated excessive deficit procedures against various Member States, including Germany. For further information on the excessive deficit procedure against Germany, see below under “Economy – Germany’s General Government Deficit and the Excessive Deficit Procedure”.
     Since the EMU came into force, some of the Member States have had recurring problems complying with the 3% limit and a discussion about how the Pact could be improved evolved. This discussion led to the decisions of the European Council in March 2005 to modify the Pact. A Member State’s deficit may now exceed 3% of GDP not only in case of a severe economic downturn, as was previously the case, but also in case of a longer period of weak growth. Furthermore, in judging whether a deficit is too high and whether a Member State must implement corrective measures, an indicative list of relevant factors has been agreed, including, among others, the costs of implementing policies according to the Lisbon agenda, high financial contributions aiming at fostering international solidarity and achieving European policy goals, notably European unification, and the costs of pension reform.
(Sources: European Commission, press releases dated October 16, 2002, April 2, 2003, April 28, 2004 and May 12, 2004; Ecofin Council, press release dated May 11, 2004; Deutsche Bundesbank, Monthly Report February 2003, page 55; Eurostat, Euro indicators news release dated March 17, 2003; European Commission, SPEECH/04/387; European Commission, press release IP/05/153 dated February 9, 2005; Presidency Conclusions of the European Council, March 2005 (press release 7619/05 of the European Council))
Political Integration
     The EU’s three main institutions are the Council (representing the governments of the Member States), the Parliament (elected by and representing the citizens of the Member States) and the Commission (the executive body of the EU). In order to ensure that the decision-making process within the EU’s institutions continues to work effectively, the European Convention was formed in 2001. Its goal was to draft a European Constitution which sets out the powers and responsibilities of the institutions and the decision-making process, thus enabling the EU to cope with its main challenges in the mid-term future, the enlargement of the EU and the increased involvement of EU citizens by introducing more democracy and transparency into the governance of the EU. The draft constitution was presented in July 2003, and in October 2004, the European Council finally agreed on the Constitution, which must be ratified by all Member States in order to take effect. To date, 14 Member States have ratified the Constitution. However, in separate referendums held on May 29, 2005 and June 1, 2005, the people of France and the Netherlands voted against the ratification of the Constitution.
     The Member States have agreed that a longer-term objective is the formation of a European Political Union. Current areas of close cooperation include foreign and security policy as well as internal and social affairs. However, the Member States, for the time being, retain sovereignty in most important areas of policy.
(Sources: http://europa.eu.int/futurum/constitution/index_en.htm; European Commission, Europe in 12 lessons, 2004; http://ue.eu.int/cms3_fo/showPage.asp?id=735&lang=EN&mode=g;
http://europa.eu.int/constitution/ratification_en.htm; http://europa.eu.int/constitution/referendum-de.htm)
Statistical Disclosure Standards of the International Monetary Fund
     The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

THE ECONOMY
Overview
     Since 1945, the Federal Republic’s economic system has developed into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.
Key Economic Figures
     The German economy is one of the world’s largest economies. In 2005, its gross domestic product (“GDP”) expressed at current prices was EUR 2,245.5 billion compared to EUR 2,215.7 billion in 2004 which corresponds to an increase of 1.3%. Real GDP rose by 0.9% compared to 2004, and by 21.5% compared to 1991. In calculating real GDP growth, the Federal Statistical Office uses a chain index based on previous years’ prices. This growth in GDP is accompanied by gains in productivity of a similar size, as real GDP per employee rose by 21% since 1991. In 2005, GDP per capita at current prices was EUR 27,230, while GDP per employee at current prices was EUR 57,899.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Tables 2.1.1, 2.2.11, 2.2.13)
     As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2005, financial, renting and business activities accounted for 29.1%, (1991: 23.3%) and other public and private service activities accounted for 22.3% (1991: 20.8%) of gross value added, measured at current prices, while the share of trade and transport services remained fairly constant at 18.0% (1991: 17.9%). The production sector (excluding construction) generated 25.8% of gross value added compared with 30.6% in 1991. Construction contributed 3.9% (1991: 6.0%) to gross value added, and agriculture, forestry and fishing accounted for 0.9% of gross value added (1991: 1.4%).
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.2.1)
     In 2005, private consumption totaled 59.2% of GDP, gross fixed capital formation amounted to 17.1%, and government consumption equaled 18.6%. Exports and imports of goods and services accounted for 40.2% and 35.2% of GDP at current prices, respectively, for the year. Thus, the trade balance showed a surplus equal to 5.0% of GDP in 2005.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.3.1)
     In 2005, Germany’s economic development was again characterized by a mixed performance over the course of the year. With a seasonally adjusted growth rate of 0.6% compared to the previous quarter, the economy displayed a solid economic dynamic in both the first and third quarter. By contrast, in the second and fourth quarters, the growth rates fell to 0.3% and 0.0%, respectively. Taking into account the comparably fewer working days in 2005, the annual GDP growth rate of 0.9% translates into a growth rate adjusted for working days of 1.1%, which is level with growth in 2004. As in 2004, growth was mainly driven by exports, which grew by 6.3% in 2005, whereas domestic demand remained weak with an annual growth rate of 0.3%. Private consumption remained constant in real terms. The weakness of private consumption was again mainly due to very slow growth in disposable income of private households as a result of the weak dynamics of the labor market as well as the only modest growth of wages and salaries per employee. Moreover, the increase of the savings ratio from 10.5% to 10.7% dampened private consumption. As in 2004, gross fixed capital formation in 2005 was weak, mainly due to the weakness of the construction sector while gross fixed capital formation in machinery and equipment increased by 4.0% (in real terms).
(Sources: Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2005/06, pages 66-67, 72-93; Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2005 (February 2006), Tables 1.1, 1.9, 3.2, 3.10; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005, (March 2006), Table 3.4.4.1; Deutsche Bundesbank, Monatsbericht März 2006, Table IX.7)

     Exports of the Federal Republic totaled EUR 901.7 billion in 2005, or 40.2% of GDP at current prices. This corresponds to an increase of 7.0% compared to 2004. At constant prices, exports increased by 6.3% from 2004 to 2005. The unemployment rate (as computed under the “national definition” used by the German authorities) increased from 10.5% in 2004 to 11.7% in 2005. However, based on the method of calculation promulgated by the International Labor Organization (ILO), which is referred to as the “ILO definition”, the unemployment rate decreased slightly from 9.2% in 2004 to 9.1% in 2005. The discrepancy between these two developments is mainly a consequence of the Hartz IV law which increased unemployment under the national definition while leaving the unemployment under the ILO definition more or less unaffected. For an explanation of the differences between the national definition and the ILO definition, see “– Employment and Labor”. The inflation rate as measured by the percentage increase in the national consumer price index (CPI) increased from 1.6% in 2004 to 2.0% in 2005. This increase was mainly caused by rising energy costs. General government debt totaled EUR 1,451.0 billion at year-end 2004 and EUR 1,520.7 billion at year-end 2005.
(Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2005 (February 2006), Table 1.10; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.3.1; Bundesagentur für Arbeit, Monatsbericht Dezember und Jahr 2005, Table Arbeitsmarktzahlen 2001 bis 2005; Deutsche Bundesbank Monatsbericht März 2006, Tables XIII.3, IX.7; Bundesministerium der Finanzen, Monatsbericht März 2005, page 97)
     In January 2006, the Federal Government forecast that German real economic growth in 2006 will be 1.4% whereas the Commission forecasts a GDP growth of 1.5% in 2006. On April 28, 2006, the Federal Government updated its macroeconomic forecasts, resulting in a slight upward revision of expected German real economic growth in 2006 to 1.6%. In its spring 2006 economic forecast, the Commission forecasts German real GDP growth of 1.7% in 2006. Due to a robust growth of the world economy as well as an improved competitiveness of the German economy, the Federal Government expects that exports will continue to be strong and remain an important source of economic growth. For the first time in several years, however, domestic demand is also expected to increase considerably. Gross fixed capital formation, which shrank by 0.2% in 2005, is expected to grow again in 2006 due to a favorable economic sentiment among companies, strongly increased profits, a high degree of capacity utilization, a low level of interest rates and temporary tax relief for depreciation expense. Growth of gross fixed capital formation in machinery and equipment is expected to accelerate to 5% in 2006 (in real terms), but gross fixed capital formation in construction is also expected to grow by 2.2% after several years of shrinking. Private consumption and government consumption are expected to grow only slightly in 2006 by 0.3% and 0.8%, respectively. In the case of private consumption, the main reason for the rather weak dynamic is an anticipated modest rise in disposable incomes as a result of continued small increases in wages and employment. The savings ratio is also expected to remain high since people are uncertain about the economy’s development and are increasingly aware of the need to build additional, private retirement savings. There are, however, also two special factors which may contribute to an increase in consumer spending in 2006: The soccer World Cup will be held in Germany in June and July of 2006, and the standard rate of VAT is scheduled to increase by 3 percentage points from 16% to 19% as of January 2007, which may lead people to shift purchases of expensive durables from 2007 to 2006, thereby increasing consumption in 2006 and decreasing it in 2007. Due to the efforts to reduce deficits, government expenditures in 2006 are likely to increase only slightly on a nominal basis and to stagnate on a real basis.
(Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2005 (February 2006) Bundesministerium für Wirtschaft, Jahreswirtschaftsbericht 2006 der Bundesregierung, pages 92-104; Bundesministerium der Finanzen, Monatsbericht März 2005, page 43; http://www.bmwi.de/BMWi/Navigation/ Presse/pressemitteilungen, did=130442.html; http://europa.eu.int/comm/economy_finance publications/ european_economy/2006/ee206en.pdf, pages 54-56)
     The following table shows selected key economic figures for the Federal Republic for the past five years.

Key Economic Figures

	2005	2004	2003	2002	2001
	(EUR in billions)
GDP – at current prices	2,245.5	2,215.7	2,163.4	2,145.0	2,113.2
(change in %)	1.3	2.4	0.9	1.5	2.5
GDP – price-adjusted, chain-linked index (2000=100), not adjusted for calendar effects	103.7	102.8	101.1	101.3	101.2
(change in %)	0.9	1.6	(0.2)	0.1	1.2
GDP – price-adjusted, chain-linked index (2000=100), adjusted for calendar effects	103.5	102.4	101.3	101.5	101.4
(change in %)	1.1	1.1	(0.2)	0.1	1.4
Unemployment rate (ILO definition) (in %) (2)	9.1	9.2	8.7	7.6	6.9
Rate of inflation (year-to-year change in consumer price index (CPI) in %)	2.0	1.6	1.1	1.4	2.0
Balance of payments – current account	92.2	81.9	40.3	43.4	0.4
General government debt (1)	1,520.7	1,451.0	1,381.0	1,293.0	1,241.5

(1)	Definition according to Maastricht Treaty.

(2)	Unemployed persons, available and seeking work.
(Sources: Deutsche Bundesbank, Monatsbericht März 2006, Table VIII.3, IX.7 and X.2; Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2005 (February 2006 ), Table 1.1 and 1.10)
Germany’s General Government Deficit and the Excessive Deficit Procedure
     The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 generally apply.
The Federal Republic’s Fiscal Maastricht Criteria

	2005(1)	2004	2003	2002	2001
General government deficit as % of GDP(2)(3)	3.3	3.7	4.0	3.7	2.8
General government debt as % of GDP(2)	67.7	65.5	63.8	60.3	58.8

(1)	Provisional figures, partly estimated.

(2)	GDP including financial intermediation services indirectly measured (FISIM).

(3)	Unlike the net lending/net borrowing balance as shown in the national accounts, the deficit ratio as defined in the Maastricht Treaty includes interest payments arising from the swap transactions and forward rate agreements.
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table VIII.3)
     Lower than expected total public sector receipts and higher labor market and social security expenditures due to sluggish economic growth have resulted in general government deficits above the limit of 3% of GDP permitted under the Maastricht Treaty for the Federal Republic for all years since 2002. The Federal Republic’s gross debt has been exceeding the thresholds of a debt-to-GDP ratio of no more than 60% set by the Maastricht Treaty since 2002 with an increasing tendency.
     In November 2002, the Commission initiated an excessive deficit procedure against the Federal Republic. In January 2003, as contemplated by the Maastricht Treaty, the Ecofin Council issued recommendations for corrective action, in response to which the Federal Republic implemented various measures, including the “Agenda 2010” described below. In November 2003, the Ecofin Council decided not to pursue the Commission’s recommendation to proceed with the excessive deficit procedure against the Federal Republic. Following that decision, the situation was provisionally resolved in December 2004, when the Commission accepted the Federal Government’s stability program and decided that it would not proceed further with the excessive deficit procedure against the Federal Republic at that point. However, due to the continuing violation of the deficit and debt criteria – in 2005 the deficit and the debt-to-GDP-ratio were 3.3% and 67.7%, respectively – and in light of the Federal Government’s stability program of February 2006, which again projects a deficit in excess of 3% in 2006, the Ecofin Council decided to resume the excessive deficit procedure against the Federal Republic. The Ecofin Council’s decision requires the Federal Government to lower its deficit below 3.0% of GDP by 2007 at the latest and to periodically report on the measures taken to this effect. For further information on the stability program, see “Economic Policy – Stability Program” below.
(Sources:
http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/03/259|0|RAPID&lg=EN;
http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/03/1560|0|AGED&lg=EN&typ e=PDF;
http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=PRES/03/320|0|AGED&lg=EN&ty pe=PDF;
http://europa.eu.int/rapid/pressReleasesAction.do?reference=IP/04/1471&format=HTML&aged=0&language=E N&guiLanguage=en; Press release of the European Commission IP/06/246, dated March 1, 2005;
http://europa.eu.int/rapid/pressReleasesAction.do?reference=IP/06/246&format=HTML&aged=0&language=EN &guiLanguage=en;
Press release of the European Council 6917/06 (Presse 64);
http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ecofin/88797.pdf)
Economic Policy
     The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government believes that achieving these objectives is also necessary to improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment.
     To achieve these goals, the previous Federal Government adopted several major economic policy initiatives, including measures providing for consolidation of the budget, reform of the social security system, improved flexibility of the labor market, a further opening up of product markets and comprehensive tax reform. The “Tax Reform 2000”, the latest part of which became effective in January 2005, was designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. In addition, steps to facilitate raising venture capital and to improve the efficiency of the German capital markets were taken.
     In order to continue and reinforce the course of reform, especially in respect of the social security system, in 2003, the previous Federal Government announced and implemented a bundle of measures designated as “Agenda 2010”. “Agenda 2010” comprised, among others, measures to make the labor markets more flexible, to reform the system of unemployment and welfare benefits, to reform labor, social and tax laws, to promote employment and economic growth, and to strengthen the financial position of the municipalities.
     In the coalition agreement, the new government announced additional reforms designed to further strengthen the competitiveness of the German economy. The measures being considered include major reforms of the health care insurance and the tax system as well as further labor market reforms. The new government is currently in the process of determining the specific proposals for further reform. Significant reform measures that have already been launched include the federalism reform, which has entered the legislative process and should be concluded in mid-2006, the gradual increase in retirement age and the reduction of bureaucratic burdens for entrepreneurs.
(Sources: http://www.bundesregierung.de/Anlage920135/Koalitionsvertrag.pdf;
http://www.bundesregierung.de/Artikel/-,413.917820/dokument.htm)
     To foster economic growth, the Federal Government has announced a program to bolster the framework for investment and employment, which comprises additional measures involving expenditures amounting to EUR 25 billion through 2009 at the federal level. In addition, the Länder and municipalities will spend a further EUR 12 billion. These measures aim at promoting innovation and private investment, including special tax allowances for depreciation expenses and employment in private households, increased spending for research, development and public infrastructure, but also aim at supporting families.

(Source: Bundesministerium der Finanzen, Deutsches Stabilitätsprogramm, Aktualisierung Februar 2006, pages 10-12)
Stability Program
     In February 2006, the Federal Government issued an update on the federal stability program. Following this report, the Ecofin Council decided to resume the excessive deficit procedure against Germany. Under the stability program, the Federal Government projects a general government deficit of 3.3% of GDP and a general government debt to GDP ratio of 69% in 2006. As a result of the growth program described above and since tax receipts are expected to increase only moderately in 2006, the general government deficit is expected to remain at 3.3% of GDP in 2006. The general government deficit is, however, expected to be in line with the Maastricht treaty beginning in 2007, mainly due to the increase in the standard rate of VAT by three percentage points beginning in January 2007. Two-thirds of the additional VAT revenues will be used for budget consolidation purposes, while the remainder will be used to lower unemployment insurance contributions (i.e., non-wage labor cost). In addition, the Federal Government intends to cut expenditures (e.g., by abolishing subsidies for homeowners and reducing the tax allowance for commuters). Expenditure cuts will amount to EUR 32 billion by 2009, thereby reducing public expenditures from 46.7% of GDP in 2005 to an estimated 43.5% in 2009. As a consequence, the Federal Government expects a general government deficit of about 2 1/2% (2 1/2%) of GDP and a general government debt-to-GDP ratio of 68 1/2% (68%) in 2007 (2008). The structural deficit (i.e., the general government deficit adjusted for cyclical effects) is projected to decline from 3.1% in 2005 to 1 1/2% in 2008.
(Sources: Bundesministerium der Finanzen, Deutsches Stabilitätsprogramm, Aktualisierung Februar 2006; Bundesfinanzministerium der Finanzen, Monatsbericht März 2006, pages 37-56)
Federal Budget 2005
     In 2005, expenditures amounted to EUR 259.8 billion, including a deficit of EUR 31.2 billion. Current allocations and grants to authorities and others, mainly social insurance funds, were the largest item among the expenditures, accounting for 59.4% of expenditures in 2005. Other major items included interest expense (14.4%), and personnel expenses (10.1%). Expenditures for social welfare programs represented 51.2% of total expenditures, investment spending 9.1%.
(Source: Bundesministerium der Finanzen, Monatsbericht Februar 2006, page 39-66)
Federal Budget 2006
     On February 22, 2006, the Bundesregierung approved the draft federal budget. Currently, the draft budget is in the legislative procedure at the Bundestag. Based on this draft, the 2006 Federal budget will comprise expenditures totaling EUR 261.7 billion, which is an increase of 0.7% compared to 2005. Revenues are projected to amount to EUR 223.4 billion, resulting in a deficit of EUR 38.3 billion. The deficit clearly exceeds public investment spending (EUR 23.2 billion) which the Federal Government believes is necessary as a measure to stimulate economic growth. Expenditures for social security are expected to total EUR 134.4 billion (corresponding to 51.4% of total expenditures), including EUR 77.4 billion in grants to the compulsory pension system as well as EUR 38.3 billion in unemployment benefits. Interest expense will amount to approximately EUR 38.0 billion, and personnel expenditures to EUR 26.2 billion.
(Sources: Bundesministerium der Finanzen, Monatsbericht März 2006, pages 37-48;
http://www.bundesfinanzministerium.de/lang_de/EN/Service/Downloads/060320agmb002,templateId=raw,prop erty=publicationFile.pdf)
Tax Revenues and Other Federal Income
     The draft federal budget is based on projected 2006 tax revenues of EUR 192.5 billion, which would represent an increase of EUR 2.4 billion, or 1.2%, compared to 2005. Other federal income included in the draft budget is estimated to amount to EUR 30.9 billion in 2006, a decrease of EUR 7.6 billion compared to 2005. Other federal income includes, among other items, privatization revenues, revenues from the freight vehicle toll as well as the profit of the Deutsche Bundesbank.
(Sources: Bundesministerium der Finanzen, Monatsbericht Februar 2006, pages 39-66; Bundesministerium der Finanzen, Monatsbericht März 2006, pages 37-48)

Privatizations
     In 2005, the Federal Government continued its policy of privatizing state-owned businesses. The Federal Government thereby intends to improve the competitiveness of the German economy and to foster employment and economic growth. The largest privatizations in the past years were Deutsche Telekom AG (gradual reduction of the share ownership of the Federal Republic since 1996; direct participation of the Federal Republic as of October 2005: 15.4%) and Deutsche Post AG (gradual reduction of the share ownership of the Federal Republic since 1999; no direct participation of the Federal Republic as of year-end 2005). Major privatization transactions in 2005 included the sales of 7.3% of the Deutsche Telekom AG and the remaining 20% of the Deutsche Post AG to KfW as well as the direct sale of 11.6% of the FRAPORT AG to financial investors.
(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2005, pages 5-18)
Gross Domestic Product
     The following tables show the structure of the Federal Republic’s real GDP at current prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.
Structure of GDP – Use

	2005	2004	2003	2002	2001	2005	2004	2003	2002
	(EUR in billions)					(change in %)
Domestic uses	2,133.4	2,106.2	2,075.8	2,047.9	2,070.7	1.3	1.5	1.4	(1.1)
Final private consumption	1,329.7	1,312.5	1,287.6	1,266.7	1,258.6	1.3	1.9	1.7	0.6
Final government consumption	417.2	412.8	415.5	412.3	400.2	1.1	(0.6)	0.8	3.0
Gross fixed capital formation	384.7	384.9	384.4	392.9	422.9	(0.1)	0.1	(2.2)	(7.1)
Machinery and equipment	153.9	149.4	146.9	151.9	167.4	3.0	1.7	(3.2)	(9.3)
Construction	205.6	210.7	213.0	216.5	230.6	(2.4)	(1.1)	(1.6)	(6.1)
Other products	25.2	24.9	24.5	24.5	24.9	1.4	1.6	(0.2)	(1.5)
Changes in inventories(1)	1.9	(4.0)	(11.6)	(24.0)	(11.0)
Net exports(1)	112.1	109.5	87.6	97.1	42.5
Exports	901.7	842.8	772.7	765.6	735.6	7.0	9.1	0.9	4.1
Imports	789.6	733.4	685.1	668.5	693.1	7.7	7.0	2.5	(3.6)
Gross domestic product	2,245.5	2,215.7	2,163.4	2,145.0	2,113.2	1.3	2.4	0.9	1.5

(1)	Percentage changes are not presented.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2005 (February 2006), Tables 3.1 and 3.9)

Structure of GDP – Origin

	2005	2004	2003	2002	2001	2005	2004	2003	2002
	(EUR in billions)					(change in %)
Gross value added of all economic sectors	2,027.5	2,003.2	1,949.0	1,935.0	1,904.5	1.2	2.8	0.7	1.6
Agriculture, forestry and fishing	17.8	22.1	21.4	22.1	25.9	(19.3)	3.4	(3.0)	(15.0)
Production sector (excluding construction)	523.6	500.2	476.7	472.7	473.7	4.7	4.9	0.8	(0.2)
Construction	78.1	82.7	84.5	88.3	91.5	(5.6)	(2.1)	(4.3)	(3.6)
Trade and transport(1)	365.4	359.9	349.7	352.0	347.1	1.5	2.9	(0.7)	1.4
Financial, renting and business activities	590.2	583.6	568.0	553.0	533.8	1.1	2.7	2.7	3.6
Other public and private service activities	452.4	454.7	448.8	447.0	432.4	(0.5)	1.3	0.4	3.4
Taxes on products offset against subsidies on products	218.0	212.5	214.4	210.0	208.7	2.6	(0.9)	2.1	0.6
Gross domestic product	2,245.5	2,215.7	2,163.4	2,145.0	2,113.2	1.3	2.4	0.9	1.5

(1)	Including hotel and restaurant services as well as communication services.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2005 (February 2006), Tables 1.13 and 2.1)
Sectors of the Economy
Production Sector
     The production sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government’s transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, industry in the eastern Länder has undergone a restructuring process. Today, the German production sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the production sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2005, the sector’s aggregate contribution to gross value added at current prices was 25.8% (excluding construction) and 29.7% (including construction).
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.2.1)
     The following table shows the output of the production sector in index form using 2000 as the base year for each of the years indicated.
Output in the Production Sector(1)
(2000 = 100)

	2005(2)	2004	2003	2002	2001

Production sector, total	103.8	100.8	98.4	98.3	99.5
Industry(3)	106.4	102.5	99.5	99.3	100.4
of which:
Intermediate goods(4)	106.8	103.3	99.5	98.9	99.4
Capital goods(5)	111.2	105.7	102.0	101.1	102.3
Durable goods(6)	87.6	87.4	87.2	92.0	100.4
Nondurable goods(7)	100.7	98.0	97.4	98.2	98.8
Energy(8)	102.7	102.6	99.8	97.4	97.3
Construction(9)	76.1	80.4	85.1	89.0	92.5

(1)	Adjusted for working-day variations.

(2)	Provisional figures.

(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.

(4)	Including mining and quarrying except energy-producing goods.

(5)	Including manufacture of motor vehicles and components.

(6)	Consumption goods that have a long-term use, such as furniture, as to which weak private consumption has had a significant impact over recent years.

(7)	Consumption goods that have a short-term use, such as food. Including printing and service activities related to printing.

(8)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(9)	Comprises the economic classifications “Site preparation” and “Building of complete constructions or parts thereof; civil engineering”.
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table IX.2)
Services Sector
     As in most other industrialized countries, the services sector, which comprises trade and transport services (including hotel and restaurant services as well as communications services), financial, renting and business activities as well as other public and private service activities, has expanded rapidly in recent years and is currently the largest contributor to gross value added. In 2005, the sector’s aggregate contribution to gross value added at current prices was 69.4%. Within the services sector, financial, renting and business activities is the largest segment in terms of contribution to total gross value added, contributing 29.1% in 2005.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.2.1)
Employment and Labor
     Following German reunification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition used by the German authorities, rose from 7.7% in 1992, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 6.0% in 1992 to 8.6% in 1997. In the period 1998 to 2001, the rate decreased slightly to 9.4% under the national definition or 6.9% under the ILO definition. In the period from 2002 to 2004, however, the unemployment rate rose again to 10.5% (national definition) or 9.2% (ILO definition) in the wake of sluggish economic growth.
     Effective January 2005, as a result of legislative measures implemented in connection with the so-called Hartz IV labor market reform, former recipients of social assistance who are able to work now receive a new form of unemployment benefits known as Arbeitslosengeld II and, accordingly, are also registered as unemployed. This change accounts for most of the significant increase in the (seasonally adjusted) unemployment rate according to the national definition from 10.8% (December 2004) to 12.1% (March 2005). Over the same time period the unemployment rate according to the ILO definition increased only modestly from 9.2% to 9.5%. In 2005, the average unemployment rate according to the national and the ILO definitions were 11.7% and 9.1%, respectively. The ILO definition considers only those persons as unemployed who are available and seeking work. Effective January 2004, there were also some changes to the national definition of the unemployment status, albeit with a less marked effect than the 2005 changes. The 2004 change modified the definition to exclude unemployed persons who participate in certain training procedures (“Eignungsfeststellungs- und Trainingsmaßnahmen”). The effect on the unemployment rate amounted to a reduction of 0.2 percentage points. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week.
     The number of people living in Germany (national concept) who were either employed or self-employed in 2005 was approximately 38.7 million which is 0.3% less compared to 2004.
(Sources: Deutsche Bundesbank, Monatsbericht März 2006, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, März 2006, Table II.8; Bundesagentur für Arbeit, Zeitreihe Arbeitslose ab 1991, http://www.pub.arbeitsamt.de/hst/services/statistik/detail/a.html; Statistisches Bundesamt, Fachserie 18, Reihe 1.2. – 4. Vierteljahr 2005 (February 2006), Table 1.10)
     The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder, are not included, since they are not treated as unemployed.

Employment and Unemployment

	2005(1)	2004	2003	2002	2001

Employed (in thousands)–ILO definition	38,672	38,782	38,632	38,994	39,209
Unemployed (in thousands)–ILO definition(2)	3,893	3,931	3,703	3,229	2,900
Unemployment rate (in %)–ILO definition	9.1	9.2	8.7	7.6	6.9
Unemployed (in thousands) — national definition(3)	4,863	4,381	4,377	4,061	3,853
Unemployment rate (in %)–national definition(4)	11.7	10.5	10.5	9.8	9.4

(1)	Provisional figures.

(2)	Unemployed persons, available and seeking work.

(3)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week). From 2005, unemployed persons include former recipients of social assistance who are able to work.

(4)	As a percentage of the total work force (excluding armed forces).
(Sources: Bundesagentur für Arbeit, Monatsbericht Dezember und Jahr 2005, Table Arbeitsmarktzahlen 2001 bis 2005; Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2005 (February 2006), Table 1.10)
     Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former German Democratic Republic (“GDR”) resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Länder lost their jobs. In 2005, the unemployment rate in the eastern Länder was 18.7%, which is about twice the unemployment rate of 9.9% of the western Länder.
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table IX.6)
     In the past few years, gross wages and salaries per employee in Germany have experienced only moderate increases, partly as a consequence of high unemployment rates. Unit labor costs, which take into account changes in labor productivity, have even declined slightly since 2003. The following table shows changes in the wage level and unit labor costs per hour worked for each of the years indicated by reference to 2000 figures as reflected in various economic indices.
(Sources: Deutsche Bundesbank, Monatsbericht März 2006, Table IX.9; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.2.19)
Wage Trends and Labor Costs(1)
(2000 = 100)

	2005	2004	2003	2002	2001

Wages and salaries per employee(2)	105.2	104.9	104.4	103.2	101.8
Change from previous year in %	0.4	0.5	1.2	1.4	1.8
Unit labor costs per hour worked	100.3	101.0	101.9	101.2	100.6
Change from previous year in %	(0.7)	(0.8)	0.6	0.6	0.6

(1)	Figures computed in February 2006.

(2)	Work place concept.
(Sources: Deutsche Bundesbank, Monatsbericht März 2006, Table IX.9; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Tabelle 2.1.13)
     Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (the so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector.
     The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both unions and employers. Despite their binding character, however, there is a wide range of deviations from these agreements which allow for individually adjusted agreements between employer and employee, particularly in the eastern Länder. Many employers in the eastern Länder are no longer members of employers’ associations, in which case wages are individually negotiated, which often results in wage levels that are lower than provided for by the Tarifverträge.
     Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, and also due to a comparatively high level of social security, there are relatively few strikes in the Federal Republic compared to other countries.
Social Security Legislation
     The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, nursing care insurance, retirement and disability pensions, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions.
     Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.
     The Retirement Funds Act (Altersvermögensgesetz), effective since 2002, aims to ensure the long-term viability of the public pension scheme, which operates on a pay-as-you-go basis, by off-setting the expected decline of public pension payments by payments from private pension schemes. The Act is designed to encourage investments in funded private pension schemes and to promote pension schemes run by employers by granting certain bonuses and tax benefits to employees.
     In 2005, social security revenues amounted to EUR 468.0 billion, and expenditures were EUR 471.4 billion. The social security budget thus incurred a deficit of EUR 3.4 billion in 2005. In 2004, the social security funds received revenues in an aggregate amount of EUR 467.4 billion as shown in the national accounts, thereby falling short of the funds’ expenditures by EUR 1.3 billion.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 3.4.3.7)
     In light of globalization, which leads to increased cost competition, and a changing population structure, the Federal Government is aware that structural reforms must take place to safeguard the sustainability of the social security systems over the long term. The restructuring and renewal of the welfare state was part of the previous government’s “Agenda 2010” referred to above. Structural reforms of the social security system so far have included:
•	Health insurance. In 2004, a law designed to modernize the system of health insurance and eliminate the budget deficit of public health insurance funds (Gesetz zur Modernisierung der gesetzlichen Krankenversicherung) came into effect. Its main elements include additional contributions for health services by insured persons, changes to the system for physicians’ remuneration and changes in the market structure of the retail pharmacy business. The goal of the reform measures is to reduce the expenditures of public health insurance funds and thereby allow for lower insurance contributions. As these contributions are paid by both employees and employers, the health insurance-related measures are designed to reduce labor costs. A further step to reduce the employers’ contributions was taken in July 2005 through implementation of measures which, in effect, reduced the employers’ share of the contributions by 0.45 percentage points and increased the employee’s share by the same amount.

•	Public pension system. Changes were made to the public pension system designed to adapt the system to respond to the aging of the population. Pension contribution payments and pensions were not increased in 2004 and 2005, which had a stabilizing effect on labor costs. A sustainability factor for public pensions was introduced in 2005, reflecting the ratio between retirees and working population, designed to have a confining effect on pension payments if the number of retirees increases disproportionately to working people. Accordingly, and also due to moderate wage increases, it is expected that pension contribution payments and pensions will not be increased at least one more time.

•	Unemployment insurance and labor market. Legislative changes in unemployment insurance included cuts in the benefits paid to unemployed persons. In addition, unemployment benefits to unemployed persons who refuse to accept job offers have been curtailed since the beginning of 2005. Among the measures which aimed at more flexibility of the labor market was the application of stricter rules for receiving benefits if job offers are refused.
     It is understood that it will take some time before the ”Agenda 2010” and any new reforms implemented by the new Federal Government will show their full effect in terms of reduced spending for the social security system. Additional measures that might be implemented by the new government in this area are currently under discussion.
(Sources: Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2002/03, chapters 2.III, 5.I, 5.II; Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2003/04, chapter 2.IV; Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2004/05, chapters 5.I, 5.IV; Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2005/06, pages 333-340)
International Economic Relations
     International economic relations are of major importance to the German economy. In 2005, exports and imports of goods and services amounted to 40.2% and 35.2% of GDP at current prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe1.4-2005 (March 2006), Table 2.3.13)
     Because the Federal Republic’s economy depends on exports, it is particularly vulnerable to trade barriers, such as protective tariffs. The Federal Government supports, therefore, efforts to reduce trade barriers, such as through the current negotiations by the World Trade Organization under the Doha Development Agenda.
(Source: http://www.bmwi.de/BMWi/Navigation/Aussenwirtschaft/handelspolitik-eu-wto.html)
Balance of Payments
     The Federal Republic typically achieves a surplus in the trading of goods. Traditionally, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remittances of foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. During the period from 1991 to 2000, factors such as increases in expenditures for services and in transfer payments, a rise in oil prices as well as structural readjustments of the capital markets in connection with the introduction of the euro outweighed the trade surplus and resulted in persistent current account deficits. Since 2001, however, the Federal Republic has again returned to current account surpluses, which rose to EUR 92.2 billion in 2005.
(Sources: Deutsche Bundesbank, Monthly Report March 2001, pages 63, 67 and Table X.2; ; Deutsche Bundesbank, Balance of payments statistics, February 2006, Table I.1)

     Between July 2001 and March 2006, the euro appreciated by approximately 40% against the US dollar and, at times, by even more than 55%. Appreciation of the euro raised concerns that Germany’s export growth could weaken. The negative impact of the euro’s increasing external value on the German economy was, however, mitigated by the fact that other EMU countries accounted for 43% of German exports in 2005. Accordingly, a major part of German exports was not directly affected by depreciation of the dollar and, according to data of the Deutsche Bundesbank, Germany’s price competitiveness with respect to 19 industrial countries decreased by only 5.6% over the same period. Furthermore, a stronger currency may also have a positive influence on the domestic economy as lower import prices mitigate consumer price inflation and the increase of oil prices.
(Source: Deutsche Bundesbank, Monatsbericht Dezember 2002, Tables X.11and X.13; Deutsche Bundesbank, Monatsbericht März 2006, Tables X.3, X.11and X.13)
     The following table shows the Federal Republic’s balance of payments for each of the years indicated.
Balance of Payments (Balances)(1)

	2005	2004	2003	2002	2001
	(EUR in millions)

Current account(2)
Foreign trade(3)	160,554	156,096	129,921	132,788	95,495
Supplementary trade items	(20,170)	(15,243)	(11,149)	(8,552)	(7,420)
Services(4)	(27,876)	(31,254)	(34,274)	(35,328)	(49,862)
Factor income	8,643	635	(15,925)	(18,022)	(10,932)
Current transfers	(28,921)	(28,309)	(28,282)	(27,511)	(26,856)

Total current account	92,230	81,925	40,291	43,375	424
Capital transfers and purchases/ sales of intangible non-produced assets	(1,268)	430	312	(212)	(387)
Capital account
Total net capital (capital export)(5)	(100,078)	(114,695)	(48,054)	(38,448)	(11,794)
of which:
Total net German investment abroad (increase/capital exports—negative figure)	(368,652)	(260,875)	(203,369)	(256,437)	(267,962)
Total net foreign investment in Germany (increase/capital imports—positive figure)	268,574	146,180	155,315	217,989	256,167
Balance of unclassifiable transactions	9,116	32,340	7,451	(4,716)	11,757

(1)	Figures are subject to considerable uncertainty owing to changes in the method of data collection in foreign trade.

(2)	Foreign trade and services are recorded on the basis of exports (f.o.b.)/imports (c.i.f.), i.e., including the freight and insurance costs of imports.

(3)	Special trade according to the official foreign trade statistics. Special trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on exports (f.o.b.) and imports (c.i.f.). (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, page 275).

(4)	Excluding the freight and insurance costs included in the c.i.f. import value.

(5)	Including change of currency reserves.
(Source: Deutsche Bundesbank, Balance of payments statistics, March 2006, Tables I.1 and I.9.a)
Balance of Trade
     The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:

Foreign Trade Of Goods

	2005	2004	2003	2002	2001
	(EUR in millions)

Exports of goods (f.o.b.)	786,186	731,544	664,455	651,320	638,268
Imports of goods (c.i.f.)	625,632	575,448	534,534	518,532	542,774

Trade surplus	160,554	156,096	129,921	132,788	95,495
(Source: Deutsche Bundesbank, Balance of payments statistics, March 2006, Table I.1)
     The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, and electrical engineering and chemical products.
     The principal import goods are chemical products, motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. As a result, it largely depends on imports to satisfy its demand for raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.
Composition of Exported and Imported Goods

	2005(1)
	Exports	Imports
	(EUR in billions)
Total	786.2	625.6
of which:
Coal and turf	0.2	2.0
Petroleum and gas	3.6	51.8
Nutrition	27.4	28.1
Textiles	10.8	11.7
Clothing	8.0	16.0
Paper	15.7	11.9
Chemical products	102.8	70.5
Iron and steel, non-ferrous metals	41.1	37.5
Machinery	110.9	42.1
Office machines and automatic data processing equipment	21.9	28.8
Electrical machinery	38.9	25.1
Special mechanical and optical goods	33.0	17.2
Motor vehicles and components	150.9	63.9

(1)	Preliminary data.
(Source: http://www.destatis.de/basis/d/aussh/aushtab2.htm, last update February 24, 2006)

Foreign Trade (Special Trade) by Groups of Countries and Countries(1)

	2005	2004	2003
	(EUR in millions)
Exports to:
Total	786,186	731,544	664,455
France	79,871	74,360	69,025
United States	69,311	64,860	61,654
United Kingdom	61,681	59,986	55,597
Italy	54,374	51,479	48,414
The Netherlands	47,799	46,730	42,219
Belgium/Luxembourg	47,749	43,992	38,413
Austria	42,533	40,244	35,857
Spain	40,395	36,249	32,364
Southeast Asia(2)	27,542	26,838	24,515
China(3)	21,280	20,992	18,265
Japan	13,330	12,719	11,889

Imports from:
Total	625,632	575,448	534,534
France	54,627	51,535	48,545
The Netherlands	53,371	46,204	42,301
United States	41,342	40,709	39,231
Italy	35,589	35,676	34,259
China(3)	39,891	32,791	25,681
United Kingdom	39,414	34,466	31,712
Belgium/Luxembourg	33,687	28,818	26,132
Southeast Asia(2)	30,596	30,012	27,119
Austria	25,292	24,020	21,453
Japan	21,435	21,583	19,684
Spain	17,985	17,426	16,518

(1)	Exports (f.o.b.) by country of destination, imports (c.i.f.) by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2005, page 464).

(2)	Includes Brunei Darussalam, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan and Thailand.

(3)	Excludes Hong Kong.
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table X.3)

MONETARY AND FINANCIAL SYSTEM
Background of the European System of Central Banks
     The European System of Central Banks (“ESCB”) comprises the European Central Bank (“ECB”) and the national central banks of the 25 Member States of the EU, while the Eurosystem consists of the ECB and the national central banks of the twelve Member States that have adopted the euro as their legal currency, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.
     The Eurosystem is responsible for the single monetary policy for the euro area. Its decision-making bodies are the Governing Council and the Executive Board of the ECB. The national central banks of the Member States that are not part of the Eurosystem are represented in the Governing Council, but have no voting right in the decision-making process. The Eurosystem’s primary objective is to maintain price stability. It supports the general economic policies of the EU.
     The Deutsche Bundesbank – Germany’s national central bank within the ESCB – has the responsibility of implementing the single monetary policy in Germany and continues to perform various other tasks, including acting as the Federal Government’s fiscal agent and playing an important role in banking and financial market supervision, as further described below under the caption “– Financial System”.
(Sources: European Central Bank, Annual Report 2004, pages 162-168;
www.bundesbank.de/aufgaben/aufgaben.en.php)
Monetary Policy Instruments of the ESCB
     To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB. Open market operations play an important role in the ESCB’s monetary policy because they steer interest rates and manage the liquidity situation in the market. Available open market operations are reverse transactions, outright transactions, the issuance of debt certificates or foreign exchange swaps, and the collection of fixed-term deposits. Standing facilities are designed to provide or absorb overnight liquidity and the imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion.
(Sources: European Central Bank, Annual Report 1999, pages 48-54;
http://www.ecb.int/pub/pdf/other/monetarypolicy2004en.pdf, page 71 ff.)
Money Supply and Prices
     The ECB’s primary goal is to maintain medium-term price stability, which is defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. However, the ECB has clarified that, within this definition, it aims at an inflation rate close to 2%. This goal indicates the commitment to provide an adequate margin to avoid the risk of deflation. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) analysis and assessment of short- to medium-term risks to price stability (economic analysis); and (ii) assessment of medium- to long-term monetary developments (monetary analysis), including a “natural” benchmark (reference value for the euro area money supply M3). The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units, money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council has set the reference value for M3 at 4.5% growth per annum. In January 2006, the annual growth rate of euro area money supply M3 was 7.6%, thereby exceeding the reference value. The prevailing low level of interest rates, which implies a low opportunity cost of holding money, continues to be the main driving force behind monetary growth. This view is supported by the continued very large contribution to the annual growth rate of M3 stemming from the expansion of the most liquid components included in the narrow monetary aggregate M1 (defined as sum of currency in circulation and overnight deposits).

(Sources: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, March 2006, pages 18 and 19, press release “Review of the Quantitative Reference Value for Monetary Growth”, December 2002)
     The following table shows price trends in Germany for the periods indicated.
Price Trends

	2005	2004	2003	2002	2001
	(change from previous year in %)
Harmonized Index of Consumer Prices (HICP)	1.9	1.8	1.0	1.4	1.9
Consumer price index (CPI)	2.0	1.6	1.1	1.4	2.0
Index of producer prices of industrial products sold on the domestic market(1)	4.6	1.6	1.7	(0.6)	3.0

(1)	Excluding value-added tax
(Sources: Deutsche Bundesbank, Monthly Report February 2006, Table IX.7;
http://www.destatis.de/indicators/d/vpi120jd.htm, last update February 10, 2006)
     The following table shows the principal indicators relating to money supply for each of the years indicated.
Main Monetary Indicators

	At December 31,(1)
	2005	2004	2003	2002	2001
	(EUR in billions)
Currency in circulation(2)	514.8	452.7	386.9	332.3	233.3
Money Stock M1	3,417.4	2,912.7	2,680.6	2,441.7	2,151.1
Money Stock M2	6,067.2	5,573.6	5,233.9	4,917.6	4,602.0
Money Stock M3	7,057.3	6,534.2	6,141.1	5,771.7	5,391.1

	Annual change based on year-end comparison in % (3)

Money Stock M1	11.3	9.0	10.6	9.8	5.4
Money Stock M2	8.5	6.7	7.6	6.6	6.4
Money Stock M3	7.3	6.6	7.1	7.0	7.9

(1)	Monetary aggregates comprise monetary liabilities of Monetary Financial Institutions (“MFIs”) and central government (post office, treasury) vis-à-vis non-MFI euro area residents excluding central government. M1 is the sum of currency in circulation and overnight deposits; M2 is the sum of M1, deposits with an agreed maturity of up to two years and deposits redeemable at notice of up to three months; and M3 is the sum of M2, repos, money market fund shares/units and debt securities with a term of up to two years.

(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.

(3)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.
(Sources: European Central Bank, Monthly Bulletin, March 2006, Tables 2.3.1, 2.3.2; European Central Bank, Monthly Bulletin, April 2005, Tables 2.3.1, 2.3.2; European Central Bank, Monthly Bulletin July 2003, Tables 2.4.3, 2.4.4)

Official Foreign Exchange Reserves
     The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves of the Federal Republic(1)

	As of December 31,
	2005	2004	2003	2002	2001
	(EUR in millions)
Gold	47,924	35,495	36,533	36,208	35,005
Foreign currency balances	33,708	29,292	32,538	40,522	49,489
International Monetary Fund
Reserve position and special drawing rights	4,549	6,548	7,609	8,272	8,721
Total	86,181	71,335	76,680	85,002	93,215

(1)	External position of the Deutsche Bundesbank in the EMU. Assets and liabilities vis-à-vis all EMU member countries and non-EMU member countries.
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table X.9)
     The Federal Republic’s foreign reserve assets are currently managed by the Deutsche Bundesbank. The 12 participating Member States in the EMU have transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 39.8 billion to the ECB, consisting of foreign currency reserves and gold. The ECB manages the foreign reserve assets transferred to it. The foreign reserve assets not transferred to the ECB continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of the EMU, the ECB monitors and coordinates market transactions conducted with those assets.
(Sources: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Accounts 2005, page 4, http://www.ecb.int/pub/annual/html/index.en.html)
External Positions of Banks
     The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.
Foreign Financial Assets and Liabilities by Sector

	2005	2004	2003	2002	2001

	(EUR in billions)
Deutsche Bundesbank
Assets	130.3	93.1	95.4	103.9	76.1
Liabilities	6.3	7.9	10.4	9.0	8.8
Net position	124.0	85.2	85.0	94.9	67.4
Banks
Loans to foreign banks	1,038.8	889.4	769.6	690.6	596.1
Loans to foreign non-banks	712.0	629.5	576.3	558.8	570.3
Loans from foreign banks	651.7	603.3	590.7	614.2	622.7
Loans from foreign non-banks	316.4	311.2	307.3	319.2	350.6
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Tables IV.4 and X.9)
Foreign Exchange Rates and Controls
     The euro is a freely convertible currency. Since its introduction, the euro has become the second most widely used currency internationally. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

     The following table shows the exchange rates for selected currencies in relation to the euro for the past five years.
Annual Average Exchange Rates of the euro(1)

	2005	2004	2003	2002	2001

U.S. dollars per euro	1.2441	1.2439	1.1312	0.9456	0.8956
Pound sterling per euro	0.6838	0.6787	0.6920	0.6288	0.6219
Japanese yen per euro	136.85	134.44	130.97	118.06	108.68
Swiss franc per euro	1.5483	1.5438	1.5212	1.4670	1.5105

(1)	Calculated from daily quotations.
(Source: Deutsche Bundesbank, Monthly Report February 2006, Table X.11)
Financial System
     As of January 31, 2006, 2,082 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,981.2 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s classification, these institutions included 250 commercial banks with an aggregate balance sheet total of EUR 1,981.6 billion and 130 subsidiaries and branches of foreign banks located in the Federal Republic with an aggregate balance sheet total of EUR 732.9 billion.
     In addition to the commercial banks, there were 458 savings banks and their 12 regional institutions, and 16 special purpose credit institutions. As of January 31, 2006, the aggregate balance sheet total of the savings banks was EUR 1000.5 billion, and the aggregate balance sheet total of their 12 regional institutions was EUR 1,368.4 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 730.5 billion.
     The Federal Republic’s banking system also includes 1,294 credit cooperatives (with an aggregate balance sheet total of EUR 586.6 billion as of January 31, 2006) and their two central institutions (with an aggregate balance sheet total of EUR 222.0 billion), 24 mortgage banks (with an aggregate balance sheet total of EUR 900.5 billion) and 26 building and loan associations (with an aggregate balance sheet total of EUR 191.2 billion).
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table IV.2)
     All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.
     The system of supervision of financial services in Germany was reorganized in 2002. The task of the new Financial Supervisory Authority is to provide integrated financial services supervision, intended to better address the needs of the capital markets for the protection of investors and insured persons, and to enable financial services providers to install more adequate cross-sector risk-management devices. Overall, the reform was intended to strengthen the German financial markets, especially in respect of competition with other European countries. The Deutsche Bundesbank is closely integrated into the ongoing supervision of the banking sector by the Financial Supervisory Authority.
(Sources: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002; Deutsche Bundesbank and Bundesanstalt für Finanzdienstleistungsaufsicht, joint press release dated November 4, 2002)
Securities Market
     The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.
     Highly developed secondary markets, combined with the distribution capabilities of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions. The official securities markets of Berlin-Bremen, Dusseldorf, Frankfurt, Hamburg, Hannover, Munich and Stuttgart and the futures and options exchange Eurex Deutschland are recognized as regulated markets of the EU according to Article 16 of the Investment Services Directive 93/22/EEC and comply with worldwide accepted regulation standards.
     In 2005, sales of debt securities and shares amounted to EUR 258.7 billion and EUR 31.8 billion, respectively. The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG. The Frankfurt Stock Exchange had a total turnover of EUR 3,274.2 billion in 2005, accounting for 86.1% of the total turnover on German securities exchanges.
(Sources: Deutsche Bundesbank, Monatsbericht März 2006, Table VII.1; Deutsche Börse, Cash Market: Monthly Statistics – February 2006, page 3)

PUBLIC FINANCE
Receipts and Expenditures
     The Federal Government, each of the Länder governments and each of the municipalities (Gemeinden) have separate budgets. The federal budget is the largest single public budget.
     The fiscal year of the Federal Republic is the calendar year. The annual federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee of the Bundestag and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.
     In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.
     In 2005, total consolidated public sector receipts as shown in the national accounts amounted to EUR 974.8 billion, with tax receipts of EUR 491.1 billion and social security contributions of EUR 397.0 billion.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 3.4.3.2)
     In 2005, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 139.7 billion and EUR 162.0 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.
(Source: Deutsche Bundesbank, Monatsbericht März 2006, Table VIII.5)
     Consolidated public sector expenditures in 2005, as shown in the national accounts, amounted to a total of EUR 1,049.3 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 598.1 billion) and employee compensation (EUR 167.3 billion). Other significant consolidated public sector expenditures included intermediate consumption, which totaled EUR 94.4 billion, interest on public debt (EUR 63.4 billion), and gross capital formation (EUR 29.2 billion).
(Source: Statistisches Bundesamt, Fachserie 18, Reihe1.4-2005 (March 2006), Table 3.4.3.2)
     The general government deficit shown in the national accounts decreased from an amount of EUR 81.2 billion in 2004 to EUR 74.5 billion in 2005. In 2005, the general government deficit was 3.3% of GDP. See “The Economy — Germany’s General Government Deficit and the Excessive Deficit Procedure” above.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.1.10)

Public Sector Accounts(1)

	2005	2004	2003	2002	2001

	(EUR in billions)
Federal Government, Länder governments and municipalities
Receipts	597.1	579.2	583.3	578.6	578.1
of which: Taxes(2)	491.1	481.2	481.7	477.4	477.7
Expenditures	668.2	659.1	661.9	651.3	633.9
Balance	(71.2)	(79.9)	(78.6)	(72.7)	(55.8)
Social security
Receipts	468.1	467.4	467.4	458.9	445.4
Expenditures	471.4	468.7	475.4	465.8	449.2
Balance	(3.4)	(1.3)	(8.0)	(6.9)	(3.8)
Consolidated public sector
Receipts	974.8	956.8	960.3	951.2	945.5
Expenditures	1049.3	1,038.0	1,046.8	1,030.8	1,005.1
Balance	(74.5)	(81.2)	(86.6)	(79.6)	(59.6)

(1)	Definition according to the national accounts.

(2)	Excluding taxes of domestic sectors to EU.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Tables 3.4.3.2, 3.4.3.3, 3.4.3.7)
Federal Government Accounts(1)

	2005	2004	2003	2002	2001

	(EUR in billions)
Receipts	276.4	260.8	275.1	268.5	265.4
of which: Taxes(2)	247.4	240.2	245.8	241.2	238.0
Expenditures	326.0	311.8	314.7	304.6	292.9
Total balance	(49.6)	(50.9)	(39.6)	(36.1)	(27.5)

(1)	Definition according to the national accounts.

(2)	Excluding taxes of domestic sectors to EU.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 3.4.3.4)

Federal Government Expenditures(1)

	2007(2)	2006(3)	2005	2004	2003

	(EUR in billions)
Expenditures total	269.1	261.7	259.8	251.6	256.7
Selected categories:
Education, science, research, cultural affairs	12.9	12.4	11.4	11.0	10.9
Social security(4)	134.4	134.4	133.0	120.6	118.3
Defense	28.2	27.7	27.8	27.7	28.4
Transportation and communication	10.7	10.9	11.1	10.1	10.1
General financing	41.4	37.8	38.5	39.6	40.0
of which:
Debt service	39.8	38.0	37.4	36.3	36.9
Other expenditures
Foreign affairs	6.1	6.0	5.9	5.6	5.5
Health, environment and sport and recreation	0.9	0.9	0.9	0.9	1.0
Housing, regional planning and municipal community services	1.9	1.7	1.8	1.8	1.8
Food, agriculture and forestry	1.0	1.0	1.0	1.0	1.1

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” because as the information is derived from different sources and results from different methods of data compilation.

(2)	Target figures according to the Medium Term Financing Plan (Status: March 2006).

(3)	Target figures according to the Federal Budget Plan 2006 (Status: March 2006).

(4)	Predominantly subsidies to the pension insurance and the unemployment insurance system.
(Source: Bundesministerium der Finanzen, Finanzbericht 2006, Table 2, page 222)
Tax Structure
Income Tax
     The Federal Government’s largest sources of revenue are the various kinds of income taxes (e.g., wage tax, corporate income tax, capital gains tax and solidarity surcharge). Employees pay taxes on their income from employment in the form of wage taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. By contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return.
     The income tax payable with respect to taxable income generated during the 2006 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,664 for single persons/EUR 15,328 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 15% to 42%, and (iii) a flat rate of 42% for net income of EUR 52,152 or more for single persons/EUR 104,304 or more for married couples. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate – with certain allowances – to finance the restructuring processes in the eastern Länder.
     Capital income received by domestic taxpayers is subject to capital gains tax (Kapitalertragsteuer) at a rate of 30% for interest payments (over-the-counter 35%) and 20% for dividend payments, subject to an allowance (Sparerfreibetrag) in the amount of EUR 1,370 (EUR 2,740 for married couples). The tax withheld is credited against a taxpayer’s income tax liability. In the case of dividend payments, only half of the distributed profits of a corporation are included in the shareholders’ personal income for withholding tax purposes (“half income system”). Private shareholders’ gains from sales of shares in corporations are tax-exempt if the shares have been held for a minimum period of one year (unless the share represents a “substantial interest” defined as 1% or more of the share capital) or if the gain from the sale does not exceed the tax-free allowance in the amount of EUR 512. If the shares are sold during the one-year holding period or represent a substantial interest and the gain exceeds the tax-free allowance and the sale is, therefore, subject to tax, the half-income system applies.
     On January 1, 2005, the Old Age Income Act (Alterseinkünftegesetz) entered into force. This Act incorporates new provisions on the income tax treatment of pension payments and contributions to pension schemes which will result in the gradual transition to a system of deferred taxation of pensions, with the share of the pension payments that is subject to income tax increasing from 50% in the year 2005 to 100% by the year 2040. In exchange, pension insurance contributions beginning at 60% in the year 2005 and increasing gradually until 2025 up to a maximum limit of EUR 20,000 per year (EUR 40,000 per year for married couples) will become fully exempt from tax. Since tax exemption for pension insurance contributions will be fully implemented by the year 2025, whereas the deferred taxation of pension benefits will not reach 100% until the year 2040, German taxpayers will, in fact, receive considerable tax relief.
     Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25%. Starting with the 2002 tax year, the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), took effect. Capital gains from the sale of shareholdings from one corporation to another are generally exempt from tax. Partnerships may – without paying taxes – transfer profits from the sale of shares in corporations, up to a maximum of EUR 500,000, to new purchases of shares, but also to purchases of plant and depreciable movable assets. Additionally, the Act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises. Since 2004, the amounts of loss carry-forwards for both companies and private individuals have been capped. Individuals may carry losses up to an amount of EUR 1 million (EUR 2 million for married couples) and 60% of any losses exceeding this threshold forward. There is no time limit for carrying losses forward.
     With effect from November 10, 2005, the federal government has effectively reduced the attractiveness of various fund models, such as funds of shipping interests, which aim to generate tax losses that can be carried forward (Gesetz zur Beschränkung der Verlustverrechnung im Zusammenhang mit Steuerstundungsmodellen).
     Income in connection with the sale or closure of businesses by retiring entrepreneurs is also subject to income tax. The calculation of tax on this income is subject to special rules which lower the tax by reducing the impact of progressive tax rates.
Value-Added Tax
     Value-added tax (“VAT”) is a general consumption tax that is imposed on the value of most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities, such as food (except beverages and all turnovers in restaurants) and books, are subject to a reduced rate of 7%. In addition to the VAT, there are some specific consumption taxes. The most significant specific consumption taxes relate to petroleum and tobacco.
Environmental Tax
     On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation and to lower employers’ and employees contributions to the public pension system at the same time, thereby allocating the burden of taxes and contributions more equally among labor, capital and natural resources. Key points of the environmental tax regime are a new tax on the consumption of electricity, the electricity tax, and a modification of the petroleum tax. The electricity tax rate is EUR 2.05 per kilowatt hour. The rates of the petroleum tax are scaled in accordance with certain environmental criteria.
Trade Tax
     Trade tax (Gewerbesteuer) is levied at municipal level and is imposed on the businesses and their objective earning power. The trade tax rate varies and depends on a number of factors, including the nature of the business as well as the municipality that levies the tax. The base for the trade tax is the trade earning of the business. To calculate a business’s trade earning, the gain from the professional undertaking as the starting point is increased by certain additions (e.g., half of the interest paid for long-term debt) and also reduced by certain discounts (e.g., one-half of the rental or leasing income). Trade tax liability is calculated by multiplying a business’s trade earnings by the tax assessment rate (Steuermesszahl) of a maximum of 5% to achieve the base value for trade tax (Steuermessbetrag) which is then multiplied with the municipal collection rate (Hebesatz). Beyond a required minimum level, the municipalities have the discretion to fix the municipal tax collection rate, so that rates may vary. Trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. In addition, the income tax applicable to unincorporated companies is reduced by an amount equal to 1.8 times the base value for trade tax, so that most of these companies, in effect, enjoy full relief from trade tax.
Recent and Pending Reform Measures
     Effective January 1, 2006, certain subsidies to homeowners granted in connection with the construction and purchase of houses and condominiums (Eigenheimzulage) have been abolished. As a temporary measure to boost economic growth, especially to strengthen small and medium-sized enterprises, the depreciation rules for movable assets acquired from January 1, 2006 to December 31, 2007 were improved. In addition, the turnover limit regarding value-added taxation (as-is taxation) was raised from EUR 125,000 to EUR 250,000 in the western Länder, while the corresponding arrangement for the eastern Länder (with a limit of EUR 500,000) was extended until 2009.
     With effect from January 1, 2007, the new government coalition plans to increase the standard rate of VAT by 3 percentage points to 19%. The reduced rate of 7% for basic necessities will not be affected by this measure. The receipts of this tax increase will be partly used to reduce the unemployment insurance contributions. In order to address deficiencies in the taxation of companies — in particular, the comparatively high nominal tax rates, the Federal Government is planning to reform company taxation. Work on this tax reform will be ongoing in 2006 and 2007, with a view to implementing a new tax system in 2008. The Federal Government proposed to introduce a new maximum income tax bracket of 45% for income resulting from wages, capital, and real property exceeding EUR 250,000 p.a. (EUR 500,000 p.a. for married couples) beginning in 2007. There are also plans to reduce the tax-free allowance for investment income (Sparerfreibetrag) from EUR 1,370 to EUR 750 (from EUR 2,740 to EUR 1,500 for married couples) and to reduce the tax allowance for commuters.
     The Federal Government is also planning to reduce the inheritance tax burden on small and medium-sized enterprises and is considering proposals which provide for a successive reduction of the inheritance tax burden for every year the heirs maintain ownership of the enterprise.
Possibility of Account Information Requests
     The Federal Government has improved the means of investigation in order to enforce tax compliance. Since April 1, 2005, the German financial authorities have the possibility to request information about bank accounts for tax purposes under certain conditions, even if there is no initial suspicion of criminal activity. The possibility of account information requests aims at ensuring a more effective and more uniform collection of taxes and social security contributions and also at preventing wrongful receipt of social security benefits. In connection with the taxation process, the financial authorities may submit a request for account information if it is necessary to determine or collect taxes and if an attempt to obtain information from the taxpayer either has not produced or is unlikely to produce the desired result. Such requests must be related to a specific occurrence and be purposeful. Furthermore, such a request must clearly relate to a specific person and responses to such request may only contain certain limited data (e.g., the account number or the date of account opening or closing). Currently, the request of information on account balances or transactions is only possible with the aid of the taxpayer.
(Sources: http://www.bundesfinanzministerium.de/cln_04/nn_3506/DE/Service/Lexikon___A___Z/U/001.html;
http://www.bundesfinanzministerium.de/cln_06/nn_3478/DE/Service/Lexikon___A___Z/G/001.html;
http://www.bundesfinanzministerium.de/cln_04/nn_3486/DE/Service/Lexikon___A___Z/K/003.html;
http://www.bundesfinanzministerium.de/cln_04/nn_3486/DE/Service/Lexikon___A___Z/K/001.html;
http://www.bundesfinanzministerium.de/lang_de/DE/Service/Downloads/IP/030___b,templateId=raw,property=publicationFile.pdf;
http://www.bundesfinanzministerium.de/cln_02/nn_90/DE/Steuern/Alterseinkuenftegesetz___Altersvorsorge
/Alterseinkuenftegesetz.html; http://bundesrecht.juris.de/estg/index.html;
http://bundesrecht.juris.de/gewstg/index.html; http://bundesrecht.juris.de/stromstg/index.html;
http://www.bundesfinanzministerium.de/cln_01/nn_3380/DE/Aktuelles/007.html;
http://www.bundesfinanzministerium.de/cln_06/nn_4134/DE/Steuern/Aktuell/010.html;
http://www.bmwi.de/Redaktion/Inhalte/Pdf/B/br-jahreswirtschaftsbericht-2006,property=pdf,bereich=bmw i,sprache=de,rwb=true.pdf;
http://www.bundesfinanzministerium.de/cln_02/nn_54/sid_24703E6D8246E3FDA15F1C1EDC566EB6/nsc_true/DE/
Aktuelles/Pressemitteilungen/2006/05/20061005___PM0062.html; )

     The following table provides an overview of tax revenues of the Federal Republic, Länder and municipalities divided by categories for the past five years.
Tax Revenues of the Federal Republic, Länder and municipalities(1)

	2006(2)	2005	2004	2003	2002

	(EUR in millions)
Federal taxes(3)	83,462	83,508	84,554	86,609	83,494
Share of the Federal Republic in(4):
Wage tax and assessed income tax	56,759	54,691	54,948	58,504	59,386
Capital gains tax and corporate tax	14,550	13,142	11,521	8,638	8,444
Interest withholding tax	3,121	3,076	2,980	3,358	3,730
Value added tax and excise tax on imports	71,825	70,919	67,049	67,426	68,083
Trade tax	1,409	1,549	1,461	2,306	1,754
Total federal taxes(5)	193,840	190,176	186,950	191,935	192,051

Länder taxes(6)	21,252	20,579	19,774	18,713	18,576
Share of the Länder in(4):
Wage tax and assessed income tax	56,759	54,691	54,948	58,504	59,385
Capital gains tax and corporation tax	14,550	13,142	11,521	8,638	8,444
Interest withholding tax	3,121	3,076	2,980	3,358	3,730
Value added tax and excise tax on imports	63,823	62,635	64,480	61,517	62,098
Trade tax	4,694	4,668	4,199	4,779	3,998
Total Länder taxes(7)	186,037	180,426	179,869	177,577	178,552

Municipal taxes(8)	10,940	10,813	10,608	10,339	9,958
Share of the municipalities in:
Wage tax , assessed income tax and interest withholding tax	20,884	20,142	20,206	21,565	21,976
Value added tax and excise tax on imports(9)	2,952	2,901	2,852	2,844	2,869
Trade tax	28,097	25,911	22,712	17,053	17,738
Total municipal authorities taxes	62,873	59,765	56,379	51,801	52,542

Revenues of EU(10):
Customs duties	3,700	3,378	3,059	2,877	2,896
Value added tax	3,600	3,258	2,985	5,209	5,145
Tax based on nominal GNP	15,450	15,075	13,596	12,840	10,518

Total tax revenues	465,499	452,079	442,838	442,238	441,705

(1)	The information presented in this table concerning federal tax receipts is not comparable to the information concerning tax receipts in the tables “Public Sector Accounts” and “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.

(2)	Figures estimated by the Working Committee for Tax Estimation (“Arbeitskreis Steuerschätzungen”) in May 2006, based on the Federal Government’s growth rate forecast for nominal GDP of 2.0% in 2006.

(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.

(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipalities) and distributed among the Federal Republic, the Länder and the municipalities according to specific distribution schedules.

(5)	Net of federal grants to certain Länder and of EU contributions.

(6)	Includes, among others, taxes on property, motor vehicles and beer.

(7)	Including federal grants to certain Länder.

(8)	Includes, among others, taxes on land and buildings.

(9)	Municipalities’ share in value added tax and excise tax on imports.

(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Sources: Bundesministerium der Finanzen, Finanzbericht 2006, Table 12, pages 295-296; http://www.bundesfinanzministerium.de/lang_de/DE/Steuern/Steuerschaetzung___einnahmen/Ergebnis___der___ Steuerschaetzung/11___Mai___06___01,templateId=raw,property=publicationFile.pdf)
Government Participations
     As of October 2005, the Federal Republic held direct participations in 90 public or private enterprises, and various special funds held participations in 20 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 18.4 billion as of December 31, 2004 compared to EUR 19.6 billion as of December 31, 2003.
(Sources: Bundesministerium der Finanzen, Beteiligungsbericht 2004, page 2; Bundesministerium der Finanzen, Beteiligungsbericht 2005, pages 1 and 2)
     The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) as of October 2005.

	Nominal Capital of	Participation of the
	Enterprise as of	Federal Republic as
Enterprises	October 2005	of October 2005
	(EUR in millions)	(%)
Significant majority participations:

Deutsche Bahn AG	2,150	100.0
KfW	3,750	80.0

Significant minority participations exceeding 25%

Flughafen München GmbH	307	26.0
(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2005, Chapters B and C, pages 19-104)

DEBT OF THE FEDERAL GOVERNMENT
     As of December 31, 2005, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 886.3 billion, or 39.5% of 2005 GDP at current prices, compared to EUR 812.1 billion, or 36.7% of 2004 GDP at current prices as of December 31, 2004. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities); the Federal Railway Fund (Bundeseisenbahnvermögen); and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.
     (Source: Deutsche Bundesbank, Monatsbericht März 2006, Table VIII.10; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2006), Table 2.1.1)
     The Federal Government raises funds primarily through the issuance of bonds and notes. Euro-denominated bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued.
     In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 229,654 million as of December 31, 2004. Of this amount, EUR 103,160 million was outstanding in the form of export credit insurance, which is handled by EULER HERMES on behalf and for the account of the Federal Government.
(Source: Bundesministerium der Finanzen, Finanzbericht 2006, Overview 4, page 350)
     For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.
     For information on the Federal Government’s liability as of December 31, 2005 for capital subscriptions to various international financial organizations, see the table entitled “III. Liabilities to International Financial Organizations“, below.

TABLES AND SUPPLEMENTARY INFORMATION
I. DIRECT DEBT OF THE FEDERAL GOVERNMENT
Summary

Principal Amount
Outstanding as of
December 31, 2005
(EUR in millions)
Federal Bonds	541,218
Five-year Federal Notes	178,500
Federal Treasury Notes	111,000
Federal Savings Notes	11,055
Treasury Discount Paper	35,817
Federal Treasury Financing Paper	1,155
Borrowers’ note loans of which:	26,796
– From residents	26,067
– From non-residents	728
Old debt (1) of which:	4,484
Equalization claims	4,118
Other	40
Repurchased debt	37,723
Medium-term notes of Treuhandanstalt	266

Total	872,608

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.
(Source: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2005, Bundesanzeiger Nr. 34 of February 17, 2006, page 1039)

Debt Tables
1. Federal Bonds (1)

				Principal Amount
	Interest	Year of		Outstanding as of
Title	Rate	Issue	Maturity	December 31, 2005
	% per
	( annum)			(EUR in millions)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,750
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	750
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,250
6% Bonds of the Federal Republic of 1996 (I)	6	1996	2006	13,000
6% Bonds of the Federal Republic of 1996 (II)	6	1996	2006	6,250
6.25% Bonds of the Federal Republic of 1996	6.25	1996	2006	7,250
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,500
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,500
6.5% Bonds of the Federal Republic of 1997	6.5	1997	2027	11,250
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,500
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,500
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,750
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,250
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	14,000
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,250
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,250
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,250
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,250
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,250
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,250
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,250
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000
4.5% Bonds of the Federal Republic of 2003	4.5	2003	2013	24,000
3.75% Bonds of the Federal Republic of 2003	3.75	2003	2013	22,000
4.25% Bonds of the Federal Republic of 2003	4.25	2003	2014	24,000
4.75% Bonds of the Federal Republic of 2003	4.75	2003	2034	20,000
4.25% Bonds of the Federal Republic of 2004	4.25	2004	2014	25,000
3.75% Bonds of the Federal Republic of 2004	3.75	2004	2015	23,000
4% Bonds of the Federal Republic of 2005	4	2005	2037	11,000
3.25% Bonds of the Federal Republic of 2005	3.25	2005	2015	21,000
3.5% Bonds of the Federal Republic of 2005	3.5	2005	2016	8,000
3.875% USD-Bonds of the Federal Republic of 2005	3.875	2005	2010	3,968

Total Federal Bonds				541,218

(1)	Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

2. Five-Year Federal Notes (1)

				Principal Amount
				Outstanding as of
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2005
	(% per
	annum)			(EUR in millions)
5% Bonds of 2000-Series 137	5	2000	2006	14,250
4.5% Bonds of 2001-Series 138	4.5	2001	2006	14,250
4% Bonds of 2001-Series 139	4	2001	2007	18,000
4.5% Bonds of 2002-Series 140	4.5	2002	2007	20,000
4.25% Bonds of 2002-Series 141	4.250	2002	2008	14,000
3% Bonds of 2003-Series 142	3	2003	2008	14,000
3.5% Bonds of 2003-Series 143	3.5	2003	2008	14,000
3.25% Bonds of 2004-Series 144	3.25	2004	2009	18,000
3.5% Bonds of 2004-Series 145	3.5	2004	2009	18,000
3.25% Bonds of 2005-Series 146	3.25	2005	2010	17,000
2.5% Bonds of 2005-Series 147	2.5	2005	2010	17,000

Total Five-Year Federal Notes				178,500

(1)	Five-Year Federal Notes are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.
3. Federal Treasury Notes (1)

				Principal Amount
				Outstanding as of
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2005
	(% per annum)			(EUR in millions)
2% Notes of 2004	2	2004	2006	15,000
2.75% Notes of 2004	2.75	2004	2006	15,000
2.5% Notes of 2004	2.5	2004	2006	17,000
2.25% Notes of 2004	2.25	2004	2006	14,000
2.5% Notes of 2005	2.5	2005	2007	15,000
2% Notes of 2005	2	2005	2007	13,000
2.25% Notes of 2005	2.25	2005	2007	15,000
2.75% Notes of 2005	2.75	2005	2007	7,000

Total Federal Treasury Notes				111,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are two years. No redemption prior to maturity.
4. Federal Savings Notes (1)

				Principal Amount
				Outstanding as of
	Interest Rate	Year of Issue	Maturity	December 31, 2005
				(EUR in millions)
Federal Savings Notes	1% to 6.5%	1999 to 2005	2006 to 2012	11,055
5. Treasury Discount Paper (2)

				Principal Amount
				Outstanding as of
	Interest Rate (3)	Year of Issue	Maturity	December 31, 2005
				(EUR in millions)
Treasury Discount Paper	2.01% to 2.44%	2005	2006 to 2007	35,817

6. Federal Treasury Financing Paper (4)

				Principal Amount
				Outstanding as of
	Interest Rate (3)	Year of Issue	Maturity	December 31, 2005
				(EUR in millions)
Federal Treasury Financing Paper	1.70% to 2.55%	2004 to 2005	2006 to 2007	1,155
7. Borrowers’ note loans (5)

				Principal Amount
		Year of		Outstanding as of
	Interest Rate	Incurrence	Maturity	December 31, 2005
				(EUR in millions)
Borrowers’ note loans	2.16% to 8.0%	1954 to 2005	2006 to 2037	26,796

(1)	Federal Savings Notes are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Federal Savings Notes provide for interest rates that increase during the term of the bonds. In addition, the seven-year Federal Savings Notes provide for payment of compounded interest at maturity or upon redemption prior to maturity.

(2)	Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.

(4)	Federal Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(5)	Borrowers’ note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.
8. Other Liabilities

				Principal Amount
		Year of		Outstanding as of
Title	Interest Rate	Incurrence	Maturity	December 31, 2005
				(EUR in millions)
Old debt (1)	0% to 4%	Various	Various	4,484
Other debt (2)	Various	Various	Various	40

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(2)	Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.
(Sources for Tables 1 through 3: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2005, Bundesanzeiger Nr. 34 of February 17, 2006, page 1039; internal documents of the Federal Ministry of Finance)

II. GUARANTEES BY THE FEDERAL GOVERNMENT

	Principal Amount Outstanding
	As of	As of
	December 31,	December 31,
Purpose of Guarantees	2003	2004
	(EUR in millions)
Export finance loans (including rescheduled loans)	102,898	103,160
Untied loans; direct foreign investments by German companies; Loans of the European Investment Bank to non-EU borrowers	27,919	28,445
Loans in connection with EU agricultural policy measures	6,650	6,650
Loans to domestic corporations and for projects in areas of Agriculture, fishing and housing construction	50,727	48,998
Contributions to international financing institutions	40,256	40,256
Co-financing of bilateral projects of German financial co-operation	794	770
Successor agencies to Treuhandanstalt	1,375	1,375

Total guarantees	230,619	229,654

(Sources: Bundesministerium der Finanzen, Finanzbericht 2006, Overview 4, page 349; Finanzbericht 2005, page 369)

III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS
     The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. From 1981 to 2000, the exchange rate between world currencies and the SDR was determined on the basis of a basket of five currencies, including the U.S. dollar. The currencies that determine the value of the SDR, the proportion of each of these currencies in the basket, and the financial instruments used in determining the interest rate on the SDR, are reviewed every five years. The adoption of the euro as the common currency for the initial 11 Member States of the European Union called for a change in the composition of the SDR basket. With effect from January 1, 2001, the SDR basket consists of four currencies: U.S. dollar, euro, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket initially was 45%, changing on a daily basis as a result of exchange rate fluctuations. On December 30, 2005, SDR 1 equalled EUR 1.211550.
SUBSCRIPTIONS OR COMMITMENTS BY THE FEDERAL REPUBLIC
TO INTERNATIONAL FINANCIAL ORGANIZATIONS
AS OF DECEMBER 31, 2005

	Subscription or
	Commitment by the	Amount
Name of Organization	Federal Republic(1)	Paid In
	(U.S.$ millions)
International Monetary Fund(2)	18,592.17	18,592.2
International Bank for Reconstruction and Development(3)	8,734.0	542.9
International Development Association (IDA)(3)(6)	14,212.8	14,212.8
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	31,438.5	1,573.1
African Development Bank(3)	1,277.4	124.6
African Development Fund(3)	2,131.2	1,809.6
Asian Development Bank(3)	2,187.8	153.2
Asian Development Fund(3)	1,723.9	1,543.2
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	11.6
Fund for Special Operations(3)	237.7	237.7
International Fund for Agricultural Development (IFAD)(3)	296.4	280.4
Caribbean Development Bank(3)	50.2	11.1
Special Development Fund of the Caribbean Development Bank(3)	61.9	49.7
European Bank for Reconstruction and Development (EBRD)(3)(5)	2,017.3	529.6
Council of Europe Development Bank (CEB)(3)(5)	650.9	71.9

(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 = $ $1.42927.

(2)	Source: computation provided by Ministry of Finance on the basis of data by the International Monetary Fund.

(3)	Source: computation provided by Ministry of Finance, Ministry for Economic Cooperation and Development.

(4)	Source: computation provided by Ministry of Finance: Euro exchange rate of the European Central Bank on December 31, 2005, which was EUR 1 per $ 1.1797.

(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 30, 2005, which was EUR 1 per $ 1.1842.

(6)	Source: Worldbank Annual Report 2005. The amount does not differentiate between amount subscribed and paid-in.